Filed Pursuant to Rule 424(b)(2)
Registration No. 333-276219

PROSPECTUS SUPPLEMENT

(To prospectus dated January 11, 2024)

Sumitomo Mitsui Financial Group, Inc.

(incorporated under the laws of Japan with limited liability)

U.S.$1,250,000,000 6.450%

Perpetual Subordinated Notes

We will issue an aggregate principal amount of $1,250,000,000 of 6.450% perpetual subordinated notes, or the notes. The notes will bear interest commencing February 25, 2025 initially at the rate of 6.450% per annum, payable semiannually in arrears on June 5 and December 5 of each year, beginning on June 5, 2025 (short first coupon). The rate of interest on the notes will be reset on June 5, 2035 and every date that falls five, or a multiple of five, years thereafter (each such date, an “interest rate reset date”), to a fixed per annum rate equal to the sum of the applicable U.S. Treasury Rate (as defined below) as determined by the calculation agent on the applicable reset determination date (as defined below), plus a margin of 1.900% per annum, payable semiannually in arrears on June 5 and December 5 of each year, beginning on December 5, 2035.

The notes:

•	are our perpetual obligations, and have no fixed maturity or mandatory redemption date;

•	are our subordinated obligations, as described below under “Description of the Notes—Ranking” and “Description of the Notes—Subordination;”

•

permit us in our sole and absolute discretion at all times and for any reason, and under certain circumstances may require us, to cancel any payment of interest, as described below under “Description of the Notes—Cancellation of Interest Payments;” and

•

may be subject to a write-down of all or part of their principal amount under defined circumstances, specifically, a Going Concern Write-Down (as defined below) upon the occurrence of a Capital Ratio Event (as defined below) or a Write-Down and Cancellation (as defined below) upon the occurrence of a Non-Viability Event (as defined below) or a Bankruptcy Event (as defined below), each as described below under “Description of the Notes—Write-Downs and Write-Ups of the Notes.”

As a result of these and other features of the notes, you may lose all or part of your investment in the notes or receive reduced or no interest payments. You should carefully consider the provisions of the notes related to such features and their potential effects before making an investment decision in the notes, and read the risk factors appearing in this document, including those under the heading “Risk Factors—Risks Related to the Notes.”

The notes may only be redeemed at our option, in whole but not in part, (i) on each interest rate reset date at 100% of their original principal amount and (ii) at any time at 100% of their current principal amount for certain regulatory reasons or certain tax reasons, in each case in the circumstances set forth below under “Description of the Notes—Redemption” and subject to the conditions set forth therein, including prior regulatory confirmation, and subject to the principal write-down and subordination provisions of the notes. The notes will not be subject to any sinking fund.

The notes will constitute our direct and unsecured obligations and shall at all times rank pari passu and without any preference among themselves and at least equally and ratably with all of our indebtedness that is subordinated to Senior Indebtedness (as defined below), which term, for the avoidance of doubt, shall include our dated subordinated debt securities.

The notes will be issued only in registered form in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

We have made an application to the Luxembourg Stock Exchange to list the notes on the official list of the Luxembourg Stock Exchange and for such notes to be admitted to trading on the Luxembourg Stock Exchange’s Euro MTF Market. The Luxembourg Stock Exchange’s Euro MTF Market is not a regulated market for the purposes of Directive 2014/65/EU. This prospectus supplement with the accompanying prospectus constitutes a prospectus for purposes of Part IV of the Luxembourg law on prospectuses for securities dated July 16, 2019.

This prospectus supplement and the accompanying prospectus do not constitute a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”) as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) (the “U.K. Prospectus Regulation”).

Investing in the notes involves risks. You should carefully consider the risk factors set forth in “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, or the SEC, and in the “Risk Factors” section beginning on page S-17 of this prospectus supplement before making any decision to invest in the notes.

	Per note	Total
Public offering price(1)	100%	U.S.$	1,250,000,000
Underwriting commissions(2)	1.00%	U.S.$	12,500,000
Proceeds, before expenses, to SMFG(1)	99.00%	U.S.$	1,237,500,000

(1)	Plus accrued interest from February 25, 2025, if settlement occurs after that date.
(2)	For additional underwriting compensation information, see “Underwriting (Conflicts of Interest).”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

The notes will be represented by one or more global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC. Beneficial interests in these global certificates will be shown on, and transfers thereof will be effected through, records maintained by DTC and its direct and indirect participants, including Euroclear Bank SA/NV, or Euroclear, and Clearstream Banking S.A., or Clearstream. Except as described in this prospectus supplement or the accompanying prospectus, notes in definitive certificated form will not be issued in exchange for global certificates.

It is expected that the notes will be delivered in book-entry form only, through the facilities of DTC and its participants, including Euroclear and Clearstream, on or about February 25, 2025.

Joint Lead Managers and Joint Bookrunners

SMBC NIKKO	Goldman Sachs & Co. LLC
BofA Securities	Citigroup

Co-Managers

J.P. Morgan	Nomura

BNP PARIBAS	Daiwa Capital Markets	HSBC

Barclays	UBS Investment Bank

Prospectus Supplement dated February 18, 2025

Prospectus Supplement

Prospectus

S-i

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan, or the FIEA, and are subject to the Act on Special Measures Concerning Taxation of Japan, or the Special Taxation Measures Act. The notes may not be offered or sold in Japan, to any person resident in Japan, or to others for reoffering or resale directly or indirectly in Japan or to a person resident in Japan, for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan) except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines of Japan. In addition, the notes are not, as part of the distribution by the underwriters under the applicable underwriting agreement at any time, to be directly or indirectly offered or sold to, or for the benefit of, any person other than a beneficial owner that is, (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with the issuer of the notes as described in Article 6, Paragraph (4) of the Special Taxation Measures Act, or a specially-related person of the issuer or (ii) a Japanese financial institution, designated in Article 6, Paragraph (11) of the Special Taxation Measures Act. Notwithstanding the aforementioned restriction, pursuant to the Special Taxation Measures Act, SMBC Nikko Securities America, Inc., acting in its capacity as an underwriter, will be permitted to acquire or purchase, as part of the distribution under the underwriting agreement of the notes, the remainder of the notes from any of the other underwriters, where such other underwriter has failed to sell to subsequent purchasers all of the notes that it acquired or purchased from us in its capacity as an underwriter.

Interest payments on the notes will generally be subject to Japanese withholding tax unless it is established that the notes are held by or for the account of a beneficial owner that is (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the issuer, (ii) a Japanese financial institution designated in Article 6, Paragraph (11) of the Special Taxation Measures Act which complies with the requirement for tax exemption under that paragraph or (iii) a Japanese public corporation, a Japanese financial institution or a Japanese financial instruments business operator described in Article 3-3, Paragraph (6) of the Special Taxation Measures Act which complies with the requirement for tax exemption under that paragraph.

Interest payments on the notes to an individual resident of Japan, to a Japanese corporation (except as described in the preceding paragraph), or to an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the issuer will be subject to deduction in respect of Japanese income tax at a rate of 15.315% (15% on or after January 1, 2038) of the amount of such interest.

Representation by Investor upon Distribution

By subscribing to any notes, an investor will be deemed to have represented that it is a beneficial owner who is, (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with the issuer of the notes as described in Article 6, Paragraph (4) of the Special Taxation Measures Act or (ii) a Japanese financial institution, designated in Article 6, Paragraph (11) of the Special Taxation Measures Act.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area, or the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended, or MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97, or the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended, or the PRIIPs Regulation, for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

S-ii

PROHIBITION OF SALES TO U.K. RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom, or the U.K. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended, or the FSMA, and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA, or the U.K. PRIIPs Regulation, for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

In addition, this prospectus supplement and the accompanying prospectus are being distributed only to and are directed only at persons located outside the U.K. or in the U.K. to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Financial Promotion Order; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the U.K. by persons who are not relevant persons. In the U.K., any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

NOTICE TO INVESTORS IN SINGAPORE—Neither this prospectus supplement nor the accompanying prospectus has been or will be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:

(i)	to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA; or

(ii)

to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and also adds to, updates and changes information contained in the prospectus dated January 11, 2024 and filed with the SEC on January 12, 2024, and the documents incorporated by reference in this prospectus supplement. The second part is the above-mentioned prospectus, to which we refer as the “accompanying prospectus.” The accompanying prospectus contains a description of the senior debt securities, dated subordinated debt securities and perpetual subordinated debt securities and gives more general information, some of which may not apply to the notes. If the description of the notes in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus.

We have not, and the underwriters have not, authorized any other person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, in the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We are not responsible for, and can provide no assurance as to the accuracy of, any other information that any other person may give you. We are not making, nor are the underwriters making, an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, including any information incorporated by reference herein or therein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

This prospectus supplement, together with the accompanying prospectus, and copies of the documents incorporated by reference in this prospectus supplement as of the date hereof will be available on the website of the Luxembourg Stock Exchange (www.luxse.com). This prospectus supplement may only be used for the purposes for which it has been published.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain in a number of places forward-looking statements regarding our intent, belief or current expectations of our management with respect to the future results of operations and financial condition of us, SMBC and our respective group companies, including without limitation future loan loss provisions and financial support to borrowers. In many cases but not all, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “probability,” “project,” “risk,” “seek,” “should,” “target,” “will” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements, which include statements contained in “Item 3. Key Information—Risk Factors,” “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosures about Credit, Market and Other Risk” of our annual report on Form 20-F for the fiscal year ended March 31, 2024, reflect our current views with respect to future events and are subject to risks, uncertainties and assumptions, including the risk factors described in this prospectus supplement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described here as anticipated, believed, estimated, expected or intended.

We have identified some of the risks inherent in forward-looking statements in “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F and in the “Risk Factors” section of this prospectus supplement. Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus supplement, and you should not consider these to be a complete set of all potential risks or uncertainties.

S-iv

The forward-looking statements included or incorporated by reference in this prospectus supplement are made only as of the dates on which such statements were made. We expressly disclaim any obligation or undertaking to release any update or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Our primary financial statements for SEC reporting purposes are prepared on an annual and semi-annual basis in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS, while our financial statements for reporting in our jurisdiction of incorporation and Japanese bank regulatory purposes are prepared on an annual and quarterly basis in accordance with accounting principles generally accepted in Japan, or Japanese GAAP. Our quarterly consolidated financial statements included in this prospectus supplement, which are comprised of our quarterly consolidated balance sheets, our quarterly consolidated statements of income and comprehensive income and notes to our quarterly consolidated financial statements, have been prepared in accordance with Article 4(1) of Standard for Preparation of Quarterly Financial Statements of Tokyo Stock Exchange, Inc., or the Standard, applying the omissions prescribed in Article 4(2) of the Standard, and Japanese GAAP. Accordingly, our quarterly consolidated financial statements are not a complete set of financial statements in accordance with Japanese GAAP.

Financial information for us contained or incorporated by reference herein is presented in accordance with IFRS or Japanese GAAP, as specified herein or in the relevant document being incorporated by reference. Financial information for SMBC contained or incorporated by reference herein is presented in accordance with Japanese GAAP. See “Incorporation by Reference” for a list of documents being incorporated by reference herein.

IFRS and Japanese GAAP differ in certain respects from each other and from generally accepted accounting principles in the United States, or U.S. GAAP, and in other countries. For a description of certain differences between IFRS and Japanese GAAP, see “Item 5.A. Operating Results—Reconciliation with Japanese GAAP” in our most recent annual report on Form 20-F filed with the SEC. You should consult your own professional advisers for a more complete understanding of the differences between IFRS, Japanese GAAP, U.S. GAAP and the generally accepted accounting principles of other countries and how those differences might affect the financial information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus.

In this prospectus supplement, where IFRS financial information is presented in millions, billions or trillions of yen or thousands, millions or billions of dollars, amounts of less than one thousand, one million, one billion or one trillion, as the case may be, have been rounded. Where Japanese GAAP financial information is presented in millions of yen or thousands or millions of dollars, amounts of less than one thousand or one million, as the case may be, have been truncated. Where Japanese GAAP financial information is presented in billions or trillions of yen or billions of dollars, amounts of less than one billion or one trillion, as the case may be, have been rounded. Accordingly, the total of each column of figures may not be equal to the total of the individual items. All percentages have been rounded to the nearest percent, one-tenth of one percent or one-hundredth of one percent, as the case may be, except for capital ratios, which have been truncated.

Unless otherwise specified or required by the context: references to “days” are to calendar days; references to “years” are to calendar years and to “fiscal years” are to our fiscal years ending on March 31; references to “$,” “U.S.$,” “dollars” and “U.S. dollars” are to United States dollars, references to “yen” and “¥” are to Japanese yen and references to “€” are to the euro, the currency of those member states of the European Union that are participating in the European Economic and Monetary Union pursuant to the Treaty on European Union. Unless otherwise specified, when converting currencies into yen we use Sumitomo Mitsui Banking Corporation’s median exchange rates for buying and selling spot dollars, or other currencies, by telegraphic transfer against yen

S-v

as determined at the end of the relevant fiscal period. Unless otherwise specified or required by the context, “SMFG,” the “issuer,” “we,” “us,” “our,” and similar terms refer to Sumitomo Mitsui Financial Group, Inc. as well as to its subsidiaries. “SMBC” refers to Sumitomo Mitsui Banking Corporation, which is one of our commercial banking subsidiaries, or to Sumitomo Mitsui Banking Corporation and its subsidiaries, taken as a whole, as the context requires. References to “non-consolidated” information are to the financial information solely of SMBC. References to the “SMBC Group” are to us and our subsidiaries and affiliates taken as a whole.

In this prospectus supplement, all of our financial information is presented on a consolidated basis, unless we state otherwise.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

Our Company

We are a joint stock company incorporated in December 2002 with limited liability under the laws of Japan. We are a holding company that directly owns 100% of the issued and outstanding shares of SMBC, which is one of the largest commercial banks in Japan and can trace the origin of its banking business back to the seventeenth century. We are one of the three largest banking groups in Japan, with an established presence across all of the consumer and corporate banking sectors. In addition to SMBC, we are a holding company for SMBC Trust Bank Ltd., or SMBC Trust Bank, Sumitomo Mitsui Finance and Leasing Company, Limited, or SMFL, SMBC Nikko Securities, Sumitomo Mitsui Card Company, Limited, or Sumitomo Mitsui Card, SMBC Consumer Finance Co., Ltd., or SMBC Consumer Finance, The Japan Research Institute, Limited, or The Japan Research Institute, Sumitomo Mitsui DS Asset Management Company, Limited, or SMDAM, and other subsidiaries and affiliates. Through our subsidiaries and affiliates, we offer a diverse range of financial services, including commercial banking, leasing, securities, consumer finance and other services.

SMBC is one of the world’s largest commercial banks on the basis of total assets and provides an extensive range of corporate and consumer banking services in Japan and wholesale banking services overseas. In Japan, it has solid franchises in both corporate and consumer banking. SMBC has long-standing and close business relationships with many companies listed on the Prime Market of the Tokyo Stock Exchange and long historical relationships with Sumitomo Group and Mitsui Group companies.

We continue promoting business collaborations among SMBC Group companies, including SMBC, SMBC Trust Bank, SMFL, SMBC Nikko Securities, The Japan Research Institute and SMDAM in the corporate solutions business and SMBC, SMBC Trust Bank, SMBC Nikko Securities, Sumitomo Mitsui Card, SMBC Consumer Finance and SMDAM in providing financial consulting services to individuals.

Our registered head office is located at 1-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-0005, Japan. Our main telephone number is +81-3-3282-8111, and our corporate website is https://www.smfg.co.jp. Information appearing on our website is not incorporated by reference into this prospectus supplement.

Concurrent Cash Tender Offers for Our Outstanding Dated Subordinated Notes

Concurrently with the commencement of this offering, we launched cash tender offers (the “Tender Offers”) to purchase up to $600,000,000 combined aggregate principal amount (the “Maximum Amount”) of our 3.202% subordinated notes due 2029 and 2.142% subordinated notes due 2030 (collectively, the “Tender Notes”) on the terms and conditions contained in the Offer to Purchase dated February 18, 2025 (the “Offer to Purchase”). We may increase or decrease the Maximum Amount and amend, extend, terminate or withdraw the Tender Offers in whole or with respect to one or more series of Tender Notes at any time in our sole discretion, subject to applicable law. Our obligation to accept for purchase, and to pay for, validly tendered Tender Notes in the Tender Offers that have not been validly withdrawn is subject to, and conditioned upon, satisfaction or, where applicable, waiver by us, of certain conditions set forth in the Offer to Purchase, including the completion by us of this offering on terms and subject to conditions reasonably satisfactory to us. This offering is not conditioned on the consummation of the Tender Offers.

When considering any potential allocation of the notes, we intend, but are not obligated, to give some degree of preference to those investors who, prior to such allocation, have validly tendered, or have indicated their firm intention to tender, their Tender Notes pursuant to the Tender Offers.

The Tender Offers are being made solely pursuant to the Offer to Purchase and nothing contained herein constitutes an offer to purchase or solicitation to sell any of the Tender Notes.

The Offering

The following is a brief summary of certain terms of this offering. Some of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the notes, see “Description of the Notes.” As used in this section, unless the context otherwise requires, references to “we,” “us,” “our” and similar terms refer only to Sumitomo Mitsui Financial Group, Inc. and not any of its subsidiaries.

Issuer	Sumitomo Mitsui Financial Group, Inc.

Securities Offered	$1,250,000,000 aggregate principal amount of 6.450% perpetual subordinated notes.

The notes will be issued in fully registered form, without coupons, in denominations of $200,000 in principal amount and integral multiples of $1,000 in excess thereof.

Offering Price	100%, plus accrued interest from February 25, 2025, if settlement occurs after that date.

Maturity	None. The notes are perpetual securities, in respect of which there is no fixed maturity or mandatory redemption date.

Ranking	The notes will constitute our direct and unsecured obligations and shall at all times rank pari passu and without any preference among themselves and at least equally and ratably with all of our indebtedness that is subordinated to Senior Indebtedness (as defined in “Description of the Notes—Subordination”), which term, for the avoidance of doubt, shall include our dated subordinated debt securities. See “Description of the Notes—Ranking” and “Description of the Notes—Subordination.”

Upon the occurrence and continuation of a Liquidation Event (as defined in “Description of the Notes—Subordination”), our obligations pursuant to the notes (except for such amounts which shall have become due and payable prior to the occurrence of a Liquidation Event and remain unpaid) shall be subordinated in right of payment to all existing and future Senior Indebtedness, and each holder of the notes will only have a Liquidation Claim (as defined in “Description of the Notes—Subordination”). For so long as such Liquidation Event continues, no payments in respect of a Liquidation Claim shall be made unless and until a Condition for Liquidation Payment (as defined in “Description of the Notes—Subordination”) shall have occurred. Payments made in respect of a Liquidation Claim shall not exceed the applicable Liquidation Distributable Amount (as defined in “Description of the Notes—Subordination”).

Notwithstanding the stated ranking of the notes, the notes may be subject to a write-down of all or part of their principal amount under defined circumstances, specifically, a Going Concern Write-Down (as defined below) or a Write-Down and Cancellation (as defined below). See “Description of the Notes—Write-Downs and Write-Ups of the Notes.”

Interest	We will pay interest on the notes semiannually in arrears on June 5 and December 5 of each year (each an “interest payment date”), beginning on June 5, 2025 (short first coupon), or the “first interest payment date.” The period from, and including, the issue date of the notes to, but excluding, the first interest payment date, and each period from, and including, an interest payment date to, but excluding, the next interest payment date, are each referred to herein as an “interest period.” Interest will be calculated per each $1,000 in Original Principal Amount (as defined in “Description of the Notes—Definitions”), subject to any Going Concern Write-Down or Write-Up (as defined in “Description of the Notes—Write-Downs and Write-Ups of the Notes—Write-Up upon a Write-Up Event”) of the notes, and rounded to the nearest cent (half a cent being rounded upward).

From, and including, the issue date of the notes to, but excluding, June 5, 2035, or the “first interest rate reset date,” interest on the notes will accrue at the rate of 6.450% per annum. The interest for the first interest payment date on June 5, 2025 will amount to U.S.$17.92 per $1,000 in Original Principal Amount of the notes and the semiannual interest for each subsequent interest payment date until (and including) the first interest rate reset date will amount to U.S.$32.25 per $1,000 in Original Principal Amount of the notes, subject to any necessary amendments and recalculations of such interest amount for an interest period during which any Capital Ratio Event (as defined in “Description of the Notes—Definitions”) or Write-Up Date (as defined in “Description of the Notes—Write-Downs and Write-Ups of the Notes—Write-Up upon a Write-Up Event”) occurs, as described herein under “Description of the Notes—Principal and Interest for the Notes—Calculating Interest Payments upon the Occurrence of a Capital Ratio Event and/or Write-Up of the Notes,” and the interest payment cancellation provisions, the Write-Down and Cancellation provisions and the subordination provisions described herein under “Description of the Notes—Cancellation of Interest Payments,” “Description of the Notes—Write-Downs and Write-Ups of the Notes,” “Description of the Notes—Ranking” and “Description of the Notes—Subordination,” respectively.

The rate of interest on the notes will be reset on the first interest rate reset date and every date that falls five, or a multiple of five, years thereafter (each such date, an “interest rate reset date”). From, and including, each interest rate reset date to, but excluding, the next following interest rate reset date (each such period, a “reset interest period”), the interest rate per annum on the notes will be equal to the sum of the applicable U.S. Treasury Rate (as defined in “Description of the Notes—Principal and Interest for the Notes—Determination of Reset Interest Rate and Applicable U.S. Treasury Rate”) as determined by the calculation agent on the applicable reset determination date (as defined in “Description of the Notes—Principal and Interest for the Notes—Determination of Reset Interest Rate and Applicable U.S. Treasury Rate”) in accordance with the terms of the notes plus a margin of 1.900% per annum, or the “reset interest rate.”

Notwithstanding anything contrary contained in the terms of the notes, our obligations to make payments of principal of or interest on the notes are subject to the interest payment cancellation provisions, the principal write-down provisions and the subordination provisions described herein under “Description of the Notes—Cancellation of Interest Payments,” “Description of the Notes—Write-Downs and Write-Ups of the Notes” and “Description of the Notes—Subordination,” respectively.

Interest will be payable to the persons in whose names the notes are registered as of the close of business on the fifteenth day before the interest payment date (whether or not a Business Day). Interest on the notes will be paid to, but excluding, the relevant interest payment date. We will compute interest on the notes on the basis of a 360-day year consisting of twelve 30-day months, and in the case of an incomplete month, the number of days elapsed and rounding the resulting figure to the nearest cent (half a cent being rounded upward).

If any payment of principal of or interest on the notes is due and payable on a day that is not a Business Day, we will make payment on the date that is the next succeeding Business Day. Payments postponed to the next succeeding Business Day in this situation will be treated under the Indenture (as defined in “Description of the Notes—General”) as if they were made on the original due date and no interest will accrue on the postponed amount from the original due date to the next succeeding Business Day. Postponement of this kind will not result in a default or breach under the notes. See “Description of the Notes—Principal and Interest for the Notes—General.”

Business Day	Any day which is not a day on which banking institutions in The City of New York, London or Tokyo are authorized or required by law, regulation or executive order to close.

Optional Cancellation of Interest Payments

If we determine that it is necessary to cancel payment of interest on the notes at any time and in our sole discretion, we may cancel payment of all or part of the interest accrued on the notes on an interest payment date (including additional amounts with respect thereto, if any), even if no cancellation of interest is required or the amount so cancelled exceeds the amount we are required to cancel under the mandatory interest cancellation provisions of the notes. See

“Description of the Notes—Cancellation of Interest Payments—Optional Cancellation of Interest Payments.”

As a Japanese G-SIB (as defined below), we are required to hold certain levels of capital, including capital buffers consisting of Consolidated Common Equity Tier 1 Capital, in excess of minimum thresholds, and comply with additional loss absorbing and recapitalization capacity requirements. Under the Japanese capital distribution constraints system, if we fail to meet applicable regulatory capital buffer or leverage ratio buffer requirements, including if the capital buffers are used and reduced below the required level to make up for our required external TLAC ratio on a risk-weighted assets basis, the FSA (as defined in “Description of the Notes—Definitions”), may order us to submit and carry out a capital distribution constraints plan. If we become subject to a capital distribution constraints plan, among other consequences, we may make a determination to cancel interest payments, in whole or in part, on the notes, pursuant to such plan, by exercising our discretionary right under the optional interest cancellation provisions of the notes. See “Risk Factors—As a Japanese G-SIB, we are subject to stringent regulatory capital standards, including capital buffer and leverage ratio buffer requirements, and are subject to frameworks to ensure we have sufficient loss absorbing and recapitalization capacity. If we fail to maintain sufficient levels of capital, we may be subject to restrictions on our ability to make capital distributions, in which case we may determine to cancel interest payments in part or in whole, or we may be prevented from redeeming or repurchasing the notes.”

Mandatory Cancellation of Interest Payments	In addition to our ability to cancel interest payments in our sole discretion, we shall be prohibited from paying, and shall cancel, all or part of the interest on the notes on an interest payment date (including additional amounts with respect thereto, if any), if, and to the extent that, on such interest payment date, the amount of Distributable Amounts (as defined below and in “Description of the Notes—Definitions”) is less than the sum of:

(1)	the aggregate amount of interest that should have been paid in respect of the notes on such interest payment date (disregarding the effect of any non-business day adjustments);

(2)

the aggregate amount of interest and dividends that should have been paid in respect of any Additional Tier 1 Instruments (as defined in “Description of the Notes—Definitions”) on the same date as such interest payment date (disregarding the effect of any non-business day adjustments); and

(3)

the aggregate amount of interest and dividends paid in respect of the notes and Additional Tier 1 Instruments, excluding amounts already deducted from Distributable Amounts, on or after the first day of the fiscal year in which such interest payment date falls and before such interest payment date (disregarding the effect of any non-business day adjustments).

“Distributable Amounts” means, in respect of any interest payment date of the notes, our distributable amounts (bunpai kano gaku) on such interest payment date calculated in accordance with the Companies Act (as defined in “Description of the Notes—Definitions”).

See “Description of the Notes—Cancellation of Interest Payments—Mandatory Cancellation of Interest Payments.”

Agreement to Interest Cancellation	Each holder and beneficial owner of the notes, by its acquisition of the notes, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to the interest cancellation provisions set forth in the terms of the notes. See “Description of the Notes—Cancellation of Interest Payments—Agreement to Interest Cancellation.”

Optional Redemption	The notes may be redeemed at our option, in whole, but not in part, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Capital Adequacy Regulations (as defined in “Description of the Notes—Definitions”), on June 5, 2035, or any subsequent interest rate reset date and on giving not less than ten Business Days nor more than 60 days’ notice of redemption to the holders of the notes, at a redemption price equal to 100% of the Original Principal Amount of the notes together with any accrued and unpaid interest (including additional amounts with respect thereto, if any), to (but excluding) the date fixed for redemption; provided, however, that we shall not have such option to redeem the notes if the principal amount of the notes has been subject to one or more Going Concern Write-Downs and such written down amount has not been reinstated in full on the date fixed for redemption. See “Description of the Notes—Redemption—Optional Redemption.”

Optional Tax Redemption

The notes may be redeemed at our option, in whole, but not in part, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Capital Adequacy Regulations, at any time, on giving not less than ten Business Days nor more than 60 days’ notice of redemption to the holders of the notes, at a redemption price equal to 100% of the Current Principal Amount (as defined in “Description of the Notes—Definitions”) of the notes on the date fixed for redemption together with any accrued and unpaid interest (including additional amounts with respect thereto, if any) to (but excluding) the date fixed for redemption if (i) we are or will be obliged to pay additional amounts with respect to the notes as described under “Description of the Debt Securities—Taxation and Additional Amounts” in the accompanying prospectus, or (ii) there is more than an insubstantial risk that, for Japanese corporate tax purposes, any portion of the interest payable on the notes is not or will not be deductible from our taxable income or is or will be required to be deducted from the amount to be excluded from our taxable gross receipts, in each case of (i) and (ii) above, as a result of any change in, or amendment to, the laws or regulations of Japan or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the issuance of the notes; provided that such obligation cannot be avoided by us through the taking of reasonable measures available to us; and provided further that, in the case of (i) above no such notice of redemption shall be given sooner than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment then due in respect of the notes. See “Description of the Notes—Redemption—Optional Tax Redemption.”

Optional Regulatory Redemption	The notes may be redeemed at our option, in whole, but not in part, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Capital Adequacy Regulations, at any time, on giving not less than ten Business Days nor more than 60 days’ notice of redemption to the holders of the notes, at a redemption price equal to 100% of the Current Principal Amount of the notes on the date fixed for redemption together with any accrued and unpaid interest (including additional amounts with respect thereto, if any) to (but excluding) the date fixed for redemption if we determine after consultation with the FSA that there is more than an insubstantial risk that the notes will be partially or fully excluded from our Additional Tier 1 Capital (as defined in “Description of the Notes—Definitions”) under the applicable standards set forth in the Applicable Capital Adequacy Regulations and such exclusion cannot be avoided by us through the taking of reasonable measures available to us. See “Description of the Notes—Redemption—Optional Regulatory Redemption.”

Going Concern Write-Down upon a Capital Ratio Event	If a Capital Ratio Event (as defined below) occurs, the notes will be subject to a Going Concern Write-Down on the relevant Going Concern Write-Down Date (as defined in “Description of the Notes—Write-Downs and Write-Ups of the Notes—Going Concern Write-Down upon a Capital Ratio Event”) automatically and without any additional action by us, the trustee, the agents or the holders or beneficial owners of the notes.

Upon the occurrence of a Capital Ratio Event, the following will occur on the relevant Going Concern Write-Down Date:

(i)

the Current Principal Amount of the notes will be written down by an amount equal to the relevant Going Concern Write-Down Amount (as defined in “Description of the Notes—Write-Downs and Write-Ups of the Notes—Going Concern Write-Down upon a Capital Ratio Event”);

(ii)	we will be discharged and released from any and all of our obligations with respect to the payment of the Current Principal Amount of or interest on the notes (including additional amounts with respect thereto, if any) to the extent related to the relevant Going Concern Write-Down Amount, except for payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid; and

(iii)

each of the holders and beneficial owners of the notes will be deemed to have irrevocably waived its right to claim or receive, and will not have any rights against us with respect to, and cannot instruct the trustee to enforce, the payment of principal of the notes to the extent related to the relevant Going Concern Write-Down Amount or interest thereon (including additional amounts with respect thereto, if any), except for any payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid

(together, items (i) – (iii) describing a “Going Concern Write-Down”).

Our obligations with respect to, and any claims for, the payment of principal of or interest on the notes (including additional amounts with respect thereto, if any) will be suspended to the extent related to the relevant Going Concern Write-Down Amount from the occurrence of a Capital Ratio Event until the relevant Going Concern Write-Down Date, except for payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid.

A “Capital Ratio Event” for purposes of the notes will be deemed to have occurred if we publicly announce (including without limitation by way of a public announcement made in accordance with applicable law or the rules of a relevant securities exchange) that our Consolidated Common Equity Tier 1 Capital Ratio (as defined in “Description of the Notes—Definitions”), calculated by us pursuant to the Applicable Capital Adequacy Regulations as of a Quarterly Financial Period End Date (as defined in “Description of the Notes—Definitions”) or any other date, has fallen below 5.125%, except where, prior to such public announcement, we submit a plan to the FSA under which our Consolidated Common Equity Tier 1 Capital Ratio is expected to increase above 5.125% in the absence of a Going Concern Write-Down of the notes, and the FSA approves such plan.

We shall, on the date of or as soon as practicable after the occurrence of a Capital Ratio Event, deliver a written notice (a “Going Concern Write-Down Notice”) to the holders and beneficial owners of the notes through DTC and to the trustee and the agents, confirming, among other things, the occurrence of such Capital Ratio Event and specifying with respect to the notes: the relevant Going Concern Write-Down Date, the relevant Going Concern Write-Down Amount and the Current Principal Amount of all of the notes on the relevant Going Concern Write-Down Date after giving effect to the relevant Going Concern Write-Down. Any failure or delay by us to deliver such Going Concern Write-Down Notice will not change or delay the effect of the occurrence of a Capital Ratio Event on our payment and other obligations under the notes, nor give holders or beneficial owners of the notes any rights as a result of such failure or delay.

See “Description of the Notes—Write-Downs and Write-Ups of the Notes—Going Concern Write-Down upon a Capital Ratio Event.”

Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event	If a Non-Viability Event or Bankruptcy Event occurs, the notes will be subject to a Write-Down and Cancellation on the relevant Write-Down and Cancellation Date (as defined in “Description of the Notes—Write-Downs and Write-Ups of the Notes—Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event”) upon the occurrence of the Non-Viability Event, or immediately upon the occurrence of the Bankruptcy Event, automatically and without any additional action by us, the trustee, the agents or the holders or beneficial owners of the notes.

Upon the occurrence of a Non-Viability Event or a Bankruptcy Event, the following will occur, (a) in the case of a Non-Viability Event, on the relevant Write-Down and Cancellation Date, or (b) in the case of a Bankruptcy Event, immediately upon the occurrence of the Bankruptcy Event:

(i)	the Current Principal Amount of the notes will be permanently written down to zero and the notes will be deemed cancelled;

(ii)

we shall be discharged and released from any and all of our obligations to pay any amount of principal or interest (including additional amounts with respect thereto, if any) on the notes, except for payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event or Bankruptcy Event, as the case may be, and remain unpaid; and

(iii)

each of the holders and beneficial owners of the notes will be deemed to have irrevocably waived its right to claim or receive, and will not have any rights against us with respect to, and cannot instruct the trustee to enforce, the payment of principal of or interest on the notes (including additional amounts with respect thereto, if any), except for any payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event or Bankruptcy Event, as the case may be, and remain unpaid

(together, items (i)-(iii) describing a “Write-Down and Cancellation”).

In the case of a Non-Viability Event, our obligations with respect to, and any claims for, the payment of principal of or interest on the notes (including additional amounts with respect thereto, if any), except for payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event and remain unpaid, will be suspended from the occurrence of the Non-Viability Event until the Write-Down and Cancellation Date.

A “Non-Viability Event” for purposes of the notes will be deemed to have occurred at the time that the Prime Minister of Japan, following deliberation by Japan’s Financial Crisis Response Council pursuant to the Deposit Insurance Act of Japan (Act No. 34 of 1971, as amended), or the Deposit Insurance Act, confirms (nintei) that the “Specified Item 2 measures (tokutei dai nigo sochi),” which are the measures set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (including any successor articles thereto), as then in effect, need to be applied to us under circumstances where our liabilities exceed or are likely to exceed our assets, or we have suspended or are likely to suspend payment of our obligations.

A “Bankruptcy Event” for purposes of the notes will be deemed to have occurred when bankruptcy proceedings, corporate reorganization proceedings, civil rehabilitation proceedings or special liquidation proceedings (tokubetsu seisan) in Japan, or equivalent proceedings in any foreign jurisdiction, are commenced against us, as more fully defined in “Description of the Notes—Definitions.”

We shall, on the date of or as soon as practicable after the occurrence of a Non-Viability Event or Bankruptcy Event, deliver a written notice (a “Write-Down and Cancellation Notice”) to the holders and beneficial owners of the notes through DTC and to the trustee and the agents, confirming the occurrence of such Non-Viability Event or Bankruptcy Event and specifying the Write-Down and Cancellation Date. Any failure or delay by us to provide a Write-Down and Cancellation Notice shall not change or delay the effect of the occurrence of such Non-Viability Event or Bankruptcy Event on our payment and other obligations under the notes, nor give holders or beneficial owners of the notes any rights as a result of such failure or delay.

Following the receipt of a Write-Down and Cancellation Notice by DTC and the commencement of the Suspension Period (as defined in “Description of the Notes—Write-Downs and Write-Ups of the Notes—Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event”), DTC will suspend all clearance and settlement of the notes through DTC for the duration of the Suspension Period. After such suspension has commenced, holders of beneficial interests in the notes will not be able to settle the transfer of any notes through DTC, and any sale or other transfer of the notes that a holder may have initiated prior to such suspension will be rejected by, and will not be settled within, DTC.

See “Description of the Notes—Write-Downs and Write-Ups of the Notes—Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event.”

Agreement to Going Concern Write-Down and Write-Down and Cancellation	Each holder and beneficial owner of the notes, by its acquisition of the notes, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to the Going Concern Write-Down and Write-Down and Cancellation provisions of the notes. See “Description of the Notes—Write-Downs and Write-Ups of the Notes—Agreement to Going Concern Write-Down and Write-Down and Cancellation.”

Write-Up	Subject to certain conditions, the notes may be subject to a write-up if we determine, in our sole discretion and in accordance with the Applicable Capital Adequacy Regulations, to reinstate an amount of principal of the notes that was previously subject to one or more Going Concern Write-Downs. See “Description of the Notes—Write-Downs and Write-Ups of the Notes—Write-Up upon a Write-Up Event.”

No Events of Default or Rights of Acceleration	Non-payment of principal of or interest on the notes (including additional amounts with respect thereto, if any) or breach of covenants in the Indenture or the notes shall not constitute an event of default or an event of acceleration under the Indenture or the notes or give rise to any right of the holders or the trustee to declare the principal of or interest on the notes to be due and payable or accelerate any payment of such principal or interest, and there are no events of default or circumstances in respect of the notes that entitle the holders or the trustee to require that the notes become immediately due and payable. See “Description of the Notes—No Events of Default or Rights of Acceleration.”

Listing	We have made an application to the Luxembourg Stock Exchange to list the notes on the official list of the Luxembourg Stock Exchange and for such notes to be admitted to trading on the Luxembourg Stock Exchange’s Euro MTF Market.

Global Security

The notes will be initially represented by one or more global certificates in definitive, fully registered form without interest coupons, or global securities. The global securities will be deposited upon issuance with the custodian for DTC and registered in the name of DTC or its nominee. Beneficial interests in the global securities may be held only through DTC (or any successor clearing system that holds global securities) and its participants, including Euroclear and Clearstream.

The security numbers for the notes are:

CUSIP No.:	86562MDW7
ISIN:	US86562MDW73
Common Code:	300515410

Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by the depositaries and their participants. The sole holder of the notes represented by a global security will at all times be DTC or its nominee (or a successor of DTC or its nominee), and voting and other consensual rights of holders of the notes will be exercisable by beneficial owners of the notes only indirectly through the rules and procedures of the depositaries from time to time in effect. Beneficial interests in the global securities may not be exchanged for definitive notes except in the limited circumstances described under “Description of the Debt Securities—Form, Book-entry and Transfer—Global Securities—Exchanges of Global Securities for Definitive Debt Securities” in the accompanying prospectus.

Indenture	The notes will be issued pursuant to a perpetual subordinated indenture dated as of March 5, 2024, between us and The Bank of New York Mellon, as trustee.

Use of Proceeds	We intend to use the net proceeds to extend a perpetual subordinated loan, intended to qualify as Additional Tier 1 Capital and internal TLAC (as defined below), to SMBC. SMBC intends to use the proceeds of the loan for general corporate purposes.

Trustee	The Bank of New York Mellon will act as the trustee for the notes. See “Description of the Notes—The Trustee.”

Paying Agent, Calculation Agent, Transfer Agent and Registrar	The Bank of New York Mellon will initially act as paying agent, calculation agent, transfer agent and registrar for the notes (in such capacities, referred to collectively herein as the “agents”). See “Description of the Notes—Paying Agent, Calculation Agent, Transfer Agent and Registrar.”

Conflicts of Interest	SMBC Nikko Securities America, Inc. is an affiliate of ours and, as a result, has a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), or Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Because this offering is of notes that are rated investment grade, pursuant to Rule 5121, the appointment of a “qualified independent underwriter” is not necessary. See “Underwriting (Conflicts of Interest).”

Regulatory Treatment	The notes are intended to qualify as our Additional Tier 1 Capital in accordance with the Applicable Capital Adequacy Regulations and external TLAC instruments under the Japanese TLAC Standards (as defined below).

Legal Entity Identifier	35380028MYWPB6AUO129.

Summary of Risk Factors

An investment in the notes involves significant risks and uncertainties, and you are urged to consider carefully all of the information set forth in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section before you decide to invest in the notes. Such risks and uncertainties include, but are not limited to:

•	The notes have no fixed maturity and no mandatory date for redemption and shall not be accelerated.

•	The notes contain non-viability loss absorption provisions which subject the notes to a contractual Write-Down and Cancellation upon the occurrence of a Non-Viability Event.

•	A Non-Viability Event in respect of the notes may result from the non-viability or the deterioration of our material subsidiaries.

•	The circumstances surrounding or triggering a Non-Viability Event are unpredictable.

•	The notes contain bankruptcy loss absorption provisions which subject the notes to a contractual Write-Down and Cancellation upon the occurrence of a Bankruptcy Event.

•	The notes contain going concern loss absorption provisions which subject them to a contractual Going Concern Write-Down upon the occurrence of a Capital Ratio Event.

•	The circumstances surrounding or triggering a Capital Ratio Event are unpredictable.

•

We have the sole and absolute discretion to cancel interest payments on the notes, in whole or part, at any time, and interest payments may be restricted or prohibited under the notes in other circumstances.

•	As a Japanese G-SIB, we are subject to stringent regulatory capital standards, and if we fail to maintain sufficient levels of capital, we may cancel interest payments on the notes.

•

The Indenture and the notes contain very limited restrictions in respect of our ability, or the ability of our subsidiaries, to take certain actions such as incurring debt, issuing securities or making distributions.

•	The notes may be redeemed at our option in certain situations.

•	Subordination of the notes could impair investors’ ability to receive payment.

•	The remedies available to you as holders of the notes are limited.

•	The features of the notes as well as external factors may cause the market for the notes to become illiquid and the market price to decline.

•	There is no prior market for the notes and, if a market develops, it may not be liquid.

•	The ratings of the notes may change after issuance of the notes, and those changes may have an adverse effect on the market prices and liquidity of the notes.

•	The notes may be assigned a credit rating below investment grade.

•	Settlement activities of the notes through DTC will be suspended following DTC’s receipt of a Write-Down and Cancellation Notice.

•	You will not be compensated for any currency exchange loss resulting from any conversion of amounts calculated and determined in Japanese yen into U.S. dollars or other currencies.

•	The tax treatment of the notes for Japanese tax purposes is uncertain.

•	The U.S. federal income tax treatment of a write-down or write-up of principal of the notes is uncertain.

•	FATCA withholding may become applicable to certain payments on the notes.

•	The interest rate on the notes will reset on the applicable interest rate reset dates.

RISK FACTORS

Investing in the notes involves risks. You should consider carefully the risks relating to the notes described below, as well as the other information presented in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before you decide whether to invest in the notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, the trading price and liquidity of the notes offered could decline, and the rights of holders of the notes may be adversely affected, in which case you may lose all or part of your investment. The following does not describe all the risks of an investment in the notes. Prospective investors should consult their own financial and legal advisers about risks associated with investment in the notes and the suitability of investing in the notes in light of their particular circumstances. As used in this section, unless the context otherwise requires, references to “we,” “us,” “our” and similar terms refer only to Sumitomo Mitsui Financial Group, Inc. and not any of its subsidiaries.

This prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described below, elsewhere in this prospectus supplement and in “Item 3. Key Information—Risk Factors” of our annual report on Form 20-F for the fiscal year ended March 31, 2024.

Risks Related to the Notes

The notes have no fixed maturity and no mandatory date for redemption and you do not have any right to require us to redeem the notes or accelerate the repayment of the principal amount of the notes.

The notes are perpetual securities and have no fixed maturity date or mandatory redemption date. Moreover, you do not have any right to require us to redeem the notes. There are no events of default or acceleration under the terms of the notes, and under no circumstances will you be able to accelerate the repayment of the principal amount of the notes, including in cases where we effect a cancellation of interest or a write-down of principal on the notes occurs. While we may exercise our option to redeem the notes in our absolute discretion subject to certain conditions, if the notes scheduled for redemption subsequently become subject to a principal write-down or a Liquidation Event (as defined below), or prior confirmation of the FSA with respect to the redemption is not obtained or is withdrawn or annulled for any reason, the redemption will be nullified and you will not receive any amount of redemption proceeds.

Any recovery for payments owed under the notes will only be required upon the occurrence of a Liquidation Event (and even then, only if, and to the extent that, the notes do not become subject to a principal write-down). As described under “Description of the Notes—Subordination,” a “Liquidation Event” means a liquidation proceeding (seisan), excluding a special liquidation proceeding (tokubetsu seisan), having been commenced by or in respect of us under the Companies Act. A liquidation proceeding (seisan) is a procedure under the Companies Act for winding up the affairs of a corporation, including the disposal of assets, repayment of debts and distribution of residual assets to shareholders, implemented by a liquidator without the supervision of a court. In cases where the liabilities of the corporation may exceed its assets, the corporation may be required by law to undergo a court-supervised special liquidation proceeding (tokubetsu seisan) under the Companies Act. The commencement of a special liquidation proceeding (tokubetsu seisan) by or with respect to us is one of the events constituting a Bankruptcy Event (as defined herein) under the notes. See “Description of the Notes—Write-Downs and Write-Ups of the Notes—Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event.”

If a Liquidation Event occurs and is continuing, you will only be entitled to a Liquidation Claim, and any payments with respect to such Liquidation Claim will be subject to various conditions, including that they shall not exceed the applicable Liquidation Distributable Amount (as defined below), and may not be paid. Accordingly, we are under no obligation to repay or redeem (in whole or in part) the principal amount of the notes at any time prior to a Liquidation Event and, even upon the occurrence of such Liquidation Event, no payment may be made in respect of a Liquidation Claim unless certain conditions have been satisfied. As a result, you may not receive any repayment of principal of the notes. See “—Subordination of the notes could impair investors’ ability to receive payment.”

Given these features of the notes, a sale of your notes in the secondary market may be the only means to recover your investment in the notes. In addition to the customary risks of illiquidity in the market for a new issue of securities, the notes are complex financial instruments that may be especially susceptible to illiquid secondary markets and significant fluctuations in secondary trading prices, in part due to market perceptions or predictions of interest cancellation and redemption scenarios, or changes in, or regulatory and supervisory determinations about, our financial condition and capital position, that are inherently difficult to predict. See “—The features of the notes as well as external factors may cause the market for the notes to become illiquid and the market price to decline. You may be unable to sell your notes at or near their principal amount or at all.” Furthermore, the notes contain permanent and temporary write-down features, described in detail below under “—Description of the Notes—Write-Downs and Write-Ups of the Notes,” which, if triggered, would cause you to lose the value of your investment in part or in whole, and the circumstances surrounding the triggering of which are also inherently difficult to predict. As a result of these factors, you may not find buyers for your notes at prices close to their principal amount or at any price.

The notes contain non-viability loss absorption provisions which subject the notes to a contractual Write-Down and Cancellation upon the occurrence of a Non-Viability Event. As a result of a Write-Down and Cancellation, you may lose the entire value of your investment.

In March 2014, the FSA amended the Deposit Insurance Act to establish an orderly resolution regime for financial institutions and provide a framework for resolving financial institutions, including financial holding companies, such as us, and operating banks. Such framework includes measures that may be applied to a financial institution prior to its failure, although there is no assurance that such measures would be applied in any given situation, and orderly resolution measures for financial institutions that have already failed or are likely to fail.

In connection with the amendment of the Deposit Insurance Act in March 2014, the FSA also made an announcement clarifying the requirement of loss absorbency at the point of non-viability for Additional Tier 1 and Tier 2 instruments under Basel III. According to the FSA’s announcement, Additional Tier 1 and Tier 2 instruments under Basel III issued by a financial holding company, such as us, must be written down or converted into common shares when the Prime Minister of Japan confirms (nintei) that “Specified Item 2 measures (tokutei dai nigo sochi)” which are the measures set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (including any successor articles thereto), as then in effect, need to be applied to the financial holding company.

The notes are intended to qualify as our Additional Tier 1 Capital and contain non-viability loss absorption provisions. Under such non-viability loss absorption provisions, if a Non-Viability Event occurs, the notes will be subject to a Write-Down and Cancellation on the Write-Down and Cancellation Date, which means that the full principal amount of the notes will be permanently written down to zero, the notes will be cancelled and the holders and beneficial owners of the notes will be deemed to have irrevocably waived their right to claim or receive any payments of principal of or interest on the notes (including additional amounts with respect thereto, if any) unless such payments have become due and payable prior to the occurrence of the Non-Viability Event and remain unpaid. By your purchase or acquisition of the notes, you will be deemed to have agreed to be bound by any Write-Down and Cancellation triggered by any such confirmation made by the Prime Minister of Japan.

A “Non-Viability Event” for purposes of the notes will be deemed to have occurred at the time that the Prime Minister of Japan, following deliberation by Japan’s Financial Crisis Response Council pursuant to the Deposit Insurance Act, confirms (nintei) that the “Specified Item 2 measures (tokutei dai nigo sochi)” need to be applied to us under circumstances where our liabilities exceed or are likely to exceed our assets, or we have suspended or are likely to suspend payment of our obligations.

See “Description of the Notes—Write-Downs and Write-Ups of the Notes—Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event.”

If a Non-Viability Event occurs, it is expected that a Write-Down and Cancellation would take place before the determination on the treatment of SMFG’s remaining liabilities, shares or other securities without similar write-down features. Upon the occurrence of a Non-Viability Event, a Write-Down and Cancellation of the notes will occur irrespective of whether we have, or are restructured solely by such Write-Down and Cancellation to have, sufficient assets available to fulfill our obligations under, or settle the claims of holders of, the notes or other liabilities that rank effectively pari passu with or junior to the notes, or any classes of common shares or preferred shares, in each case which do not contain similar write-down provisions, and irrespective of whether such other liabilities or shares remain outstanding after the occurrence of the Non-Viability Event. Under current Japanese laws and regulations, liabilities or shares which do not contain similar write-down provisions will generally not be subject to any write-down or conversion to common shares, unless we become subject to court-administered insolvency proceedings (which may not occur as a result of the occurrence of a Non-Viability Event). Further, under current Japanese insolvency laws, even if we become subject to court-administered insolvency proceedings after the occurrence of a Non-Viability Event, it may still be the case that liabilities or shares which do not contain similar write-down provisions do not become subject to write-down or conversion in such insolvency proceeding. As a result, holders of the notes may recover less ratably, if at all, than holders of liabilities that rank effectively pari passu with or junior to the notes, or any classes of common shares or preferred shares, in each case which do not contain similar write-down provisions, or may not recover at all.

You should be aware that, except for claims for payments under the notes that have become due and payable prior to the occurrence of a Non-Viability Event and remain unpaid, upon the occurrence of such Non-Viability Event, the holders or beneficial owners of the notes will have no rights whatsoever under the Indenture or the notes to take any action or enforce any rights or to instruct the trustee to take any action or enforce any rights whatsoever, may not exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to the holders or beneficial owners of the notes by us under, or in connection with, the notes, and will not be entitled to make any claim in any bankruptcy, corporate reorganization or liquidation proceedings involving us or have any ability to initiate or participate in any such proceedings. Upon the occurrence of a Non-Viability Event, the holders or beneficial owners of the notes will not receive any shares or other participation rights in SMFG or be entitled to any other participation in the upside potential of any equity or debt securities of SMFG, or be entitled to any compensation in the event of any change in SMFG’s potential recovery.

A Non-Viability Event in respect of the notes may result from the non-viability or the deterioration of our material subsidiaries, which may trigger the loss absorption provisions of internal TLAC instruments or regulatory capital instruments issued by such material subsidiaries.

In November 2015, the Financial Stability Board, or the FSB, published its final Total Loss-Absorbing Capacity standards, or the TLAC standards. The final TLAC standards define certain minimum requirements for instruments and liabilities so that if a global systemically important bank, or G-SIB, fails, it will have sufficient loss absorbing and recapitalization capacity available in resolution. For more information regarding the FSB’s final TLAC standards, see “Item 4. Information on the Company—4.B. Business Overview—Regulations in Japan—Regulations Regarding Capital Adequacy and Liquidity—Capital Adequacy Requirement” in our annual report on Form 20-F for the fiscal year ended March 31, 2024, which is incorporated by reference herein.

In March 2019, the FSA published its public ministerial announcements, regulatory guidelines and related documents for the implementation of the TLAC standards in Japan, which we refer to herein as the Japanese TLAC Standards. The Japanese TLAC Standards apply to Covered SIBs, which includes (i) Japanese G-SIBs, such as us, which are designated as G-SIBs by the FSA in accordance with the designation by the FSB, and

(ii) any domestic systemically important bank in Japan, or Japanese D-SIB, that has been deemed to be in particular need for a cross-border resolution arrangement and as having particular systemic significance to the Japanese financial system if it fails. The Japanese TLAC Standards have applied to Japanese G-SIBs from March 31, 2019.

Under the FSB’s TLAC standards and the Japanese TLAC Standards, entities designated by the FSA as entities that would enter into domestic resolution proceedings for Japanese G-SIBs, or the Domestic Resolution Entities, are required:

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to meet certain minimum external TLAC requirements (being at least 18% of their risk-weighted assets starting from March 31, 2022 as well as at least 6.75% of their Basel III leverage ratio denominator starting from March 31, 2022 and at least 7.10% starting from April 1, 2024, while excluding the amounts of deposits at the Bank of Japan from the total exposure for the purpose of calculation of the applicable Basel III leverage ratio denominator, taking into account exceptional macroeconomic conditions and other circumstances); and

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to cause any material subsidiaries or material sub-groups in Japan designated as systemically important by the FSA, or any foreign subsidiaries that are subject to TLAC or similar requirements by the relevant foreign authorities, to maintain a certain level of capital and debt that is recognized as having loss absorbing and recapitalization capacity, or internal TLAC.

In our case, the FSA designated SMFG as our Domestic Resolution Entity, which makes SMFG subject to the external TLAC requirements. The FSA also designated SMBC and SMBC Nikko Securities as our material subsidiaries in Japan, for which we are required to maintain a certain level of internal TLAC.

In line with the Japanese TLAC Standards, we intend (i) for the notes to qualify as external TLAC instruments and (ii) to use the proceeds of the offering of the notes to extend a perpetual subordinated loan, intended to qualify as internal TLAC, to SMBC, which is designated as one of our material subsidiaries in Japan. In accordance with the Japanese TLAC Standards, the perpetual subordinated loan will have a contractual loss absorption provision that will act to discharge or extinguish the loan upon a determination by the FSA that SMBC is non-viable due to material deterioration of its financial condition after recognizing that its liabilities exceed or are likely to exceed its assets, or that it has suspended or is likely to suspend payment of its obligations. The perpetual subordinated loan is also intended to qualify as Additional Tier 1 Capital for SMBC, and as such will contain going concern write-down and non-viability and bankruptcy write-down provisions that are designed to satisfy the loss absorbency requirements for Additional Tier 1 Capital under the Applicable Capital Adequacy Regulations (as defined below) and are similar to the write-down provisions of the notes.

In part because of their contractual loss absorbency features, both the notes and the perpetual subordinated loan are expected to contribute to the resolvability of the SMBC Group, consistent with the FSA’s framework for resolving financial institutions as described in the explanatory paper “The FSA’s Approach to Introduce the TLAC Framework,” which was published by the FSA in April 2016 and revised in April 2018. There, the FSA identified Single Point of Entry, or SPE, resolution, in which resolution powers are applied to the ultimate holding company of a banking group by a single national resolution authority, as the preferred strategy for resolving currently designated G-SIBs in Japan. Under a possible model for SPE resolution of Japanese G-SIBs described in the Japanese TLAC Standards, if, with respect to a material subsidiary of a Japanese G-SIB that is designated as systemically important by the FSA, the FSA issues to the Domestic Resolution Entity of the Japanese G-SIB an order concerning the restoration of financial soundness, including recapitalization of, and restoration of liquidity to, such material subsidiary, such material subsidiary’s internal TLAC instruments will be written down or, if applicable, converted into common shares in accordance with the applicable contractual loss absorption provisions of such internal TLAC instruments. The FSA may issue such an order pursuant to Article 52-33, Paragraph 1 of the Banking Act of Japan, or the Banking Act, upon its determination that the material subsidiary is non-viable due to a material deterioration in its financial condition after recognizing that its liabilities exceed or are likely to exceed its assets, or that it has suspended or is likely to suspend payment of its obligations. In addition, under the Applicable Capital Adequacy Regulations and pursuant to the applicable contractual loss absorption provisions of any regulatory capital instruments issued by such material subsidiary, such instruments may be written down or, if applicable, converted into common shares if the subsidiary’s regulatory capital ratio falls below a certain level or the Prime Minister of Japan recognizes that the subsidiary is non-viable and confirms that certain measures need to be applied to such subsidiary under the Deposit Insurance Act.

Following the write-down or conversion into common shares of internal TLAC instruments or regulatory capital instruments of the relevant material subsidiary, the relevant Domestic Resolution Entity’s liabilities may exceed its assets or it may suspend payment of its obligations. Under the Deposit Insurance Act, if the Prime Minister of Japan recognizes that liabilities of a financial institution, including a currently designated Domestic Resolution Entity, exceed or are likely to exceed its assets, or that it has suspended or is likely to suspend payment of its obligations and further recognizes that the failure of such financial institution may cause significant disruption in the financial markets or other financial systems in Japan, following deliberation by Japan’s Financial Crisis Response Council, the Prime Minister of Japan may confirm that the Specified Item 2 Measures should be applied to such financial institution. Any such confirmation by the Prime Minister of Japan triggers the non-viability loss absorption provisions of Basel III Additional Tier 1 and Tier 2 instruments issued by the financial institution, causing such instruments to be written down or, if applicable, converted into common shares. See “Item 4. Information on the Company—4.B. Business Overview—Regulations in Japan—Regulations for Stabilizing the Financial System—Deposit Insurance System” in our annual report on Form 20-F for the fiscal year ended March 31, 2024, which is incorporated by reference herein.

In the context of the notes, such confirmation by the Prime Minister of Japan triggers a Non-Viability Event and the notes will be subject to a Write-Down and Cancellation on the Write-Down and Cancellation Date which means that the full principal amount of the notes will be permanently written down to zero, the notes will be cancelled and the holders and beneficial owners of the notes will be deemed to have irrevocably waived their right to claim or receive any payments of principal of or interest on the notes (including additional amounts with respect thereto, if any) unless such payments have become due and payable prior to the occurrence of the Non-Viability Event and remain unpaid as described above.

The circumstances surrounding or triggering a Non-Viability Event are unpredictable. Holders of the notes will only receive notice of a Non-Viability Event after it has occurred.

The occurrence of a Non-Viability Event, and therefore a Write-Down and Cancellation of the notes, is inherently unpredictable and depends on a number of factors that may be beyond our control. The occurrence of a Non-Viability Event is dependent upon, among other things, a determination by the Prime Minister of Japan, following deliberation by Japan’s Financial Crisis Response Council, regarding our viability, or the viability of one or more of our subsidiaries, and the risk that any failure may cause significant disruption in the financial markets or other financial systems in Japan. Under the Japanese TLAC Standards and the Applicable Capital Adequacy Regulations, as a possible model of a resolution of Japanese G-SIBs under the SPE resolution strategy, the application of the Specified Item 2 Measures under the Deposit Insurance Act to us may result from, among other things the non-viability of SMBC or any of our other material subsidiaries that are designated as systemically important by the FSA or that are subject to TLAC requirements or similar requirements by the relevant foreign authorities, which may trigger the loss absorption provisions of internal TLAC instruments or regulatory capital instruments issued by such material subsidiaries. See “—A Non-Viability Event in respect of the notes may result from the non-viability of our material subsidiaries, which may trigger the loss absorption provisions of internal TLAC instruments or regulatory capital instruments issued by such material subsidiaries.” However, according to the Japanese TLAC Standards and the Applicable Capital Adequacy Regulations, the actual measures to be taken with respect to a Japanese G-SIB shall be determined by the relevant authorities on a case-by-case basis after taking into consideration the Japanese G-SIB’s actual condition, and, as a result, it is difficult to predict when, if at all, the Prime Minister of Japan may confirm that Specified Item 2 Measures need to be applied to us, which would trigger the occurrence of a Non-Viability Event. In addition, the application of the Specified Item 2 Measures or other orderly resolution measures under the Deposit Insurance Act is untested and will be subject to interpretation and application by the relevant regulatory and supervisory authorities in Japan. Moreover, it is uncertain how the relevant authorities would determine (for purposes of confirming the application of the Specified Item 2 Measures) that our liabilities exceed or are likely to exceed our assets, or that we have suspended or are likely to suspend payment of our obligations, which determination would trigger a Non-Viability Event under the notes, and it is possible that particular circumstances that seem similar may result in different outcomes. To illustrate, it is possible that the FSA and the Prime Minister of Japan could determine to apply Specified Item 2 Measures to us in a situation where one of our material subsidiaries has become non-viable (for example, due to the write-off of internal TLAC instruments or regulatory capital instruments issued by such material subsidiary), notwithstanding the fact that our regulatory capital ratios are sufficiently higher than the minimum requirements. Our creditors, including holders of the notes, may encounter difficulty in challenging the application of the Specified Item 2 Measures or other orderly resolution measures to us, including the occurrence of a Non-Viability Event.

Furthermore, due to the inherent uncertainty regarding whether a Non-Viability Event will occur, it will be difficult to predict when, if at all, a Write-Down and Cancellation of the notes may occur. Accordingly, the market value of the notes may not necessarily be evaluated in a similar manner as other types of subordinated securities. In addition, the trading behavior of the notes may not necessarily follow the trading behavior of other types of subordinated securities. Any indication that we are approaching circumstances that could result in the occurrence of a Non-Viability Event can be expected to have an adverse effect on the market price and liquidity of the notes. See “—The features of the notes as well as external factors may cause the market for the notes to become illiquid and the market price to decline. You may be unable to sell your notes at or near their principal amount or at all.”

Although we have agreed to notify the holders and beneficial owners of the notes through DTC and the trustee on the date of or as soon as practicable after the occurrence of a Non-Viability Event, there will be a delay between the occurrence of the Non-Viability Event and the time that DTC processes any relevant write-down and cancellation notice and the holders and beneficial owners of the notes and the trustee are notified of the occurrence of the Non-Viability Event. Notwithstanding any such delay, the holders or beneficial owners of the notes will not have any rights against us upon the occurrence of the Non-Viability Event nor any right to receive any compensation whatsoever for any loss resulting from such delay, regardless of whether they have received actual or constructive notice of such fact, except with respect to claims for payments under the notes that have become due and payable prior to the occurrence of the Non-Viability Event and remain unpaid.

The notes contain bankruptcy loss absorption provisions which subject the notes to a contractual Write-Down and Cancellation upon the occurrence of a Bankruptcy Event. As a result of a Write-Down and Cancellation, you may lose the entire value of your investment. Holders of the notes will only receive notice of a Bankruptcy Event after it has occurred.

The notes are intended to qualify as our Additional Tier 1 Capital and contain bankruptcy loss absorption provisions. Under such provisions, if a Bankruptcy Event occurs, the notes will be subject to a Write-Down and Cancellation immediately upon the occurrence of a Bankruptcy Event, which means that the full principal amount of the notes will be permanently written down to zero, the notes will be cancelled and the holders and beneficial owners of the notes will be deemed to have irrevocably waived their right to claim or receive any payments of principal of or interest on the notes (including additional amounts with respect thereto, if any) unless such payments have become due and payable prior to the occurrence of the Bankruptcy Event and remain unpaid.

A “Bankruptcy Event” for purposes of the notes will be deemed to have occurred when bankruptcy proceedings, corporate reorganization proceedings, civil rehabilitation proceedings or special liquidation proceedings (tokubetsu seisan) in Japan, or other equivalent proceedings pursuant to any applicable law of any jurisdiction other than Japan, are commenced against us, as more fully defined in “Description of the Notes—Definitions.”

See “Description of the Notes—Write-Downs and Write-Ups of the Notes—Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event.”

Upon the occurrence of a Bankruptcy Event, a Write-Down and Cancellation of the notes will occur irrespective of whether we have, or are restructured solely by such Write-Down and Cancellation to have, sufficient assets available to fulfill our obligations under, or settle the claims of holders of the notes or other liabilities that rank effectively pari passu with or junior to the notes, or any classes of common shares or preferred shares, in each case which do not contain similar write-down provisions, and irrespective of whether such other liabilities or shares remain outstanding after the occurrence of the Bankruptcy Event. Under current Japanese laws and regulations, it may be the case that such liabilities or shares which do not contain similar write-down provisions do not become subject to write-down or conversion in an insolvency proceeding. As a result, holders of the notes may recover less ratably, if at all, than holders of liabilities that rank effectively pari passu with or junior to the notes, or any classes of common shares or preferred shares, in each case which do not contain similar write-down provisions, or may not recover at all.

You should be aware that, except for claims for payments under the notes that have become due and payable prior to the occurrence of a Bankruptcy Event and remain unpaid, upon the occurrence of such Bankruptcy Event, the holders or beneficial owners of the notes will have no rights whatsoever under the Indenture or the notes to take any action or enforce any rights or to instruct the trustee to take any action or enforce any rights whatsoever, may not exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to the holders or beneficial owners of the notes by us under, or in connection with, the notes, and will not be entitled to make any claim in any bankruptcy, corporate reorganization or liquidation proceedings involving us or have any ability to initiate or participate in any such proceedings. Upon the occurrence of a Bankruptcy Event, the holders or beneficial owners of the notes will not receive any shares or other participation rights in SMFG or be entitled to any other participation in the upside potential of any equity or debt securities of SMFG, or be entitled to any compensation in the event of any change in SMFG’s potential recovery.

Although we have agreed to notify the holders and beneficial owners of the notes through DTC and the trustee on the date of or as soon as practicable after the occurrence of a Bankruptcy Event, there will be a delay between the occurrence of Bankruptcy Event and the time that DTC processes any relevant write-down and cancellation notice and the holders and beneficial owners of the notes and the trustee are notified of the occurrence of the Bankruptcy Event. Notwithstanding any such delay, the holders or beneficial owners of the notes will not have any rights against us immediately upon the occurrence of the Bankruptcy Event nor any right to receive any compensation whatsoever for any loss resulting from such delay, regardless of whether they have received actual or constructive notice of such fact, except with respect to claims for payments under the notes that have become due and payable prior to the occurrence of the Bankruptcy Event and remain unpaid.

The notes contain going concern loss absorption provisions which subject them to a contractual Going Concern Write-Down upon the occurrence of a Capital Ratio Event. As a result of a Going Concern Write-Down, you may lose the entire value of your investment.

The notes are intended to qualify as our Additional Tier 1 Capital and contain going concern loss absorption provisions designed to absorb losses if our Consolidated Common Equity Tier 1 Capital Ratio falls below a specified trigger level. Under such going concern loss absorption provisions, if a Capital Ratio Event occurs, the notes will be subject to a Going Concern Write-Down, which means that the principal amount of the notes will be written down by an amount equal to the relevant Going Concern Write-Down Amount and the holders and beneficial owners of the notes will be deemed to have irrevocably waived their right to claim or receive any payments of principal of the notes to the extent of the relevant Going Concern Write-Down Amount or interest thereon (including additional amounts with respect thereto, if any) unless such payments have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid. Interest shall continue to accrue on the notes based on the relevant Current Principal Amount of the notes after a Capital Ratio Event, and interest amounts shall be calculated in accordance with the interest calculation methodology described in “Description of the Notes—Principal and Interest for the Notes—General,” subject to necessary amendments and recalculations pursuant to the more specific rules described in “Description of the Notes—Principal and Interest for the Notes—Calculating Interest Payments upon the Occurrence of a Capital Ratio Event and/or Write-Up of the Notes.” You should be aware that, under the aforementioned calculation methodology, including rounding conventions and the applicable interest rate, the amount of interest payable for an interest period may be zero, as the case may be if the Current Principal Amount of the notes after a Going Concern Write-Down is reduced significantly, for example, to one cent per $1,000 of Original Principal Amount (the lowest amount to which the Current Principal Amount of the notes may be reduced under the terms of the Indenture and the notes).

A “Capital Ratio Event” for purposes of the notes will be deemed to have occurred if we publicly announce (including without limitation by way of a public announcement made in accordance with applicable law or the rules of a relevant securities exchange) that our Consolidated Common Equity Tier 1 Capital Ratio, calculated by us pursuant to the Applicable Capital Adequacy Regulations, has fallen below 5.125%, except where, prior to such public announcement, we submit a plan to the FSA under which our Consolidated Common Equity Tier 1 Capital Ratio is expected to increase above 5.125% in the absence of a Going Concern Write-Down of the notes, and the FSA approves such plan.

The “Going Concern Write-Down Amount” for purposes of the notes is an amount determined by us in consultation with the FSA that would be sufficient to restore our Consolidated Common Equity Tier 1 Capital Ratio above 5.125% by effecting a write-down (or conversion into equity, if applicable) on a pro rata basis of the notes and our other outstanding instruments qualifying as our Additional Tier 1 Capital and which are subject to a similar write-down (or conversion into equity, if applicable) triggered by the same Capital Ratio Event. If such amount is equal to or greater than the Current Principal Amount of the notes per $1,000 in Original Principal Amount, then the Current Principal Amount of the notes per $1,000 in Original Principal Amount will be reduced to one cent per $1,000 of the Original Principal Amount. See the full definition of “Going Concern Write-Down Amount” as set forth in “Description of the Notes—Write-Downs and Write-Ups of the Notes—Going Concern Write-Down upon a Capital Ratio Event.”

Upon the occurrence of a Capital Ratio Event, a Going Concern Write-Down of the notes will occur irrespective of whether we have, or are restructured solely by such Going Concern Write-Down to have, sufficient assets available to fulfill our obligations under, or settle the claims of holders of, the notes or other liabilities that rank effectively pari passu with or junior to the notes, or any classes of common shares or preferred shares, in each case which do not contain similar write-down provisions, and irrespective of whether such other liabilities or shares remain outstanding after the occurrence of the Capital Ratio Event. Under current Japanese laws and regulations, liabilities or shares which do not contain similar write-down provisions will generally not be subject to any write-down or conversion to common shares, unless we become subject to court-administered insolvency proceedings (which may not occur as a result of the occurrence of a Capital Ratio Event). Further, under current Japanese insolvency laws, even if we become subject to court-administered insolvency proceedings after the occurrence of a Capital Ratio Event, it may be the case that liabilities or shares which do not contain similar write-down provisions do not become subject to write-down or conversion in such insolvency proceeding. As a result, holders of the notes may recover less ratably, if at all, than holders of liabilities that rank effectively pari passu with or junior to the notes, or any classes of common shares or preferred shares, in each case which do not contain similar write-down provisions, or may not recover at all.

Furthermore, there is inherent uncertainty regarding the determination of the Going Concern Write-Down Amount. There has been no implementation to date under the Japanese banking regulations of a going concern write-down of Additional Tier 1 debt securities. The amount that would be sufficient to restore our Consolidated Common Equity Tier 1 Capital Ratio above 5.125% is not necessarily the exact amount by which it exceeds 5.125%, and will be determined by us in consultation with the FSA and taking all other relevant considerations applicable at the relevant time. It is uncertain as to what level above 5.125% would be considered sufficient to restore our Consolidated Common Equity Tier 1 Capital Ratio at any time, and it is possible that similar circumstances may lead to different results. As a result, it is difficult to predict the level of any Going Concern Write Down Amount that may be determined upon occurrence of a Capital Ratio Event.

You should be aware that, except for claims for payments under the notes that have become due and payable prior to the occurrence of a Capital Ratio Event and remain unpaid, or to the extent of any remaining principal amount of the notes, upon the occurrence of a Capital Ratio Event, the holders or beneficial owners of the notes will have no rights whatsoever under the Indenture or the notes to take any action or enforce any rights or to instruct the trustee to take any action or enforce any rights whatsoever, may not exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to the holders or beneficial owners of the notes by us under, or in connection with, the notes, and will not be entitled to make any claim in any bankruptcy, corporate reorganization or liquidation proceedings involving us or have any ability to initiate or participate in any such proceedings, in each case, to the extent such right, instruction, exercise, claim and pleading, pertains to principal of the notes that have been or will be subject to a Going Concern Write-Down as a result of Capital Ratio Event having occurred, or interest thereon. Upon the occurrence of a Capital Ratio Event, the holders or beneficial owners of the notes will not receive any shares or other participation rights in SMFG or be entitled to any other participation in the upside potential of any equity or debt securities of SMFG, or be entitled to any compensation in the event of any change in SMFG’s potential recovery, except for any optional write-up.

Moreover, although the notes have an optional write-up feature which permits us to reinstate part or all of the principal of notes that has been written down in one or more Going Concern Write-Downs, subject to certain conditions more fully described herein (see “Description of the Notes—Write-Downs and Write-Ups of the Notes—Write-Up upon a Write-Up Event”), such write-up option is subject to our sole discretion and may not be exercised in practice following any Going Concern Write-Down. You should not invest in the notes with the expectation that we will exercise this option.

The terms of the notes also provide that if the notes have been subject to one or more Going Concern Write-Downs, unless the principal amount of the notes has been reinstated in full by one or more write-ups, we will not be able to exercise our option to redeem the notes on the first interest rate reset date or every date that falls five, or a multiple of five, years thereafter. On the other hand, we will continue to have the option to redeem at any time the notes in whole, but not in part, upon the occurrence of certain tax events or our determination that there is more than an insubstantial risk that the notes may no longer be partially or fully included in our Additional Tier 1 Capital. See “Description of the Notes—Redemption” and “—The notes may be redeemed at our option in certain situations.”

The circumstances surrounding or triggering a Capital Ratio Event are unpredictable. Holders of the notes will only receive notice of a Capital Ratio Event after it has occurred.

The occurrence of a Capital Ratio Event, and therefore a Going Concern Write-Down of the notes, is inherently unpredictable and depends on a number of factors that may be beyond our control.

A Capital Ratio Event will occur on any date on which we publicly announce that our Consolidated Common Equity Tier 1 Capital Ratio has fallen below 5.125%, except where, prior to such public announcement, we submit a plan to the FSA under which our Consolidated Common Equity Tier 1 Capital Ratio is expected to increase above 5.125% in the absence of a Going Concern Write-Down of the notes, and the FSA approves such plan. Currently, we publicly report our Consolidated Common Equity Tier 1 Capital Ratio on a quarterly basis about 45 days after the end of each of our financial quarters. However, under applicable Japanese banking regulations, we may also be required by the FSA to publicly report our Consolidated Common Equity Tier 1 Capital Ratio on any other date, for example, following the completion of an inspection of us by the FSA.

Changes in our Consolidated Common Equity Tier 1 Capital Ratio may be caused by changes in the amount of our Consolidated Common Equity Tier 1 Capital and/or risk-weighted assets. Accordingly, our Consolidated Common Equity Tier 1 Capital Ratio could be affected by one or more factors, including changes in, or our decisions relating to, our business and our future earnings, dividend payments and share buybacks, regulatory changes (including changes to definitions, interpretations and calculations of regulatory capital ratios and their components, including Consolidated Common Equity Tier 1 Capital and risk-weighted assets), revisions to models used by us to calculate our capital requirements (or revocation of, or amendments to, the regulatory permissions for using such models), actions that we are required to take at the discretion of the FSA or other relevant Japanese supervisory authorities, accounting rule changes, tax law changes, our decision or ability to manage risk-weighted assets in our ongoing businesses as well as businesses we newly enter in the future and those we may seek to exit, our decision or ability to refinance regulatory capital instruments under terms and conditions similar or more favorable compared to prior financing, securities market fluctuations, and foreign currency movements. See “Item 3.D. Key Information—Risk Factors—Risks Related to Our Business—Failure to satisfy capital adequacy requirements could constrain our and SMBC’s operations” and “Item 4.B. Information on the Company—Business Overview—Regulations in Japan—Regulations Regarding Capital Adequacy and Liquidity” in our most recent annual report on Form 20-F.

Any of the foregoing and other changes and variables may individually or in the aggregate negatively affect our Consolidated Common Equity Tier 1 Capital Ratio and thus increase the risk of a Capital Ratio Event at any time, the occurrence of which would lead to a Going Concern Write-Down, as a result of which you could lose all or part of the value of your investment in the notes. The market price of the notes is expected to be affected by changes in our Consolidated Common Equity Tier 1 Capital Ratio. We may decide not to take any measures, including raising capital at a time when it is feasible to do so, even if our failure to take such an action would result in the occurrence of a Capital Ratio Event. Our decisions could cause you to lose all or part of the value of your investment in the notes due to their effect on our Consolidated Common Equity Tier 1 Capital Ratio, but you will not have any claim against us relating to such decisions, even if they result in the occurrence of a Capital Ratio Event. In making such decisions, our interests may not be aligned with those of the holders or beneficial owners of the notes.

Because of the inherent uncertainty regarding whether a Capital Ratio Event will occur, it will be difficult to predict when, if at all, a Going Concern Write-Down may occur. Accordingly, the market value of the notes may not necessarily be evaluated in a manner similar to other types of debt securities issued by non-financial institutions or by financial institutions subject to different regulatory regimes. In addition, the trading behavior of the notes may not necessarily follow the trading behavior of other types of securities. Any indication or perception that we are approaching circumstances that could result in a Capital Ratio Event occurring may also have an adverse effect on the market price and liquidity of the notes. See “—The features of the notes as well as external factors may cause the market for the notes to become illiquid and the market price to decline. You may be unable to sell your notes at or near their principal amount or at all.”

Although we have agreed to notify the holders and beneficial owners of the notes through DTC and the trustee on the date of or as soon as practicable after the occurrence of a Capital Ratio Event, there will be a delay between the occurrence of the Capital Ratio Event and the time that DTC processes any relevant write-down notice and the holders and beneficial owners of the notes and the trustee are notified of the occurrence of the Capital Ratio Event. Notwithstanding any such delay, the holders or beneficial owners of the notes will not have any rights against us with respect to the relevant Going Concern Write-Down Amount or interest thereon upon the occurrence of the Capital Ratio Event nor any right to receive any compensation whatsoever for any loss resulting from such delay, regardless of whether they have received actual or constructive notice of such fact, except with respect to claims for payments under the notes that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid.

We have the sole and absolute discretion to cancel interest payments on the notes, in whole or part, at any time, and interest payments may be restricted or prohibited under the notes in other circumstances.

Interest payments on the notes may be cancelled at our sole and absolute discretion, at any time and for any reason. See “Description of the Notes—Cancellation of Interest Payments—Optional Cancellation of Interest Payments.” Interest will only be due and payable on an interest payment date to the extent it is not cancelled in accordance with the terms of the notes. If we determine to cancel an interest payment on the notes (or a portion thereof) on a given interest payment date, such determination will be sufficient to effect the cancellation of such interest payment (or portion thereof) without any further action being taken or any other condition being satisfied and the non-payment will evidence the exercise of our determination to cancel such interest payment (or portion of such interest payment not paid).

In addition to our right to cancel interest payments at any time, the terms of the notes also require us to cancel part or all of an interest payment on the notes on an interest payment date, if, and to the extent that, on such interest payment date, our distributable amounts within the meaning of the Companies Act as of such interest payment date are less than the sum of (1) the aggregate amount of interest that should have been paid on the notes on such interest payment date, (2) the aggregate amount of interest and dividends that should have been paid on any Additional Tier 1 Instruments (as defined below) on the same date as such interest payment date, and (3) the aggregate amount of interest and dividends previously paid in respect of the notes and Additional Tier 1 Instruments, excluding amounts already deducted from distributable amounts, on or after the first day of the fiscal year in which such interest payment date falls and before such interest payment date. See “Description of the Notes—Cancellation of Interest Payments—Mandatory Cancellation of Interest Payments.” Our distributable amounts are equal to the surplus of our net assets over our capital and statutory reserves with adjustments calculated on a non-consolidated basis under Japanese GAAP in accordance with the Companies Act. See “Item 10. Additional Information—10.B. Memorandum and Articles of Incorporation—Rights, Preferences and Restrictions of the Shares—Common Stock—Restriction on Distributions of Surplus” in our annual report on Form 20-F for the fiscal year ended March 31, 2024, which is incorporated by reference herein. Any adverse change in our financial position or profitability, or our distributable amounts, as calculated on a non-consolidated basis, may have a material adverse effect on our ability to make interest payments on the notes.

For purposes of the notes, “Additional Tier 1 Instruments” means at any time (i) Additional Tier 1 Liabilities, (ii) any preferred stock issued directly by us and (iii) any instruments (including preferred shares) issued or created by us through one of our Special Purpose Corporations; provided that, in the cases of (ii) or (iii), such preferred stock or instrument constitutes our Additional Tier 1 Capital, and “Additional Tier 1 Liabilities” means at any time instruments qualifying as our Additional Tier 1 Capital (other than the notes, but including any other series of perpetual subordinated debt securities issued or to be issued under the Indenture) that are issued directly by us and are treated as our liabilities under the Applicable Capital Adequacy Regulations. See “Description of the Notes—Definitions.”

In light of the discretionary and mandatory interest payment cancellation provisions described above, there can be no assurances that you will receive interest payments in respect of the notes.

If any interest payment is cancelled (in whole or part), either in our discretion or because such cancellation is mandatory, such interest payment will not be or become due and will not accumulate or be payable at any time thereafter, and in no event will you have any right to or claim against us with respect to such interest amount. Furthermore, a cancellation of interest in accordance with the terms of the notes will not constitute an event of default or a breach under the notes and the Indenture and will not permit any acceleration of the repayment of any principal on the notes.

In making any determination with respect to the payment or cancellation of any interest payments on the notes, we may take into consideration our contractual obligations under the notes and any Additional Tier 1 Liabilities and other debt securities as well as factors beyond any contractual limitations or obligations. In particular, even when we have the financial ability to make interest payments on the notes, we may determine to cancel (in whole or part) interest payments on the notes in consideration of such contractual obligations related to, as well as fairness to holders of, any Additional Tier 1 Liabilities or other debt securities, preferred shares or common shares to whom we may not be able to pay dividends or interest.

In general, we have the right to use funds from cancelled payments of interest on the notes without restriction, except as otherwise set forth in the Indenture and the notes or prohibited by applicable law or regulations, including (i) the Japanese capital distribution constraints system (described below), and (ii) the dividend stopper provision of the notes (described below). See “Description of the Notes—Cancellation of Interest Payments,” “—As a Japanese G-SIB, we are subject to stringent regulatory capital standards, including capital buffer and leverage ratio buffer requirements, and are subject to frameworks to ensure we have sufficient loss absorbing and recapitalization capacity. If we fail to maintain sufficient levels of capital, we may be subject to restrictions on our ability to make capital distributions, in which case we may determine to cancel interest payments in part or in whole, or we may be prevented from redeeming or repurchasing the notes.” and “—The Indenture and the notes do not restrict our ability or the ability of our subsidiaries to pledge, dispose or securitize our assets, pay dividends, incur indebtedness or issue or repurchase securities, except for restrictions under a dividend stopper provision, and provide holders of the notes with limited protection in the event of a change in control and other actions we may take that could adversely impact your investment in the notes.” Aside from these exceptions, we are free to use the funds from cancelled interest on the notes in our discretion, for example, to pay interest and dividends, or meet other obligations as they become due, on other liabilities or shares (including any Additional Tier 1 Instruments). As a result, holders of the notes may recover, if at all, less ratably than holders of liabilities or shares that otherwise rank effectively pari passu with or junior to the notes.

If practicable, we will endeavor to provide notice of any cancellation of interest (in whole or in part) to holders and beneficial owners of the notes through DTC and to the trustee at least five business days prior to the relevant interest payment date. However, failure or delay to provide such notice will not have any impact on the effectiveness of, or otherwise invalidate, any such cancellation of interest, or give holders or beneficial owners of the notes any rights as a result of such failure or delay.

As a Japanese G-SIB, we are subject to stringent regulatory capital standards, including capital buffer and leverage ratio buffer requirements, and are subject to frameworks to ensure we have sufficient loss absorbing and recapitalization capacity. If we fail to maintain sufficient levels of capital, we may be subject to restrictions on our ability to make capital distributions, in which case we may determine to cancel interest payments in part or in whole, or we may be prevented from redeeming or repurchasing the notes.

The bank capital and other regulatory frameworks to which we, as a Japanese G-SIB, are subject require us to hold certain levels of capital, including capital buffers consisting of Consolidated Common Equity Tier 1 Capital, well in excess of minimum thresholds, and comply with additional loss absorbing and recapitalization capacity requirements. A failure to hold sufficient levels of capital as required by these frameworks (as may be amended from time to time) may result in restrictions on capital distributions being applied pursuant to which we may make a determination to cancel, in whole or in part, interest payments on the notes. Cancellation, in whole or in part, of interest payments in respect of the notes may affect the value of your investment in the notes.

Under the capital adequacy regulations adopted by the FSA to implement the Basel III standards, we are currently required, on a consolidated basis, to hold a minimum amount of total regulatory capital of 8.0% of risk weighted assets, a minimum amount of Tier 1 capital of 6.0% of risk weighted assets and a minimum amount of Consolidated Common Equity Tier 1 Capital of 4.5% of risk weighted assets. In addition to these minimum requirements, we are required to maintain several regulatory capital buffers, on a consolidated basis, with Consolidated Common Equity Tier 1 Capital. Such regulatory capital buffers, as currently applied to us, consist of a capital conservation buffer of 2.5%, a G-SIB surcharge of 1.0% and a countercyclical buffer ranging from 0% to 2.5% to be calculated as the weighted average of the buffers deployed across all of the jurisdictions to which we have credit exposures. Furthermore, under the leverage ratio regulations adopted by the FSA to implement the Basel III standards, on and before March 31, 2024, we had been required to maintain a minimum leverage ratio of 3.00% plus a G-SIB leverage ratio buffer equal to 50% of the applicable G-SIB surcharge, which is currently 0.5%. The minimum leverage ratio and leverage ratio buffer requirement applicable to us was raised on and after April 1, 2024, to 3.15% plus a G-SIB leverage ratio buffer set at 50% of a G-SIB surcharge plus 0.05%. In addition, under the Japanese TLAC Standard, a Japanese G-SIB, including us, is also currently required to maintain certain minimum levels of capital and liabilities that are deemed to have loss absorbing and recapitalization capacity, or external TLAC, in an amount not less than 18% of its consolidated risk-weighted assets and 6.75% of the applicable Basel III leverage ratio denominator. Consolidated Common Equity Tier 1

Capital that is being used to meet the external TLAC requirement on a risk-weighted assets basis cannot be used to also meet the regulatory capital buffer requirements set forth above. The applicable external TLAC ratio on a total exposure basis was raised from 6.75% to 7.10% on and after April 1, 2024. See “Item 4.B. Information on the Company—Business Overview—Regulations in Japan” in our most recent annual report on Form 20-F.

Because of the relatively high level of capital that we are required to hold as a Japanese G-SIB, we may become subject to restrictions on capital distributions and therefore determine to cancel interest payments on the notes, even though sufficient distributable amounts are available such that interest cancellation on the notes would not be mandatory under the terms of the notes.

Specifically, if we fail to meet the regulatory capital buffer or leverage ratio buffer requirements, including if the capital buffers are used and reduced below the required level to make up for our required external TLAC ratio on a risk-weighted assets basis, under the Japanese capital distribution constraints system, the FSA may order us to submit and carry out a capital distribution constraints plan. A capital distribution constraints plan must be reasonably designed to restore the required regulatory capital buffers or leverage ratio buffer by restricting capital distributions, such as dividends, interest payments on the notes or our Additional Tier 1 Instruments, share buybacks, redemption and repurchases of the notes or our Additional Tier 1 Instruments, and bonus payments, up to a certain amount depending on the level of the deficit in our regulatory capital buffers or leverage ratio buffer. As a consequence, in the event that our Consolidated Common Equity Tier 1 Capital or Tier 1 capital is insufficient to meet the regulatory capital buffer or leverage ratio buffer requirements applicable to us and we become subject to a capital distribution constraints plan, we may make a determination to cancel interest payments, in whole or in part, on the notes. Furthermore, depending on the design of our capital distribution constraints plan, we may not necessarily be restricted from making dividend or interest payments on our shares, or other liabilities even after determining to cancel interest payments on the notes, so long as such dividend or interest payments are in compliance with the dividend stopper provisions of the notes. See “—The Indenture and the notes do not restrict our ability or the ability of our subsidiaries to pledge, dispose or securitize our assets, pay dividends, incur indebtedness or issue or repurchase securities, except for restrictions under a dividend stopper provision, and provide holders of the notes with limited protection in the event of a change in control and other actions we may take that could adversely impact your investment in the notes.”

As a Japanese G-SIB, we may be subject to stricter capital ratio requirements in the future. In addition, there may be future developments or changes in laws, regulations or rules regarding bank regulatory capital which may require us to reserve greater regulatory capital or buffer capital.

You bear the risk that fluctuations in our Consolidated Common Equity Tier 1 Capital or Tier 1 capital, which are inherently difficult to predict, will affect your prospects of receiving interest payments on the notes. See “—The circumstances surrounding or triggering a Capital Ratio Event are unpredictable. Holders of the notes will only receive notice of a Capital Ratio Event after it has occurred.”

The Indenture and the notes do not restrict our ability or the ability of our subsidiaries to pledge, dispose or securitize our assets, pay dividends, incur indebtedness or issue or repurchase securities, except for restrictions under a dividend stopper provision, and provide holders of the notes with limited protection in the event of a change in control and other actions we may take that could adversely impact your investment in the notes.

The Indenture and the notes do not contain any financial covenants or restrictions on our ability, or the ability of our subsidiaries, to pledge assets to secure any indebtedness, dispose or securitize assets, incur or assume additional indebtedness or other liabilities, including other securities effectively having priority over the notes with respect to interest payments, or repurchase our outstanding securities. These or other actions by us could adversely affect our ability to pay amounts due on the notes. In addition, the Indenture and the notes do not contain any covenants or other provisions that afford more than limited protection to holders of the notes in the event of a change in control.

Under the mandatory interest cancellation provisions in the notes, our ability to make interest payments on a given interest payment date depends on the availability of distributable amounts on such interest payment date to cover not only interest on the notes, but also interest and dividends previously paid during the fiscal year in which such interest payment date falls, or to be paid on the same interest payment date, in respect of the notes and Additional Tier 1 Instruments. Therefore, to the extent that we continue to issue Additional Tier 1 Instruments in the future, this may reduce our ability to secure sufficient distributable amounts to make interest payments on the notes. There are no restrictions under the Indenture and the notes on further issuances of, or making payments of dividends or interest in respect of, Additional Tier 1 Instruments, except restrictions pursuant to the dividend stopper feature of the notes (described below). As of September 30, 2024, we had ¥1,681.8 billion in outstanding Additional Tier 1 Liabilities consisting of perpetual subordinated bonds and loans on a non-consolidated basis, but we have no outstanding preferred shares issued directly by us and no outstanding instruments (including preferred shares) issued or created by us through one of our Special Purpose Corporations. Even though our outstanding Additional Tier 1 Liabilities have substantially similar terms with respect to interest payment dates and mandatory cancellation as the notes, there are no restrictions under the Indenture and the notes on further issuances of Additional Tier 1 Instruments that do not have such similar terms, and accordingly, due to the timing of when interest or dividend payments come due in a given fiscal year in respect of such Additional Tier 1 Instruments or other variation in their terms and conditions, the holders of such Additional Tier 1 Instruments, including any preferred shares (dividends payable on which would not be subject to the dividend stopper feature described below), may be eligible to receive interest or dividend payments (in part or in whole) whereas interest payments on the notes are required to be cancelled (in part or in whole).

In addition, the Indenture and the notes contain no restrictions on further issuances of, or making payments of dividends in respect of, common stock, except for restrictions pursuant to the dividend stopper feature of the notes. Because any payment of dividends on the shares of our common stock would reduce our distributable amounts as calculated in accordance with the Companies Act, if we elect to pay dividends on common stock from distributable amounts prior to an interest payment date on the notes, amounts that would otherwise be allocated to paying interest on the notes may be reduced or depleted. Currently, we usually pay year-end dividends in June to the holders of record of our common stock as of March 31 and semi-annual dividends in December to the holders of record of our common stock as of September 30, if we elect to pay any dividend.

Although the notes contain a dividend stopper feature, it may not be effectively exercised. The dividend stopper feature provides that if we determine to cancel an interest payment on the notes (in whole or in part), (i) we shall determine to cancel payments of interest in respect of any Additional Tier 1 Liabilities that should have been due and payable on the same date as such interest payment on the notes by at least the same ratio by which we determine to cancel the interest payment on the notes on such interest payment date, and (ii) we will procure that the board of directors of SMFG shall not resolve, or present its own proposal at a general meeting of shareholders, to make a payment of a cash dividend on our common stock, until such time that we have first determined to resume payment in full of interest due on the notes based on the Current Principal Amount of the notes on an interest payment date after cancelling all or part of a payment of interest on the notes, or, if earlier, such time that all of the notes have been redeemed or repurchased and cancelled in accordance with their terms. See “Description of the Notes—Cancellation of Interest Payments—Effect of a Cancellation of Interest Payment; Dividend Stopper.”

The notes may be redeemed at our option in certain situations.

We may, at our option, redeem the notes in whole, but not in part, on the first interest rate reset date and every date that falls five, or a multiple of five, years thereafter at a redemption price equal to 100% of their Original Principal Amount, together with any accrued and unpaid interest (including additional amounts with respect thereto, if any) to (but excluding) the date fixed for redemption, unless the principal amount of the notes has been subject to one or more Going Concern Write-Downs and such written down amount has not been reinstated in full on the date fixed for redemption. See “Description of the Notes—Redemption—Optional Redemption.”

In addition, we may, at our option, redeem the notes, in whole, but not in part, at any time at a price equal to 100% of their Current Principal Amount on the date fixed for redemption, together with any accrued and unpaid interest (including additional amounts with respect thereto, if any) to (but excluding) the date fixed for redemption, upon:

•

the occurrence of certain changes to Japanese laws or regulations relating to taxation (or to the application or official interpretation of such laws or regulations), the result of which is that we are or will be required to pay additional amounts on the notes or there is more than an insubstantial risk that, for Japanese corporate tax purposes, any portion of the interest payable on the notes is not or will not be deductible from our taxable income or is or will be required to be deducted from the amount to be excluded from our taxable gross receipts; or

•

our determination that there is more than an insubstantial risk that the notes will be partially or fully excluded from our Additional Tier 1 Capital under the applicable standards set forth in the Applicable Capital Adequacy Regulations.

See “Description of the Notes—Redemption—Optional Tax Redemption” and “Description of the Notes—Redemption—Optional Regulatory Redemption.”

Any redemption of the notes shall be subject to prior confirmation of the FSA (if such confirmation is required under the Applicable Capital Adequacy Regulations). See “Description of the Notes—Redemption.” Similarly, any repurchase by us, or a subsidiary of ours, of the notes in the open market or otherwise shall also be subject to prior confirmation or approval of the FSA (if such confirmation or approval is required under the Applicable Capital Adequacy Regulations). See “Description of the Debt Securities—Repurchases” in the accompanying prospectus. Under the Applicable Capital Adequacy Regulations, the FSA is expected not to grant any prior confirmation required for any redemption or repurchase of the notes unless (i) we replace the notes by capital instruments of an equal or higher quality under terms that are considered to be appropriate for our income capacity on or before such redemption or repurchase or (ii) we are expected to maintain our consolidated regulatory capital ratios at a level sufficiently in excess of the minimum requirements after such redemption or repurchase.

Any decision by us as to whether we will exercise our option to redeem the notes will be made in our absolute discretion, subject to the conditions described above. Our decision may be influenced by factors including, but not limited to, the economic impact of exercising such option to redeem notes, applicable capital and other regulatory requirements, tax consequences and prevailing market conditions. We may, for example, decide to redeem the notes if the interest payable on the notes is greater than the interest that would be payable on our other financial instruments of comparable terms and of a comparable credit rating.

You will not have any right to require us to redeem the notes. As a result, you may be required to bear the financial risks of an investment in the notes permanently. You should not invest in the notes with the expectation that we will exercise our option to redeem them. On the other hand, if we redeem the notes, you may not be able to reinvest the redemption proceeds in financial instruments offering a yield comparable to that on the notes. Furthermore, the redemption feature of the notes (and, in particular, any market perception that we may exercise our right to redeem the notes) may limit their market value, which is unlikely to rise substantially above the price at which the notes can be redeemed.

Subordination of the notes could impair investors’ ability to receive payment.

Upon the occurrence and continuation of a Liquidation Event, any amounts payable under the notes (except for any amounts that have become due and payable prior to the occurrence of the Liquidation Event and remain unpaid) will be subordinated in right of payment to, and subject to the prior payment of, all of our existing and future Senior Indebtedness. Specifically, our assets on a non-consolidated basis will be applied to satisfy all claims of Senior Indebtedness before being applied to satisfy your claims. If we do not have sufficient assets on a non-consolidated basis to settle claims of Senior Indebtedness in full, your claims will not be settled and, as a result, you will lose the entire amount of your investment in the notes. Even if we have sufficient assets on a non-consolidated basis to settle claims of Senior Indebtedness in full, the notes will share equally in right of payment with claims in respect of (i) liabilities ranking pari passu, or effectively pari passu, as to liquidation distributions with the notes (such liabilities being defined as “Liquidation Parity Liabilities”) and (ii) our preferred shares ranking most senior in priority of payment as to liquidation distributions. If we do not have sufficient funds on a non-consolidated basis to make full payment on all such claims (including the notes), you may lose all or part of your investment.

As of September 30, 2024, we had ¥10,305.4 billion in outstanding indebtedness constituting our Senior Indebtedness on a non-consolidated basis. As of September 30, 2024, we had ¥1,681.8 billion in outstanding Liquidation Parity Liabilities on a non-consolidated basis, consisting of perpetual subordinated bonds and loans that constitute our Additional Tier 1 Liabilities.

Neither the Indenture nor the notes contain any limitations on the amount of Senior Indebtedness or Liquidation Parity Liabilities or other liabilities that we may hereafter incur or assume (including through guarantee obligations) or preferred shares that we may hereafter issue or on the amount of indebtedness or other liabilities that our subsidiaries may hereafter incur. Subject to compliance with applicable regulatory requirements, we expect from time to time to incur additional indebtedness or other obligations, including Senior Indebtedness and Liquidation Parity Liabilities.

In the future, we may also incur indebtedness or issue shares that ranks effectively pari passu with or junior to the notes but are not subject to write-down provisions similar to those of the notes. If a Non-Viability Event, Bankruptcy Event or Capital Ratio Event occurs, the principal amount of the notes will be written down in whole or in part, and as a result, you may recover less ratably than the holders of liabilities or shares that otherwise rank effectively pari passu with or junior to the notes, but that do not contain similar write-down provisions, or may not recover at all.

Pursuant to the provisions of the Companies Act, the holders of our liabilities (both subordinated and unsubordinated) will be required to file their claims in Japan in a liquidation proceeding (seisan) upon the occurrence of a Liquidation Event. Upon the expiration of the period for filing such claims, our liabilities under the claims filed will be performed or settled in a liquidation proceeding pursuant to the provisions of the Companies Act and other applicable laws. We will have no liability to you for any loss resulting from your failure to receive any distribution, or from any delay in the receipt thereof, in each case as a result of your (or your custodian, nominee, broker or other representative) or the trustee’s failing to duly file their claims in Japan in a timely manner or at all.

In addition, as a holding company, our assets (on a non-consolidated basis) consist primarily of equity in our subsidiaries and our ability to make payments on the notes depends on its receipt of dividends, loan payments and other funds from our subsidiaries, including SMBC. Accordingly, claims of holders of the notes will be effectively and structurally subordinated to the indebtedness and liabilities of our subsidiaries, including SMBC. If SMBC Group subsidiaries’ financial conditions materially deteriorate, or under certain other conditions, we may not be able to receive such funds from our subsidiaries due to legal restrictions, including under the Banking Act, the Companies Act, and the Deposit Insurance Act or as a result of contractual obligations, including loss absorption requirements, applicable to such subsidiaries. In addition, our right to participate in any distribution of assets of any subsidiary in bankruptcy, corporate reorganization, civil rehabilitation, liquidation or similar proceedings will be junior to creditors of that subsidiary, except to the extent that we may be recognized as a creditor of those subsidiaries in such proceedings. Claims of creditors of our subsidiaries include substantial amounts of long-term debt, deposit liabilities of SMBC and other banking subsidiaries, short-term borrowings, obligations under derivative transactions, trade payables and lease obligations. As a result, you may receive less than full payment in the event of our subsidiaries’ bankruptcy, corporate reorganization, civil rehabilitation, liquidation or similar proceeding, even though the claims of creditors of our subsidiaries may be satisfied in full.

The remedies available to you as holders of the notes are limited.

The remedies under the notes are more limited than those typically available to our other creditors. There is no right of acceleration in the case of non-payment of interest on the notes or of a failure to perform any of our obligations under or in respect of the notes. Interest payments on the notes may be cancelled at any time. You may not at any time demand repayment or redemption of the principal amount of the notes, except upon the occurrence of a Liquidation Event and subject to the satisfaction of certain conditions. Moreover, you will have no rights to take any action or enforce any rights or to instruct the trustee to take any action or enforce any rights whatsoever in connection with the notes upon the occurrence of a Non-Viability Event, Bankruptcy Event or Capital Ratio Event. See “Description of the Notes—Write-Downs and Write-Ups of the Notes.”

Upon the occurrence of a Liquidation Event, the sole remedy against us practically available for recovery of amounts owing under the notes is that, subject to certain conditions, the trustee, on behalf of the holders of the notes, may at its discretion, or will at the direction of the holders of 25% of the aggregate principal amount of the outstanding notes, subject to applicable laws, file liquidation claims in our liquidation proceedings.

For further detail regarding the limited remedies of holders of the notes and of the trustee acting on the holders’ behalf, see “Description of the Notes—No Events of Default or Rights of Acceleration.”

The features of the notes as well as external factors may cause the market for the notes to become illiquid and the market price to decline. You may be unable to sell your notes at or near their principal amount or at all.

Because the notes are perpetual securities with no fixed maturity and no mandatory redemption date, and do not provide for any rights of acceleration, you may seek to sell your notes in the secondary market as a means to recover your investment in the notes.

However, given that the notes are complex financial instruments with increased investment risks, the notes may have a more limited secondary market compared to conventional debt securities. In addition to the customary risks of illiquidity in the market for a new issue of securities such as the notes (see “—There is no prior market for the notes and, if a market develops, it may not be liquid”), the notes may be especially susceptible to illiquid secondary markets and significant fluctuations in secondary trading prices. Furthermore, the market value of the notes may not necessarily be evaluated in a manner similar to other types of debt securities issued by non-financial institutions or by financial institutions subject to different regulatory regimes. The trading behavior of the notes may not necessarily follow the trading behavior of other types of securities.

Factors that may adversely affect market pricing and liquidity of the notes include the following:

•

The secondary market for the notes may have certain expectations with respect to our making interest payments in the future on the basis of past practice, and these expectations may be reflected in the secondary trading prices of the notes. For example, the notes may trade, and/or the prices for the notes may appear, on trading systems with accrued interest. Any cancellation of interest payments in whole or in part will likely result in a material adverse effect on your ability to sell your notes in the secondary market and, as a result, the market value and liquidity of the notes. Furthermore, secondary market purchasers that acquired notes at prices reflecting accrued interest will have no recourse if, contrary to market expectations, any interest payments on the notes are cancelled.

•	If we do not redeem the notes at times when the markets may expect us to do so, the market price and liquidity of the notes could be adversely affected.

•

The optional redemption feature of the notes (and, in particular, any market perception that we may redeem the notes) may limit their market value, which is unlikely to rise substantially above the price at which the notes can be redeemed.

•

Any indication or perception that we are approaching circumstances that could result in a Capital Ratio Event or a Non-Viability Event or a Bankruptcy Event occurring could be expected to have an adverse effect on the market price and liquidity of the notes. There is inherent uncertainty regarding whether a Capital Ratio Event or Non-Viability Event or a Bankruptcy Event will occur, or the amount by which the notes would be written down in a Going Concern Write-Down. Investors in the secondary market will have varying views on the likelihood, timing, or magnitude of these events and amounts, which may substantially diverge from actual outcomes.

•

If securities similar to the notes issued by other banks are not redeemed when the market expects redemption or are written down, or if interest payments are cancelled, the liquidity of the market for, and market prices of, the notes could be adversely affected.

•

If the notes are written down in a Going Concern Write-Down, market perception that we are returning to financial health may influence secondary trading behavior on the notes, even though we are under no obligation and in practice may not exercise our option to write-up the principal amount of the notes.

Any of these factors may have an adverse effect on the market price and liquidity of the notes, and therefore on your ability to recover the value of your investment in the notes, if at all.

There is no prior market for the notes and, if a market develops, it may not be liquid.

The notes are new securities which may not be widely distributed and for which there is currently no active trading market. Although we have made an application to the Luxembourg Stock Exchange to list the notes on the official list of the Luxembourg Stock Exchange and for such notes to be admitted to trading on the Luxembourg Stock Exchange’s Euro MTF Market, there can be no assurance that any liquid market for the notes will ever develop or be maintained. The underwriters have advised us that they currently intend to make a market in the notes that they distribute. However, the underwriters have no obligation to make a market in the notes and they may stop at any time. Furthermore, there can be no assurance as to the liquidity of any market that may develop for the notes or the prices at which you will be able to sell your notes, if at all. In addition to the factors set forth in “—The features of the notes as well as external factors may cause the market for the notes to become illiquid and the market price to decline. You may be unable to sell your notes at or near their principal amount or at all,” future trading prices of the notes will depend on many factors, including:

•	prevailing interest rates, including U.S. Treasury rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the notes;

•	the market for similar securities; and

•	general economic conditions.

Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the outstanding amount of the notes and the level, direction and volatility of market interest rates generally.

In addition, in the event that our obligations in connection with maintaining the listing of the notes on the Luxembourg Stock Exchange become unduly burdensome, we may be entitled to, and may decide to, delist the notes from such securities exchange and seek an alternate listing for the notes on another securities exchange.

The ratings of the notes may change after issuance of the notes, and those changes may have an adverse effect on the market prices and liquidity of the notes.

The notes are expected to receive a credit rating from one or more credit rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but reflect only the view of each rating agency at the time the rating is issued. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Ratings may be affected by a number of factors which can change over time, including the credit rating agency’s assessment of: the issuer’s strategy and management’s capability; the issuer’s financial condition including in respect of capital, funding and liquidity; competitive and economic conditions in the issuer’s key markets; the level of political support for the industries in which the issuer operates; and legal and regulatory frameworks affecting the issuer’s legal structure, business activities and the rights of its creditors. The credit rating agencies may also revise the ratings methodologies applicable to issuers within a particular industry, or political or economic region, or securities of a class having particular terms or features. If credit rating agencies perceive there to be adverse changes in the factors affecting an issuer’s credit rating, including by virtue of changes to applicable ratings methodologies, the credit rating agencies may downgrade, suspend or withdraw the ratings assigned to an issuer and/or its securities. In particular, Fitch Ratings Japan Limited downgraded the long-term credit ratings of us and SMBC in December 2022 by one-notch from A to A-.

A downgrade or potential downgrade in these ratings or the assignment of new ratings that are lower than existing ratings could reduce the number of potential investors in the notes and adversely affect the prices and liquidity of the notes. A security rating is not a recommendation to buy, sell or hold the notes and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

The notes may be assigned a credit rating below investment grade, in which case the notes will be subject to the risks associated with non-investment grade securities.

The notes may be assigned a credit rating below investment grade upon issuance or downgraded from investment grade to below investment grade after issuance. See “—The ratings of the notes may change after issuance of the notes, and those changes may have an adverse effect on the market prices and liquidity of the notes.” In such case, the notes will be subject to a higher risk of price volatility than higher-rated securities. Furthermore, decreases in our capital ratios, negative changes in our liquidity conditions, increases in our leverage or deteriorating outlooks for us, or volatile markets, could lead to a significant deterioration in market prices of below-investment grade rated securities.

Settlement activities of the notes through DTC will be suspended following DTC’s receipt of a Write-Down and Cancellation Notice.

Upon the occurrence of a Non-Viability Event or a Bankruptcy Event, we will deliver a Write-Down and Cancellation Notice to the holders of beneficial interests in the notes through DTC and to the trustee. Following the receipt of a Write-Down and Cancellation Notice by DTC and the commencement of the Suspension Period, DTC will suspend all clearance and settlement of the notes through DTC. As a result, the holders of beneficial interests in the notes will not be able to settle the transfer of any notes through DTC upon the commencement of the Suspension Period, and any sale or other transfer of the notes that a holder may have initiated prior to the commencement of the Suspension Period that is scheduled to settle during the Suspension Period will be rejected by, and will not be settled within, DTC. In this circumstance, transferors of the notes would not receive any consideration through DTC in respect of such intended transfer.

Any purchaser of the notes in a secondary market trade that settles through DTC after the occurrence of a Non-Viability Event or Bankruptcy Event but prior to the commencement of the related Suspension Period shall bear the risk that on the Write-Down and Cancellation Date the principal amount of the notes will be permanently written down to zero and the notes will be cancelled, and such purchaser may be required to settle the trade through DTC.

We will not instruct DTC to suspend clearance and settlement of the notes through DTC upon the occurrence of a Capital Ratio Event. During the period between the Capital Ratio Event and the respective Going

Concern Write-Down Date (being the date the write-down of principal on the notes takes place), secondary trading is expected to continue and investors will have an expectation that settlement of trades will continue without interruption. If a Capital Ratio Event occurs, secondary market pricing is likely to be especially volatile and you should not assume that transfers of notes during this period will settle smoothly compared to the ordinary course. See “—The features of the notes as well as external factors may cause the market for the notes to become illiquid and the market price to decline. You may be unable to sell your notes at or near their principal amount or at all.”

The amount of any recovery in proceedings in Japan on the notes may be calculated and determined in Japanese yen, and you will not be compensated for any currency exchange loss resulting from any conversion of such amount into U.S. dollars or other currencies.

If any recovery is obtained on the notes in liquidation or other proceedings in Japan, the amount of such recovery may be denominated only in Japanese yen. As a result, any Japanese yen-denominated recovery amount obtained on the notes in such liquidation or other proceeding, when and as converted into U.S. dollars or any other currency, will change, depending on the currency exchange rate applied at any given time. Fluctuations in the applicable foreign exchange rate may increase your risk of loss on your investment in the notes if and to the extent you are managing your investment in U.S. dollars or any currency other than the Japanese yen. Furthermore, any period of delay between the time when any such amount is determined in Japanese yen and the time when such amount is converted into U.S. dollars or another currency may further increase your risk of loss as the applicable foreign exchange rate may fluctuate during such period. There is no provision under the terms of the Indenture or the notes to indemnify the holders of the notes against losses incurred as a result of any judgment or order being given or made for any amount due and payable under the notes and such judgment or order being expressed and paid in a currency other than U.S. dollars or any currency other than the Japanese yen, and no other interest or compensation is payable on or for any loss incurred due to the impact of foreign exchange rate fluctuations on your investment in the notes.

The tax treatment of the notes for Japanese tax purposes is uncertain.

The Japanese tax treatment of the notes in respect of the write-down of the principal and the future reinstatement of the principal is not clear, due to lack of court or tribunal precedents or official interpretation of the relevant tax authority on this point. Accordingly, different considerations may apply with respect to the treatment of the redemption loss, meaning any negative difference between the acquisition price of the interest-bearing debt securities of the holder and the amount which the holder receives upon redemption of such interest-bearing debt securities, set forth in “Taxation—Japanese Taxation—The Notes—Interest Payments on Notes and Redemption Gain or Redemption Loss—1. Non-resident Investors—1.2. Redemption Gain or Redemption Loss,” in relation to the notes, including whether the redemption loss that would otherwise be recognized can be recognized at the time of the write-down of the principal or whether any income or gains, withholdable or otherwise, arise as a result of the future reinstatement of the principal. The holders of the notes should consult their own legal, tax, accountancy or other professional advisors in relation to the foregoing.

The U.S. federal income tax treatment of a write-down or write-up of principal of the notes is uncertain.

No statutory, judicial or administrative authority directly addresses the U.S. federal income tax treatment of a write-down of the notes that could be followed by a write-up of the notes. Among other matters, it is not clear whether a U.S. investor would be entitled to a deduction for loss at the time of such write-down or may be required to wait to take a deduction until it is certain that no write-up can occur (or until the notes are disposed of in a taxable disposition). If a U.S. investor is permitted to take a deduction at the time of a write-down, the investor may recognize gain at the time of a subsequent write-up. U.S. investors should consult their tax advisers to determine the U.S. federal income tax consequences of a write-down or reinstatement of principal of the notes.

FATCA withholding may become applicable to certain payments on the notes.

Provisions of U.S. tax law commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, impose a 30% withholding tax on certain U.S.-source payments made to a foreign financial institution (such as ourselves, certain of our subsidiaries or a financial intermediary through which an investor may hold notes), unless the financial institution is a “participating foreign financial institution,” or a PFFI, or otherwise exempt from FATCA. A PFFI is a foreign financial institution that has entered into an agreement with the U.S. Treasury Department, or a PFFI agreement, pursuant to which it agrees to perform specified due diligence, reporting and withholding functions. Specifically, under its PFFI agreement, a PFFI is required to obtain and report to the IRS certain information with respect to financial accounts held by U.S. persons or U.S.-owned foreign entities and may be required to withhold 30% from “foreign passthru payments” (which term is not yet defined) that it makes to foreign financial institutions that are not PFFIs or otherwise exempt from FATCA and certain other persons who fail to provide requested information. However, under proposed Treasury regulations (the preamble to which specifies that taxpayers can rely on them prior to their finalization), no such withholding will be required before the date that is two years after the date of publication of final Treasury regulations defining the term “foreign passthru payments.” The United States and Japan have entered into an intergovernmental agreement to facilitate the implementation of FATCA pursuant to which Japanese financial institutions (such as ourselves and certain of our subsidiaries) are directed by the Japanese authorities to register with the IRS and fulfill obligations consistent with those required under a PFFI agreement. We have registered with the IRS as a PFFI. The United States has also entered into intergovernmental agreements with other jurisdictions. These intergovernmental agreements (including the intergovernmental agreement with Japan) do not address how the United States and the relevant jurisdictions (including Japan) will address “foreign passthru payments” or whether withholding on such payments will be required by financial institutions that are subject to an intergovernmental agreement.

In the event that any amount of withholding is required from a payment on a note under FATCA or any intergovernmental agreement entered into with respect thereto, or any law, regulation or guidance implementing FATCA or such intergovernmental agreement, no additional amounts will be payable by us and withheld amounts will be treated as paid for all purposes under the notes.

The interest rate on the notes will reset on the applicable interest rate reset dates.

The interest rate on the notes will initially be the fixed per annum rate set forth on the cover page of this prospectus supplement from (and including) the issue date to (but excluding) the first interest rate reset date and will be reset to the applicable reset interest rate (as defined below) on the first interest rate reset date and each subsequent interest rate reset date. From (and including) each interest rate reset date to (but excluding) the next following interest rate reset date, the interest rate on the notes will be a fixed per annum rate equal to the applicable U.S. Treasury Rate as determined by the Calculation Agent on the applicable reset determination date, plus the margin per annum set forth on the cover page of this prospectus supplement. As a result, the interest rate on the notes following any interest rate reset date may be less than the applicable initial interest rate or any applicable reset interest rate, which would affect the amount of any interest payments under the notes and, by extension, could affect their market value.

USE OF PROCEEDS

We estimate that the net proceeds (after deducting underwriting commissions and estimated offering expenses) from the sale of the notes will be approximately $1,236 million. We intend to use the net proceeds of this offering to extend a perpetual subordinated loan, intended to qualify as Additional Tier 1 Capital and internal TLAC, to SMBC. SMBC intends to use the proceeds of the loan for general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness presented in accordance with IFRS, as of September 30, 2024 and adjusted to give effect to the issuance of the notes but not adjusted for the Tender Offers. It should be read in conjunction with our unaudited consolidated interim financial statements prepared in accordance with IAS 34 “Interim Financial Reporting” under IFRS, which are incorporated by reference herein.

	As of September 30, 2024
	Actual	As adjusted
	(Millions of yen)
Indebtedness:(1)
Borrowings
Unsubordinated borrowings	¥14,788,470	¥14,788,470
Subordinated borrowings	153,577	153,577
Liabilities associated with securitization transactions	1,173,466	1,173,466
Lease liabilities	413,818	413,818

Total borrowings	16,529,331	16,529,331

Debt securities in issue
Commercial paper	2,873,893	2,873,893
Unsubordinated bonds(2)	8,941,877	8,941,877
Subordinated bonds(2)	1,331,547	1,331,547

Total debt securities in issue	13,147,317	13,147,317

Financial liabilities designated at fair value through profit or loss(3)	545,667	545,667

Total indebtedness(4)	30,222,315	30,222,315

Equity:
Capital stock	2,345,961	2,345,961
Capital surplus	662,639	662,639
Retained earnings	7,828,663	7,828,663
Treasury stock	(34,102)	(34,102)

Equity excluding other reserves	10,803,161	10,803,161
Other reserves	3,751,932	3,751,932

Equity attributable to shareholders of Sumitomo Mitsui Financial Group, Inc.	14,555,093	14,555,093
Non-controlling interests	132,887	132,887
Equity attributable to other equity instruments holders(5)	1,682,652	1,682,652
Equity instruments being issued(5)(6)	—	178,525

Total equity	16,370,632	16,549,157

Total capitalization and indebtedness(7)	¥46,592,947	¥46,771,472

(1)	Figures for indebtedness do not include contingent liabilities.
(2)

We and certain of our subsidiaries, including SMBC, regularly issue senior and subordinated debt securities in a variety of currencies and issuance formats, including debt securities of SMFG similar to the notes offered hereby and debt securities of SMBC under its Global Medium Term Notes Program, Euro Medium Term Note Programme and Covered Bond Programme. On October 7, 2024, we issued €500 million aggregate principal amount of senior fixed rate notes. On January 15, 2025, we issued $800 million aggregate principal amount of senior floating rate notes due 2030 and $2.4 billion aggregate principal amount of senior fixed rate notes in three tranches. Issuances, redemptions and repurchases of debt securities from October 1, 2024 to the date hereof are not reflected in the table above.

(3)	Relates to certain debt securities issued by our subsidiaries for which we adopted the fair value option.
(4)	38.0% of our total indebtedness was secured as of September 30, 2024.
(5)

The notes will be classified as equity under IFRS. For further information, see Note 12 “Equity Attributable to Other Equity Instruments Holders” to the consolidated financial statements included in our report on Form 6-K furnished to the SEC on December 26, 2024, which is incorporated by reference herein. Issuances, redemptions and repurchases of equity instruments from October 1, 2024 to the date hereof, other than the issuance of the notes hereby, are not reflected in the table above.

(6)

The principal amount of the notes is converted to Japanese yen based on the exchange rate of ¥142.82 = $1.00, which was SMBC’s median exchange rate quotation for buying and selling spot dollars by telegraphic transfer against yen on September 30, 2024.

(7)	Except as disclosed in this prospectus supplement, there has been no material change in our consolidated capitalization and indebtedness since September 30, 2024.

SELECTED FINANCIAL AND OTHER INFORMATION (IFRS)

The tables below set forth our selected consolidated financial information as of and for each of the five fiscal years ended March 31, 2024, which is derived from our audited annual consolidated financial statements as of and for the same periods, prepared in accordance with IFRS, and our selected interim consolidated financial information as of September 30, 2024 and for the six months ended September 30, 2023 and 2024, which is derived from our unaudited interim consolidated financial statements as of and for the same periods, prepared in accordance with IAS 34 “Interim Financial Reporting” under IFRS. Our annual IFRS consolidated financial statements for the fiscal years ended March 31, 2022, 2023 and 2024 are included in our annual report on Form 20-F for the fiscal year ended March 31, 2024 filed with the SEC on June 27, 2024, which is incorporated by reference herein. Our IFRS unaudited interim consolidated financial statements as of September 30, 2024 and for the six months ended September 30, 2023 and 2024 are included in our report on Form 6-K furnished to the SEC on December 26, 2024, which is incorporated by reference herein. Our results of operations for the six months ended September 30, 2024 are not necessarily indicative of our operating results for the fiscal year ending March 31, 2025 or for any other period.

	Fiscal year ended March 31,					Six months ended September 30,
	2020(1)	2021	2022	2023	2024	2023	2024
	(Billions of yen, except per share data)
Consolidated income statement data:
Interest income	¥2,407	¥1,780	¥1,748	¥3,696	¥5,944	¥2,776	¥3,342
Interest expense	1,091	397	304	1,941	4,054	1,887	2,157
Net interest income	1,316	1,383	1,444	1,755	1,891	889	1,185
Fee and commission income	1,147	1,174	1,248	1,263	1,470	691	788
Fee and commission expense	204	202	210	223	234	119	150
Net fee and commission income	943	973	1,038	1,040	1,236	572	638
Net trading income (loss)	134	238	280	626	350	488	(179)
Net income (loss) from financial assets and liabilities at fair value through profit or loss	(22)	280	200	173	323	80	(11)
Net investment income	176	154	66	16	30	62	72
Other income	156	138	109	181	120	58	47
Total operating income	2,704	3,166	3,137	3,791	3,949	2,148	1,753
Impairment charges on financial assets	260	282	280	148	205	130	105
Net operating income	2,444	2,883	2,857	3,642	3,744	2,017	1,648
General and administrative expenses	1,696	1,679	1,802	1,965	2,230	1,072	1,187
Other expenses	489	284	369	502	467	130	190
Operating expenses	2,185	1,963	2,170	2,468	2,697	1,202	1,377
Share of post-tax profit (loss) of associates and joint ventures	24	36	(11)	87	160	55	47
Profit before tax	283	956	676	1,262	1,208	871	318
Income tax expense	52	251	161	326	312	208	53
Net profit	¥231	¥705	¥515	¥936	¥896	¥663	¥265
Profit attributable to:
Shareholders of Sumitomo Mitsui Financial Group, Inc.	¥200	¥687	¥500	¥912	¥873	¥651	¥250
Non-controlling interests	19	4	5	13	9	6	2
Other equity instruments holders	12	13	11	11	14	6	13
Earnings per share(2):
Basic	¥145.48	¥501.73	¥364.46	¥668.12	¥657.13	¥162.60	¥63.75
Diluted	145.39	501.49	364.31	667.89	656.94	162.55	63.74
Weighted average number of common shares in issue (in thousands of shares)	1,375,118	1,370,214	1,370,738	1,364,770	1,329,026	4,004,539	3,924,763
Dividends per share in respect of each fiscal year:
Common stock	¥185	¥195	¥200	¥220	¥260	/	/
	$1.70	$1.76	$1.63	$1.65	$1.72	/	/

	As of March 31,					As of September 30, 2024
	2020(1)	2021	2022	2023	2024
	(Billions of yen)
Consolidated statement of financial position data:
Total assets	¥212,158	¥235,025	¥248,161	¥257,687	¥281,272	¥278,197
Loans and advances	94,672	97,715	104,636	111,891	121,716	118,780
Total liabilities	201,224	222,749	235,379	244,150	264,993	261,826
Deposits	138,431	155,494	162,593	172,928	182,097	178,509
Borrowings	17,121	19,423	20,585	15,372	16,107	16,529
Debt securities in issue	10,985	11,229	11,428	11,985	14,075	13,147
Total equity	10,935	12,276	12,782	13,537	16,279	16,371
Capital stock	2,340	2,341	2,342	2,343	2,344	2,346

(1)	On April 1, 2019, we adopted IFRS 16 “Leases” retrospectively by adjusting the consolidated statement of financial position at the date of initial application.

From the fiscal year ended March 31, 2020, premiums for deposit insurance have been reclassified from “General and administrative expense” to “Interest expense.”

(2)

As resolved by our board of directors on May 15, 2024, we implemented a stock split on our common stock as of September 30, 2024, the record date, into three shares, effective as of October 1, 2024. Per share data and weighted average number of common shares for the six months ended September 30, 2023 and 2024 are calculated based on the assumption that the stock split had been implemented at the beginning of the year ended March 31, 2024. Amounts for other periods in this table do not reflect the stock split.

SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION (JAPANESE GAAP)

Supplemental Consolidated Information for SMFG

The tables below set forth our selected consolidated financial information as of and for each of the five fiscal years ended March 31, 2024, which is derived from our audited annual consolidated financial statements as of and for the same periods, prepared in accordance with Japanese GAAP, and our selected consolidated financial information as of December 31, 2024, and for the nine months ended December 31, 2023 and 2024, which is derived from our unaudited quarterly consolidated financial statements as of and for the same periods, prepared in accordance with Japanese GAAP. Our quarterly consolidated financial statements for the nine months ended December 31, 2024 are included in the Annex in this prospectus supplement. For a description of certain differences between IFRS and Japanese GAAP, see “Item 5.A. Operating Results—Reconciliation with Japanese GAAP” in our most recent annual report on Form 20-F filed with the SEC. Our results of operations for the nine months ended December 31, 2024 are not necessarily indicative of our operating results for the fiscal year ending March 31, 2025 or for any other period.

	Fiscal year ended March 31,					Nine months ended December 31,
	2020	2021	2022	2023	2024	2023	2024
	(Billions of yen)
Consolidated income statement information:
Consolidated gross profit	¥2,769	¥2,806	¥2,946	¥3,170	¥3,739	¥2,726	¥3,162
Net interest income	1,307	1,335	1,528	1,718	1,881	1,343	1,680
Trust fees	5	5	6	7	8	6	7
Net fees and commissions	1,083	1,094	1,200	1,219	1,482	1,056	1,171
Net trading income	263	200	101	121	108	117	222
Net other operating income	111	172	111	106	260	206	83
General and administrative expenses	(1,740)	(1,747)	(1,821)	(1,949)	(2,251)	(1,631)	(1,773)
Equity in gains (losses) of affiliates	56	25	29	55	72	107	71
Consolidated net business profit	1,085	1,084	1,153	1,276	1,560	1,202	1,460
Total credit cost	(171)	(361)	(274)	(210)	(274)	(135)	(158)
Gains (losses) on stocks	80	93	209	156	250	145	431
Other income (expenses)	(63)	(105)	(47)	(61)	(70)	(15)	(114)

Ordinary profit	932	711	1,041	1,161	1,466	1,197	1,619
Extraordinary gains (losses)	(43)	(39)	(111)	(62)	(124)	(112)	(7)

Income before income taxes	889	672	930	1,098	1,342	1,085	1,612
Income taxes	(168)	(156)	(215)	(282)	(374)	(288)	(470)
Profit attributable to non-controlling interests	(17)	(3)	(8)	(10)	(6)	(4)	(6)

Profit attributable to owners of parent	¥704	¥513	¥707	¥806	¥963	¥793	¥1,136

	As of March 31,					As of December 31, 2024
	2020	2021	2022	2023	2024
	(Billions of yen, except percentages)
Consolidated balance sheet information:
Total assets	¥219,864	¥242,584	¥257,705	¥270,429	¥295,237	¥310,853
Loans and bills discounted	82,518	85,133	90,834	98,404	107,014	113,370
Reserve for possible loan losses(1)	(479)	(659)	(818)	(750)	(818)	(798)
Securities	27,129	36,549	38,539	33,213	37,143	41,247
Deposits (including negotiable certificates of deposit)	137,223	154,597	161,655	171,796	179,512	188,254
Net assets	10,785	11,899	12,197	12,791	14,800	15,282
NPL ratio(2)	0.68%	0.98%	1.08%	0.80%	0.81%	0.68%
Loan-to-deposit ratio	60.1%	55.1%	56.2%	57.3%	59.6%	60.2%

(1)

Reserve for possible loan losses includes a general reserve, a specific reserve and a reserve for specific overseas countries. “Loan losses” includes losses derived not only from loans but also from other claims to borrowers, including commitments to extend credit, guarantees and standby letters of credit.

(2)

Non-performing loan ratio, or NPL ratio, equals the aggregate amount of outstanding loans and credit-type assets classified as NPLs under the Banking Act and the Act on Emergency Measures for the Revitalization of the Financial Functions of Japan, or the Financial Reconstruction Act, divided by the aggregate amount of all loans and credit-type assets subject to disclosure under the Banking Act and the Financial Reconstruction Act.

Supplemental Non-Consolidated Information for SMBC

The tables below set forth selected non-consolidated financial information of SMBC as of and for each of the five fiscal years ended March 31, 2024, which is derived from SMBC’s audited annual non-consolidated financial statements as of and for the same periods, prepared in accordance with Japanese GAAP. The tables also set forth selected non-consolidated financial information of SMBC as of September 30, 2024 and December 31, 2024, and for the nine months ended December 31, 2023 and 2024, which is derived from SMBC’s unaudited interim and quarterly non-consolidated financial statements as of and for the same periods, prepared in accordance with Japanese GAAP. SMBC’s audited annual non-consolidated financial statements and unaudited interim and quarterly non-consolidated financial statements are not included or incorporated by reference in this prospectus supplement or the accompanying prospectus.

	Fiscal year ended March 31,
	2020	2021	2022	2023	2024
	(Billions of yen, except percentages)
Non-consolidated income analysis information:
Gross banking profit(1)	¥1,412	¥1,482	¥1,579	¥1,699	¥1,885
Net interest income	878	936	1,091	1,164	1,166
Trust fees	2	2	2	2	3
Net fees and commissions	323	331	398	456	530
Net trading income (losses)	112	17	(70)	(54)	(126)
Net other operating income (expenses)	97	196	157	131	312
Net gains (losses) on bonds	74	80	(42)	(87)	(45)
Expenses(2)	(808)	(816)	(857)	(884)	(984)
Personnel expenses	(320)	(327)	(345)	(381)	(418)
Non-personnel expenses	(438)	(440)	(463)	(455)	(508)
Taxes	(50)	(50)	(49)	(48)	(58)
Banking profit (before provision for general reserve for possible loan losses)(3)	604	665	722	816	901
Total credit cost(4)	(50)	(243)	(161)	(115)	(96)
Net gains (losses) on stocks	52	64	157	142	236
Other non-recurring gains (losses)	(122)	(50)	28	24	(1)
Ordinary profit	484	436	746	866	1,040
Net income	317	338	546	634	763

Non-consolidated other financial information:
Interest rate earned on domestic loans and bills discounted	0.91%	0.84%	0.84%	0.83%	0.84%
Interest rate paid on domestic deposits, etc.	0.00%	0.00%	0.00%	0.00%	0.00%
Interest spread(5)	0.91%	0.84%	0.84%	0.83%	0.84%
Overhead ratio(6)	57.2%	55.1%	54.3%	52.0%	52.2%

	Nine months ended December 31,
	2023	2024
	(Billions of yen, except percentages)
Non-consolidated income analysis information:
Gross banking profit(1)	¥1,346	¥1,740
Net interest income	818	1,177
Trust fees	2	2
Net fees and commissions	370	405
Net trading income (losses)	(51)	42
Net other operating income (expenses)	207	115
Net gains (losses) on bonds	21	14
Expenses(2)	(724)	(783)
Personnel expenses	(308)	(335)
Non-personnel expenses	(372)	(400)
Taxes	(44)	(47)
Banking profit (before provision for general reserve for possible loan losses)(3)	622	957
Total credit cost(4)	(2)	(16)
Net gains (losses) on stocks	138	411
Other non-recurring gains (losses)	9	29
Ordinary profit	767	1,382
Net income	555	1,013

Non-consolidated other financial information:
Interest rate earned on domestic loans and bills discounted	0.83%	0.98%
Interest rate paid on domestic deposits, etc.	0.00%	0.05%
Interest spread(5)	0.83%	0.93%
Overhead ratio(6)	53.8%	45.0%

(1)

Gross banking profit (gyoumu ararieki) is the sum of net interest income, trust fees, net fees and commissions, net trading income (losses) and net other operating income (expenses). The Banking Act requires Japanese banks to disclose gross banking profit on a non-consolidated basis.

(2)	Expenses do not include non-recurring losses (credit costs and losses on stocks, etc.).
(3)

Banking profit (before provision for general reserve for possible loan losses) (gyoumu jun-eki), a commonly used indicator of the profitability of banking operations among Japanese banks, is calculated as follows: net interest income + trust fees + net fees and commissions + net trading income (losses) + net other operating income (expenses) – expenses on a non-consolidated basis.

(4)

Total credit cost = Provision for reserve for possible loan losses + Write-off of loans + Losses on sales of delinquent loans – Gains on reversal of reserve for possible loan losses – Recoveries of written-off claims.

(5)	Interest spread is the difference between the rate of the interest earned on average interest-earning assets and the rate of interest paid on average interest-bearing liabilities.
(6)	Overhead ratio is SMBC’s expenses divided by gross banking profit.

	As of March 31,
	2020	2021	2022	2023	2024
	(Billions of yen, except percentages)
Non-consolidated balance sheet information:
Total assets	¥193,964	¥215,847	¥227,965	¥235,337	¥249,722
Loans and bills discounted	80,187	81,938	87,671	94,307	101,125
Classified by type of loan:
Loans to small- and medium-sized enterprises, etc.(1)	33,095	33,528	33,867	35,425	38,080
Consumer loans	12,427	12,003	11,782	11,755	11,976
Housing loans	11,584	11,239	11,046	11,014	11,214
Classified by location:
Domestic offices (excluding offshore banking accounts)	54,613	56,909	57,980	61,087	64,495
Overseas offices and offshore banking accounts	25,574	25,028	29,692	33,220	36,630
Deposits (including negotiable certificates of deposit)	130,554	147,389	154,124	162,879	168,321
Loan-to-deposit ratio	61.4%	55.6%	56.9%	57.9%	60.1%

Non-consolidated credit quality information:
NPLs(2)	¥429	¥628	¥805	¥587	¥630
NPL ratio(3)	0.46%	0.65%	0.77%	0.52%	0.52%
Reserve ratio to unsecured assets(4)	66.81%	57.91%	63.36%	68.66%	67.56%

	As of September 30, 2024	As of December 31, 2024
	(Billions of yen, except percentages)
Non-consolidated balance sheet information:
Total assets	¥243,826	¥	/
Loans and bills discounted	99,438		106,695
Classified by type of loan:
Loans to small- and medium-sized enterprises, etc.(1)	37,499		/
Consumer loans	12,037		/
Housing loans	11,262		/
Classified by location:
Domestic offices (excluding offshore banking accounts)	63,688		66,967
Overseas offices and offshore banking accounts	35,750		39,728
Deposits (including negotiable certificates of deposit)	166,089		/
Loan-to-deposit ratio	59.9%		/
Non-consolidated credit quality information:
NPLs(2)	¥520		¥550
NPL ratio(3)	0.44%		0.43%
Reserve ratio to unsecured assets(4)	66.01%		/

(1)

Loans to small- and medium-sized enterprises, etc., represent a portion of all loans and bills discounted and include some consumer loans. Includes loans to individuals. Housing loans are a subset of consumer loans.

(2)	NPLs include loans, acceptances and guarantees, suspense payments and other credit-type assets based on the Banking Act and the Financial Reconstruction Act.
(3)

NPL ratio equals the aggregate amount of outstanding loans and credit-type assets classified as NPLs under the Banking Act and the Financial Reconstruction Act divided by the aggregate amount of all loans and credit-type assets subject to disclosure under the Banking Act and the Financial Reconstruction Act.

(4)

Reserve ratio to unsecured assets equals the sum of the specific reserve and the general reserve for substandard loans divided by the aggregate amount of unsecured loans classified as NPLs under the Banking Act and the Financial Reconstruction Act.

Other Supplementary Information

SMBC’s Bond Portfolio

SMBC’s bond portfolio is principally held for ALM purposes, with a small number of securities being held for inventory purposes for sales to customers. Most of SMBC’s bond portfolio is comprised of fixed-rate Japanese and local government bonds and high quality corporate bonds denominated in yen. On a non-consolidated basis, the approximate average duration of SMBC’s yen-denominated bond portfolio, including Japanese government bonds, or JGBs, but excluding private placement bonds, bonds held-to-maturity and bonds for which fair value hedge accounting is applied, was 2.1 years and 1.3 years as of March 31, 2024 and December 31, 2024, respectively. Bonds are also held to enhance liquidity, and, when needed, they can be used as collateral for call money or other money market funding or short-term borrowing from the Bank of Japan, or the BOJ. Sales of bonds are made from time to time in order to recognize discretionary gains. SMBC’s Treasury Department actively monitors the interest rate and maturity profile of its bond portfolio as part of our overall risk management.

Operating Results of SMBC Nikko Securities

SMBC Nikko Securities, on a consolidated basis, prepared in accordance with Japanese GAAP, recorded net operating revenue of ¥222.9 billion, ordinary loss of ¥42.2 billion and loss attributable to owners of parent of ¥39.8 billion for the fiscal year ended March 31, 2023, net operating revenue of ¥313.4 billion, ordinary income of ¥31.9 billion and profit attributable to owners of parent of ¥16.2 billion for the fiscal year ended March 31, 2024, and net operating revenue of ¥279.9 billion, ordinary income of ¥51.5 billion and profit attributable to owners of parent of ¥60.2 billion for the nine months ended December 31, 2024.

DESCRIPTION OF THE NOTES

The following description of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of our perpetual subordinated debt securities set forth in the accompanying prospectus under the heading “Description of the Debt Securities.” It is important for you to consider the information contained in this prospectus supplement and in the accompanying prospectus and any applicable pricing term sheet in making your investment decision with respect to the notes. Whenever a defined term is referred to but not defined in this section, the definition of that term is contained in the accompanying prospectus or in the Indenture. As used in this section, unless the context otherwise requires, references to “we,” “us,” “our” and similar terms refer only to Sumitomo Mitsui Financial Group, Inc. and not any of its subsidiaries.

General

The notes will constitute perpetual subordinated debt securities to be issued under a perpetual subordinated indenture between us and The Bank of New York Mellon, as trustee, dated as of March 5, 2024, as may be supplemented from time to time, or the Indenture. The Indenture is qualified under the U.S. Trust Indenture Act of 1939, as amended. The Indenture is more fully described in the accompanying prospectus. Copies of the Indenture and any amendments or supplements thereto will be available at the offices of the trustee.

We will issue the notes in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more registered notes in global form without coupons deposited with a custodian and registered in the name of DTC or its nominee, in each case for credit to the accounts of direct and indirect participants, including Euroclear and Clearstream. In certain circumstances, the notes may be represented by definitive notes in certificated form. See “Description of the Debt Securities—Form, Book-entry and Transfer” in the accompanying prospectus.

The notes:

•	are our perpetual obligations, and have no fixed maturity or mandatory redemption date;

•	are our subordinated obligations, as described below under “—Ranking” and “—Subordination;”

•

permit us in our sole and absolute discretion at all times and for any reason, and under certain circumstances may require us, to cancel any payment of interest, as described below under “—Cancellation of Interest Payments;” and

•

may be subject to a write-down of all or part of their principal amount under defined circumstances, specifically, a Going Concern Write-Down (as defined below) upon the occurrence of a Capital Ratio Event (as defined below) or a Write-Down and Cancellation (as defined below) upon the occurrence of a Non-Viability Event (as defined below) or a Bankruptcy Event (as defined below), as described below under “—Write-Downs and Write-Ups of the Notes.”

As a result of these and other features of the notes you may lose all or part of your investment in the notes or receive reduced or no interest payments. You should carefully consider the provisions of the notes related to such features and their potential effects before making an investment decision in the notes, and read the risk factors appearing in this document, including those under the heading “Risk Factors—Risks Related to the Notes.”

The notes may only be redeemed, at our option, in the circumstances and subject to the conditions set forth below under “—Redemption.” The notes will not be subject to any sinking fund.

In this section, the term “Business Day” means any day which is not a day on which banking institutions in The City of New York, London or Tokyo are authorized or required by law, regulation or executive order to close.

Ranking

The notes will constitute our direct and unsecured obligations and shall at all times rank pari passu and without any preference among themselves and at least equally and ratably with all of our indebtedness that is subordinated to Senior Indebtedness (as defined below), which term, for the avoidance of doubt, shall include our dated subordinated debt securities.

Notwithstanding the stated ranking of the notes, the notes may be subject to a Write-Down and Cancellation (as defined below) or Going Concern Write-Down (as defined below), as described under “—Write-Downs and Write-Ups of the Notes.”

Subordination

Upon the occurrence and continuation of a Liquidation Event (as defined below), our obligations pursuant to the notes (except for such amounts which shall have become due and payable prior to the occurrence of a Liquidation Event and remain unpaid) shall be subordinated in right of payment to all existing and future Senior Indebtedness, and each holder of the notes will only have a Liquidation Claim (as defined below). For so long as such Liquidation Event continues, no payments in respect of a Liquidation Claim shall be made unless and until a Condition for Liquidation Payment (as defined below) shall have occurred. Payments made in respect of a Liquidation Claim shall not exceed the applicable Liquidation Distributable Amount (as defined below). At any time prior to the payment of a Liquidation Claim in accordance with the subordination provisions of the notes, a Liquidation Claim shall be subject to a Going Concern Write-Down upon the occurrence of a Capital Ratio Event (as defined below), or a Write-Down and Cancellation upon the occurrence of a Non-Viability Event (as defined below) or Bankruptcy Event (as defined below), as the case may be. See “—Write-Downs and Write-Ups of the Notes—Going Concern Write-Down upon a Capital Ratio Event” and “—Write-Downs and Write-Ups of the Notes—Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event.”

“Condition for Liquidation Payment” means, upon the occurrence and continuation of a Liquidation Event, all Senior Indebtedness held by our creditors entitled to payment or satisfaction prior to commencement of distribution of residual assets to our shareholders is paid in full or otherwise satisfied in full in the liquidation proceeding (seisan) pursuant to the Companies Act (as defined below).

“Liquidation Claim” means the claim of each holder of the notes then outstanding in a liquidation proceeding (seisan) with respect to us (excluding a special liquidation proceeding (tokubetsu seisan)), in an amount equal to the Current Principal Amount (as defined below) of the notes held by such holder on the date on which such claim becomes due and payable pursuant to the subordination provisions of the notes, plus any accrued and unpaid interest thereon to, but excluding, the date on which the Liquidation Event occurs (excluding any amounts that shall have become due and payable prior to the occurrence of a Liquidation Event and remain unpaid).

“Liquidation Distributable Amount” means the amount of liquidation distributions that would have been paid from our assets in respect of a Liquidation Claim, assuming that the Liquidation Claims and all of the Liquidation Parity Liabilities had been our Senior Liquidation Preferred Shares (as defined below).

“Liquidation Event” means a liquidation proceeding (seisan), excluding a special liquidation proceeding (tokubetsu seisan), having been commenced by or in respect of us under the Companies Act.

“Liquidation Parity Liabilities” mean our liabilities that rank, or are expressed to rank, pari passu, or effectively pari passu, as to liquidation distributions with our liabilities under the notes (including (i) any existing or future Additional Tier 1 Liabilities (as defined below) and (ii) any liabilities which we may in the future owe to any Special Purpose Corporation (as defined below) and the proceeds of which are applied to liquidation distributions under the perpetual preferred securities issued by such Special Purpose Corporation). For the avoidance of doubt, this term shall not include any instruments issued or created directly or indirectly by any of our banking subsidiaries, including SMBC.

“Senior Indebtedness” means all our liabilities (including our liabilities under dated subordinated obligations) other than (i) our liabilities under the notes (except for liabilities which have become due and payable prior to the occurrence of a Liquidation Event and remain unpaid), (ii) Liquidation Parity Liabilities and (iii) any of our liabilities that rank, or are expressed to rank, effectively subordinate in priority of payment as to liquidation distributions to our liabilities under the notes.

“Senior Liquidation Preferred Shares” means our preferred shares ranking most senior in priority of payment as to liquidation distributions.

For the purposes of the calculation of the Liquidation Distributable Amount, the amount of Liquidation Claims and the amount of principal and accrued and unpaid interest (including additional amounts with respect thereto, if any) in respect of any Liquidation Parity Liabilities that are not denominated in Japanese yen shall be calculated in Japanese yen, and the Liquidation Distributable Amount payable in respect of a Liquidation Claim upon an occurrence of a Condition for Liquidation Payment (if any) shall be initially calculated in Japanese yen and converted into the currency in which the notes are denominated, each in a manner that we deem appropriate pursuant to applicable Japanese law.

The relative rankings and payment of the Liquidation Claims and other claims against us in any liquidation proceeding (seisan) in respect of us are in all events are subject to the provisions of the Companies Act, which prohibit distribution of residual assets to shareholders prior to payment or satisfaction of all of our then outstanding debts, which includes the Liquidation Claims to the extent not written down or cancelled pursuant to the Going Concern Write-Down, Write-Down and Cancellation or interest cancellation provisions, and subject to the subordination provisions, set forth in the Indenture and as applicable to the notes, as described herein.

No amendment or modification which is prejudicial to any present or future creditor in respect of any Senior Indebtedness of us shall be made to the subordination provisions contained in the Indenture in any respect. In no event shall any such amendment or modification be effective against any such creditor.

A holder or beneficial owner of a note by its acceptance thereof shall thereby agree that if any payment on the notes is made to such holder or beneficial owner with respect to a payment obligation that did not become due and payable prior to the occurrence of a Liquidation Event and the amount of such payment shall exceed the amount, if any, that should have been paid to such holder or beneficial owner upon the proper application of the subordination provisions of the notes, the payment of such excess amount shall be deemed null and void and such holder or beneficial owner shall be obliged to return the amount of the excess payment within ten days after receiving notice of the excess payment. Such holder or beneficial owner shall also thereby agree that upon the occurrence of a Liquidation Event and for so long as such Liquidation Event shall continue, such holder or beneficial owner shall not be entitled to exercise any right to set off any of our liabilities under the notes (except for such amounts which shall have become due and payable prior to the occurrence of the Liquidation Event) against any liabilities of such holder or beneficial owner owed to us unless and until the Condition for Liquidation Payment shall have been fulfilled, or in excess of the applicable Liquidation Distributable Amount.

As of September 30, 2024, we had ¥10,305.4 billion in outstanding indebtedness constituting our Senior Indebtedness on a non-consolidated basis. As of September 30, 2024, we had ¥1,681.8 billion in outstanding Liquidation Parity Liabilities on a non-consolidated basis, consisting of perpetual subordinated bonds and loans that constitute our Additional Tier 1 Liabilities.

Neither the Indenture nor the notes contain any limitations on the amount of Senior Indebtedness, Liquidation Parity Liabilities, Senior Liquidation Preference Shares or other liabilities or shares that we may hereafter issue, incur or assume (including through guarantee obligations) or on the amount of indebtedness or other liabilities that our subsidiaries may hereafter incur.

Principal and Interest for the Notes

We expect to issue perpetual subordinated notes with the initial aggregate principal amount set forth in the applicable pricing term sheet and described on the cover page of this prospectus supplement and under “Prospectus Supplement Summary—The Offering.”

The notes are our perpetual obligations in respect of which there is no fixed maturity or mandatory redemption date. The notes may only be redeemed, at our option, in the circumstances and subject to the conditions set forth below under “—Redemption.”

General

We will pay interest on the notes semiannually in arrears on June 5 and December 5 of each year (each an “interest payment date”), beginning on June 5, 2025 (short first coupon), or the “first interest payment date.” The period from, and including, the issue date of the notes to, but excluding, the first interest payment date, and each period from, and including, an interest payment date to, but excluding, the next interest payment date, are each referred to herein as an “interest period.”

From, and including, the issue date of the notes to, but excluding, June 5, 2035, or the “first interest rate reset date,” interest on the notes will accrue at the rate per annum set forth in the pricing term sheet and described on the cover page of this prospectus supplement and under “Prospectus Supplement Summary—The Offering.” Interest will be calculated per each $1,000 in Original Principal Amount, subject to any Going Concern Write-Down or Write-Up of the notes, and rounded to the nearest cent (half a cent being rounded upward). For the first interest payment date on June 5, 2025 and for each subsequent interest payment date until (and including) the first interest rate reset date, the respective amounts of interest per $1,000 in Original Principal Amount of the notes are each set forth in the pricing term sheet and described under “Prospectus Supplement Summary—The Offering,” subject to any necessary amendments and recalculations of such interest amounts for an interest period during which any Capital Ratio Event or Write-Up Date (as defined below) occurs, as described herein under “—Principal and Interest for the Notes—Calculating Interest Payments upon the Occurrence of a Capital Ratio Event and/or Write-Up of the Notes,” and the interest payment cancellation provisions, the Write-Down and Cancellation provisions and the subordination provisions described herein under “—Cancellation of Interest Payments,” “—Write-Downs and Write-Ups of the Notes,” “—Ranking” and “—Subordination,” respectively.

The rate of interest on the notes will be reset on the first interest rate reset date and every date that falls five, or a multiple of five, years thereafter (each such date, an “interest rate reset date”). From, and including, each interest rate reset date to, but excluding, the next following interest rate reset date (each such period, a “reset interest period”), the interest rate per annum on the notes will be equal to the sum of the applicable U.S. Treasury Rate (as defined below) as determined by the Calculation Agent (as defined below) on the applicable reset determination date (as defined below) plus the margin per annum set forth in the applicable pricing term sheet and described on the cover page of this prospectus supplement and under “Prospectus Supplement Summary—The Offering,” or the “reset interest rate.”

Interest will be payable to the persons in whose names the notes are registered as of the close of business on the fifteenth day before the interest payment date (whether or not a Business Day). Interest on the notes will be paid to, but excluding, the relevant interest payment date. We will compute interest on the notes on the basis of a 360-day year consisting of twelve 30-day months, and in the case of an incomplete month, the number of days elapsed and rounding the resulting figure to the nearest cent (half a cent being rounded upward).

We will pay the principal of, and interest on, the notes (including additional amounts with respect thereto, if any) in U.S. dollars or in such other coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

If any payment of principal of or interest on the notes is due and payable on a day that is not a Business Day, we will make payment on the date that is the next succeeding Business Day. Payments postponed to the next succeeding Business Day in this situation will be treated under the Indenture as if they were made on the original due date and no interest will accrue on the postponed amount from the original due date to the next succeeding Business Day. Postponement of this kind will not result in a default or breach under the notes.

Notwithstanding anything contrary contained in the terms of the notes, our obligations to make payments of principal of or interest on the notes are subject to the interest payment cancellation provisions, the Going Concern Write-Down and Write-Down and Cancellation provisions and the subordination provisions described herein under “—Cancellation of Interest Payments,” “—Write-Downs and Write-Ups of the Notes” and “—Ranking” and “—Subordination,” respectively.

Determination of Reset Interest Rate and Applicable U.S. Treasury Rate

The reset interest rate and the U.S. Treasury Rate in respect of each reset interest period shall be determined by The Bank of New York Mellon as calculation agent (the “Calculation Agent”) as soon as practicable after 5:00 p.m. (New York City time) on the reset determination date.

“U.S. Treasury Rate” means, with respect to a reset interest period, the rate per annum equal to:

(1)

the yield on U.S. Treasury securities having a maturity of five years for the most recent day appearing in the most recently published statistical release designated “H.15,” or any successor publication, as of 5:00 p.m. (New York City time) on the reset determination date, that is published by the Board of Governors of the Federal Reserve System that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, under the caption “Treasury constant maturities,” for the maturity of five years; or

(2)

if such release (or any successor release) is not published during any of the five New York Banking Days immediately prior to the reset determination date or does not contain such yield, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such reset determination date.

“Comparable Treasury Issue” means, with respect to a reset interest period, the U.S. Treasury security that is selected by us (and notified to the Calculation Agent) with a maturity date on or about (but not more than 30 calendar days before or after) the interest rate reset date immediately after the last day of the reset interest period and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of five years; provided, however, that the selection of the Comparable Treasury Issue shall be at our sole discretion and judgment, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the trustee, the paying agent and the holders of the notes.

“Comparable Treasury Price” means, with respect to a reset determination date, (i) the arithmetic average, as determined by the Calculation Agent, of the Reference Treasury Dealer Quotations (as defined below) for the Comparable Treasury Issue as of the reset determination date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average, as determined by the Calculation Agent, of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then the Reference Treasury Dealer Quotation as quoted by a Reference Treasury Dealer (as defined below).

“New York Banking Day” means any day, other than a Saturday, Sunday, that is neither a legal holiday in The City of New York nor a day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in The City of New York.

“Reference Treasury Dealer” means each of up to five banks selected by us (and notified to the Calculation Agent), or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars; provided, however, that the selection of the Reference Treasury Dealers shall be at our sole discretion and judgment, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the trustee, the paying agent and the holders of the notes.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and a reset determination date, the arithmetic average, as determined by the Calculation Agent, of the bid and asked prices quoted to us (and notified to the Calculation Agent) by such Reference Treasury Dealer for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, approximately at 11:00 a.m. (New York City time), on the reset determination date.

A “reset determination date” means, with respect to a reset interest period, the second Business Day immediately preceding the interest rate reset date falling on the first day of the reset interest period.

The Calculation Agent will, as soon as practicable after the determination of the reset interest rate on the notes, calculate the amount of interest (the “relevant interest amount”) for each interest period during the reset interest period during which such reset interest rate will apply.

All determinations, calculations and quotations made or obtained for the purposes of calculating the reset interest rate and the relevant interest amount, whether by us, the Calculation Agent or any Reference Treasury Dealer, in the absence of manifest error, will be final and conclusive for all purposes and binding on us, the trustee, the Calculation Agent, the paying agent and the holders of the notes.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one thousandth of a percentage point, with five ten-thousands of a percentage point rounded upward (e.g., 9.8765% (or 0.098765) being rounded to 9.877% (or 0.09877)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (half a cent being rounded upward).

The reset interest rate on the notes during any reset interest period will in no event be higher than the maximum rate permitted by applicable laws and regulations or lower than 0% per annum.

The Calculation Agent will cause the reset interest rate, the relevant interest amount for each interest period during the reset interest period during which such reset interest rate will apply, and the interest payment date in relation to each such interest period to be notified to us, the trustee, the paying agent and DTC, and such information will be notified or published to the holders of the notes through DTC or through another reasonable manner as soon as possible after their determination.

If at any time any Capital Ratio Event or Write-Up Date occurs during an interest period, and the relevant interest amount for any interest period is required to be amended from the relevant interest amount previously calculated pursuant to the terms of the notes, as described below under “—Calculating Interest Payments upon the Occurrence of a Capital Ratio Event and/or Write-Up of the Notes,” the Calculation Agent will, as soon as practicable, recalculate and amend the relevant interest amount for each relevant interest period, and cause the amended relevant interest amount for each such relevant interest period and the interest payment date in relation to each such relevant interest period to be notified to us, the trustee, the paying agent and DTC, and such information will be notified or published to the holders of the notes through DTC or through another reasonable manner.

Calculating Interest Payments upon the Occurrence of a Capital Ratio Event and/or Write-Up of the Notes

Except in the circumstances where a Write-Up Date occurs during an interest period as set forth in the following two paragraphs, if one or more Capital Ratio Events occurs during an interest period, the notes shall, for the entirety of such interest period, bear interest based on the Current Principal Amount of the notes (after giving effect to the Going Concern Write-Downs, as if the Going Concern Write-Downs resulting from such Capital Ratio Events had occurred on the first day of such interest period) on the immediately following interest payment date.

If a Write-Up Date occurs during an interest period, the notes shall bear interest for such interest period as follows:

(i)

for the portion of the interest period beginning on, and including, the first day of such interest period and ending on, but excluding, the Write-Up Date (the “pre-Write-Up Period”), the notes shall bear interest based on the Current Principal Amount of the notes on the date immediately preceding the Write-Up Date, without giving effect to the Write-Up; and

(ii)

for the portion of the interest period beginning on, and including, the Write-Up Date and ending on, but excluding, the immediately following interest payment date (the “post-Write-Up Period”), the notes shall bear interest based on the Current Principal Amount of the notes (after giving effect to the Write-Up) on the immediately following interest payment date; provided, however, that if one or more Capital Ratio Events occurs during the post-Write-Up Period, then for the post-Write-Up Period, the notes shall bear interest based on the Current Principal Amount of the notes (after giving effect to the Write-Up as well as the Going Concern Write-Downs, as if the Going Concern Write-Downs resulting from such Capital Ratio Events had occurred on the first day of the post-Write-Up Period) on the immediately following interest payment date.

Notwithstanding the foregoing, if (x) a Write-Up Date occurs during an interest period, (y) one or more Capital Ratio Events occurs during the post-Write-Up Period, and (z) the Current Principal Amount of the notes (after giving effect to the Going Concern Write-Downs as if the Going Concern Write-Downs resulting from such Capital Ratio Events had occurred on the first day of the post-Write-Up Period) on the immediately following interest payment date is less than the Current Principal Amount of the notes on the date immediately preceding the Write-Up Date, then the notes shall, for the entirety of such interest period, including the pre-Write-Up Period, bear interest based on the Current Principal Amount of the notes (after giving effect to the Going Concern Write-Downs, as if the Going Concern Write-Downs resulting from such Capital Ratio Events had occurred on the first day of such interest period) on the immediately following interest payment date.

If, during any interest period, more than one Write-Up occurs, interest for such period shall be calculated by us in a manner that we deem appropriate based on the general principles used to calculate interest on the notes described in the immediately preceding paragraphs and the Applicable Capital Adequacy Regulations.

For subsequent interest periods, the notes shall continue to bear interest based on the Current Principal Amount of the notes on the relevant interest payment date until any subsequent interest period during which one or more Capital Ratio Events or a Write-Up Date occur again.

Cessation of Accrual of Interest

Notwithstanding anything to the contrary contained in the terms of the notes, no interest shall accrue on the notes (i) after any date fixed for redemption, or (ii) during any period where a Liquidation Event occurs and continues.

Cancellation of Interest Payments

Optional Cancellation of Interest Payments

If we determine that it is necessary to cancel payment of interest on the notes at any time and in our sole discretion, we may cancel payment of all or part of the interest accrued on the notes on an interest payment date (including additional amounts with respect thereto, if any), even if no cancellation of interest is required or the amount so cancelled exceeds the amount we are required to cancel, as described below under “—Mandatory Cancellation of Interest Payments.”

If we determine not to make an interest payment (or if we determine to make a payment of a portion, but not all, of such interest payment) on any interest payment date, such non-payment will be deemed to be an effective cancellation of such interest payment (or the portion of such interest payment not paid) without any further action being taken or any other condition being satisfied.

Mandatory Cancellation of Interest Payments

In addition to our ability to cancel interest payments in our sole discretion, as described above in “—Optional Cancellation of Interest Payments,” we shall be prohibited from paying, and shall cancel, all or part of the interest on the notes on an interest payment date (including additional amounts with respect thereto, if any), if, and to the extent that, on such interest payment date, the amount of Distributable Amounts (as defined below) is less than the sum of (1) the aggregate amount of interest that should have been paid in respect of the notes on such interest payment date (disregarding the effect of any non-business day adjustments), (2) the aggregate amount of interest and dividends that should have been paid in respect of any Additional Tier 1 Instruments (as defined below) on the same date as such interest payment date (disregarding the effect of any non-business day adjustments), and (3) the aggregate amount of interest and dividends paid in respect of the notes and Additional Tier 1 Instruments, excluding amounts already deducted from Distributable Amounts, on or after the first day of the fiscal year in which such interest payment date falls and before such interest payment date (disregarding the effect of any non-business day adjustments).

For the purposes of the preceding paragraph, (i) the amounts of interest in respect of the notes and any Additional Tier 1 Instruments shall be deemed to include applicable additional amounts (including their equivalent under the Additional Tier 1 Instruments), if any, and (ii) the amounts of interest or dividends in respect of the notes and any Additional Tier 1 Instruments that are denominated in a currency other than Japanese yen shall be calculated in Japanese yen, and the amount of interest on the notes that is required to be cancelled on the relevant interest payment date (if any) shall be initially calculated in Japanese yen and converted into the currency in which the notes are denominated, each in a manner that we deem appropriate.

Effect of a Cancellation of Interest Payment; Dividend Stopper

Interest payments are non-cumulative, and any interest amount (including additional amounts with respect thereto, if any), the payment of which is cancelled (in whole or in part) either (i) in our discretion, as described above in “—Optional Cancellation of Interest Payments,” or (ii) because such cancellation is mandatory, as described above in “—Mandatory Cancellation of Interest Payments,” will be deemed not to have accrued and will not be due and payable at any time thereafter, and we shall be discharged and released from any and all of our obligations to pay such cancelled interest (and additional amounts with respect thereto, if any) on the notes. Non-payment of such cancelled interest (or additional amounts with respect thereto, if any) shall not constitute a breach, a default, an event of default or an event of acceleration under the terms of the notes or the Indenture. Accordingly, holders or beneficial owners of the notes will not have any claim therefor, whether or not interest is paid in respect of any other period. See “—No Events of Default or Rights of Acceleration.”

If we determine to cancel an interest payment on the notes (in whole or in part), either in our sole discretion or because such cancellation is mandatory, on an interest payment date, (i) we shall determine to cancel payments of interest in respect of any Additional Tier 1 Liabilities that should have been due and payable on the same date as such interest payment date for the notes (disregarding the effect of any non-business day adjustments), by at least the same ratio by which we determine to cancel the interest payment on the notes on such interest payment date, and (ii) until such time that we have first determined to resume payment in full of interest due on the notes based on the Current Principal Amount of the notes on an interest payment date after cancelling all or part of a payment of interest on the notes, or, if earlier, such time that all of the notes have been redeemed or repurchased and cancelled in accordance with their terms, we shall procure that our board of directors shall not resolve, or present its own proposal at a general meeting of shareholders, to make a payment of a cash dividend on our common stock.

Except as otherwise described above or prohibited by applicable law or regulations, we have the right to use the funds from cancelled payments of interest (including additional amounts with respect thereto, if any) without restriction.

Each holder or beneficial owner of a note by its acceptance thereof shall thereby agree that if any payment of interest in respect of the notes all or part of which should have not been paid to such holder or beneficial owner upon the proper application of the optional or mandatory interest payment cancellation provisions of the notes is made to such holder, such payment shall be deemed null and void, and such holder or beneficial owner or the trustee or paying agent (to the extent it has not paid such amount to any holder), as the case may be, shall be obliged to return the amount of the payment within ten days after receiving notice of the payment, and shall also thereby agree that any of our liabilities owed to such holder or beneficial owner, or in respect of interest on the notes which was cancelled under the optional or mandatory interest payment cancellation provisions of the notes, shall not be set off against any liabilities of such holder or beneficial owner owed to us.

Notice of Interest Cancellation

If we determine to cancel all or part of a payment of interest on the notes, either in our discretion or because such cancellation is mandatory, we shall endeavor to deliver a written notice of such cancellation to the holders of the notes and to the trustee in accordance with the terms of the Indenture at least five Business Days prior to the relevant interest payment date. Such notice shall include the ratio by which the interest payment under the notes is determined by us to be cancelled and the aggregate amount of interest on the notes to be paid (if any) on the relevant interest payment date in accordance with such ratio.

Any failure or delay by us to provide such notice will not have any impact on the effectiveness of, or otherwise invalidate, any such cancellation of interest payment, or give holders of the notes any rights as a result of such failure or delay.

Agreement to Interest Cancellation

Each holder and beneficial owner of the notes, by its acquisition of the notes, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that, to the extent and in the manner set forth in the Indenture or the notes:

(a)

no amount of interest (including additional amounts with respect thereto, if any) shall become due and payable in respect of the relevant interest period to the extent that it has been cancelled (in whole or in part) by us in our sole discretion and/or required to be cancelled (in whole or in part), as a result of the optional or mandatory interest payment cancellation provisions of the notes;

(b)

a cancellation of interest (including additional amounts with respect thereto, if any) (in each case, in whole or in part) in accordance with the terms of the Indenture shall not constitute a default or breach in payment or otherwise under the terms of the notes or the Indenture;

(c)

interest (including additional amounts with respect thereto, if any) will only be due and payable on an interest payment date to the extent it is not cancelled in accordance with the provisions described under “—Cancellation of Interest Payments”;

(d)

any interest (or additional amounts with respect thereto, if any) cancelled (in each case, in whole or in part) in the circumstances described above shall not be due and shall not accumulate or be payable at any time thereafter, and holders or beneficial owners of the notes shall have no rights thereto or to receive any additional interest or compensation as a result of such cancellation;

(e)

except as otherwise described above or prohibited by applicable law or regulations, we have the right to use the funds from cancelled payments of interest (including additional amounts with respect thereto, if any) without restriction; and

(f)

such holder or beneficial owner shall be deemed to have authorized, directed and requested DTC and any other intermediary and the paying agent to take any and all necessary action, if required, to implement an interest payment cancellation of the notes without any further action or direction on the part of such holder.

Redemption

Notwithstanding anything to the contrary contained in the Indenture or in the terms of the notes, any redemption of the notes shall be subject to the Going Concern Write-Down provisions, the Write-Down and Cancellation provisions, the Write-Up provisions, the cancellation of interest payment provisions and the subordination provisions, each described herein.

Optional Redemption

The notes may be redeemed at our option, in whole but not in part, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Capital Adequacy Regulations, on June 5, 2035 or any subsequent interest rate reset date and on giving not less than ten Business Days nor more than 60 days’ notice of redemption to the holders of the notes, at a redemption price equal to 100% of the Original Principal Amount of the notes together with any accrued and unpaid interest (including additional amounts with respect thereto, if any), to (but excluding) the date fixed for redemption; provided, however, that we shall not have such option to redeem the notes if the principal amount of the notes has been subject to one or more Going Concern Write-Downs and such written down amount has not been reinstated in full on the date fixed for redemption.

Optional Tax Redemption

The notes may be redeemed at our option, in whole, but not in part, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Capital Adequacy Regulations, at any time, on giving not less than ten Business Days nor more than 60 days’ notice of redemption to the holders of the notes, at a redemption price equal to 100% of the Current Principal Amount of the notes on the date fixed for redemption together with any accrued and unpaid interest (including additional amounts with respect thereto, if any) to (but excluding) the date fixed for redemption if (i) we are or will be obliged to pay additional amounts with respect to the notes as described under “Description of the Debt Securities—Taxation and Additional Amounts” in the accompanying prospectus, or (ii) there is more than an insubstantial risk that, for Japanese corporate tax purposes, any portion of the interest payable on the notes is not or will not be deductible from our taxable income or is or will be required to be deducted from the amount to be excluded from our taxable gross receipts, in each case of (i) and (ii) above, as a result of any change in, or amendment to, the laws or regulations of Japan or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the issuance of the notes; provided that such obligation cannot be avoided by us through the taking of reasonable measures available to us; and provided further that, in the case of (i) above no such notice of redemption shall be given sooner than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment then due in respect of the notes. Prior to the publication of any notice of redemption pursuant to this paragraph, we shall deliver to the trustee a certificate signed by an authorized officer stating that the conditions precedent to our right to so redeem have been fulfilled and an opinion of independent legal or tax advisor of recognized standing to the effect that we are or will be obliged to pay such additional amounts, in the case of (i) above, or, in the case of (ii) above, there is more than an insubstantial risk that, for Japanese corporate tax purposes, any portion of interest to be payable on the notes is not or will not be deductible from our taxable income or is or will be required to be deducted from the amount to be excluded from our taxable gross receipts, as the case may be, as a result of such change or amendment.

Repurchases

We or any subsidiary of ours may at any time, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Capital Adequacy Regulations, purchase any or all of the notes in the open market or otherwise at any price. Upon such repurchase, the paying agent shall, in accordance with the terms of the Indenture, cancel any notes so purchased that are surrendered to it. For the avoidance of doubt, the Original Principal Amount and the Current Principal Amount of the notes shall be adjusted to reflect any such partial repurchases and cancellation.

Subject to applicable law, neither we nor any subsidiary of ours shall have any obligation to offer to purchase any notes held by any holder as a result of our or its purchase or offer to purchase notes held by any other holder in the open market or otherwise.

Optional Regulatory Redemption

The notes may be redeemed at our option, in whole, but not in part, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Capital Adequacy Regulations, at any time, on giving not less than ten Business Days nor more than 60 days’ notice of redemption to the holders of the notes, at a redemption price equal to 100% of the Current Principal Amount of the notes on the date fixed for redemption together with any accrued and unpaid interest (including additional amounts with respect thereto, if any) to (but excluding) the date fixed for redemption if we determine after consultation with the FSA that there is more than an insubstantial risk that the notes will be partially or fully excluded from our Additional Tier 1 Capital under the applicable standards set forth in the Applicable Capital Adequacy Regulations and such exclusion cannot be avoided by us through the taking of reasonable measures available to us. Prior to the publication of any notice of redemption pursuant to this paragraph, we shall deliver to the trustee a certificate signed by an authorized officer stating that the conditions precedent to our right to so redeem have been fulfilled.

Notices of Redemption

Any notice of redemption of the notes shall conform to the requirements with respect to such notice set forth in the Indenture. A redemption notice will be automatically rescinded and will have no force and effect, and no redemption amount will be due and payable, if a Capital Ratio Event, Non-Viability Event, Bankruptcy Event or a Liquidation Event occurs prior to the applicable date fixed for redemption, in which case the notes will be subject to a Going Concern Write-Down or a Write-Down and Cancellation as described under “—Write-Downs and Write-Ups of the Notes” or the subordination provisions as described under “—Ranking” and “—Subordination.” Furthermore, if prior confirmation of the FSA with respect to any redemption of the notes is not obtained or is withdrawn or annulled for any reason prior to the applicable date fixed for redemption, then notice of redemption will be automatically rescinded and will have no force and effect, and no redemption amount will be due and payable. If a notice of redemption is rescinded for any of the reasons described in this paragraph, we will endeavor to promptly deliver written notice to the holders of the notes, the trustee and the agents, specifying the occurrence of the relevant event.

Write-Downs and Write-Ups of the Notes

Going Concern Write-Down upon a Capital Ratio Event

If a Capital Ratio Event occurs, the notes will be subject to a Going Concern Write-Down (as defined below) on the relevant Going Concern Write-Down Date (as defined below) automatically and without any additional action by us, the trustee, the agents or the holders or beneficial owners of the notes.

Upon the occurrence of a Capital Ratio Event, the following will occur on the relevant Going Concern Write-Down Date:

(i)	the Current Principal Amount of the notes will be written down by an amount equal to the relevant Going Concern Write-Down Amount (as defined below);

(ii)

we will be discharged and released from any and all of our obligations with respect to the payment of the Current Principal Amount of or interest on the notes (including additional amounts with respect thereto, if any) to the extent related to the relevant Going Concern Write-Down Amount, except for payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid; and

(iii)

each of the holders and beneficial owners of the notes will be deemed to have irrevocably waived its right to claim or receive, and will not have any rights against us with respect to, and cannot instruct the trustee to enforce, the payment of principal of the notes to the extent related to the relevant Going Concern Write-Down Amount or interest thereon (including additional amounts with respect thereto, if any), except for any payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid

(together, items (i) – (iii) describing a “Going Concern Write-Down”).

Our obligations with respect to, and any claims for, the payment of the Current Principal Amount of or interest on the notes (including additional amounts with respect thereto, if any) will be suspended to the extent related to the relevant Going Concern Write-Down Amount from the occurrence of a Capital Ratio Event until the relevant Going Concern Write-Down Date, except for payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid. Each holder and beneficial owner of the notes by its acceptance thereof, authorizes and directs the trustee on its behalf to take such action as may be necessary or appropriate to effectuate the Going Concern Write-Down and appoints the trustee as its attorney-in-fact for any and all such purposes.

A Capital Ratio Event may occur on any number of occasions and accordingly the notes may be written down on any number of occasions. For the avoidance of doubt, the Current Principal Amount of the notes may never be reduced to below one cent per $1,000 in Original Principal Amount as a result of any Going Concern Write-Down.

Except for claims with respect to payments of principal of or interest on the notes (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid, upon the occurrence of a Capital Ratio Event, (a) no holder or beneficial owner of the notes shall have any rights whatsoever under the Indenture or the notes to take any action or enforce any rights or to instruct the trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity or security provided by any holder or beneficial owner in such instruction or related to such instruction, any instruction previously given to the trustee by such holder or beneficial owner shall cease automatically and shall be deemed null and void and of no further effect, (c) no holder or beneficial owner may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by us arising under, or in connection with, the notes and each holder and beneficial owner of notes shall, by virtue of its holding of any notes, be deemed to have irrevocably waived all such rights of set-off, compensation or retention, and (d) no holder or beneficial owner will be entitled to make any claim in any bankruptcy, corporate reorganization or liquidation proceedings involving us or have any ability to initiate or participate in any such proceedings or do so through a representative, in each case, to the extent such right, instruction, exercise, claim or pleading, pertains to principal of the notes that has been or will be subject to a Going Concern Write-Down as a result of such Capital Ratio Event having occurred, or interest thereon (including additional amounts with respect thereto, if any), unless such principal amount has been reinstated, as described below under “—Write-Up upon a Write-Up Event.”

We shall, on the date of or as soon as practicable after the occurrence of a Capital Ratio Event, deliver a written notice (a “Going Concern Write-Down Notice”) to the holders and beneficial owners of the notes through DTC and to the trustee and the agents, confirming, among other things, the occurrence of such Capital Ratio Event and specifying with respect to the notes: the relevant Going Concern Write-Down Date, the relevant Going Concern Write-Down Amount and the Current Principal Amount of all of the notes on the relevant Going Concern Write-Down Date after giving effect to the relevant Going Concern Write-Down. Any failure or delay by us to deliver such Going Concern Write-Down Notice will not change or delay the effect of the occurrence of a Capital Ratio Event on our payment and other obligations under the notes, nor give holders or beneficial owners of the notes any rights as a result of such failure or delay.

“Going Concern Write-Down Date” means the date on which a Going Concern Write-Down shall become effective. A Going Concern Write-Down Date shall occur following each Capital Ratio Event, unless the Current Principal Amount of the notes is one cent per $1,000 in Original Principal Amount. Each Going Concern Write-Down Date shall be determined by us after consultation with the FSA and will be no less than one and no more than 30 days following the date of the relevant Capital Ratio Event.

“Going Concern Write-Down Amount” means the amount by which the Current Principal Amount of the notes per $1,000 in Original Principal Amount is to be reduced on any Going Concern Write-Down Date, such amount being:

(i)

the product of the Total Going Concern Write-Down Amount (as defined below) and a ratio, the numerator of which is the Current Principal Amount of the notes per $1,000 in Original Principal Amount and the denominator of which is the sum of the Current Principal Amounts of (x) the notes and (y) any Going Concern Loss Absorbing Instruments (rounding any amount less than a whole cent up to the nearest whole cent); provided, however, that if there is outstanding any Going Concern Loss Absorbing Instrument that by its terms (A) provides for the Write-Down or Conversion of such instrument prior to any Going Concern Write-Down of the notes or (B) provides for the Write-Down or Conversion of such instrument in an amount greater than that which would have been applied to such instrument if such instrument contained terms substantially equivalent to the Going Concern Write-Down provisions applicable to the notes, then the Going Concern Write-Down Amount shall be the product of the Total Going Concern Write-Down Amount less the sum of the Current Principal Amounts of any Going Concern Loss Absorbing Instruments identified in (A) and (B) above that shall become subject to the Write-Down or Conversion as set forth in said (A) and (B) (and if the Total Going Concern Write-Down Amount less the said sum becomes less than zero, the Total Going Concern Write-Down Amount shall be zero) and a ratio, the numerator of which is the Current Principal Amount of the notes per $1,000 in Original Principal Amount and the denominator of which is sum of the Current Principal Amounts of (x) the notes and (y) any Going Concern Loss Absorbing Instruments (other than any such Going Concern Loss Absorbing Instruments identified in (A) and (B) above) (rounding any amount less than a whole cent up to the nearest whole cent); or

(ii)

if the amount set forth in (i) is equal to or greater than the Current Principal Amount of the notes per $1,000 in Original Principal Amount, then the amount necessary to reduce the Current Principal Amount of the notes per $1,000 in Original Principal Amount to one cent per $1,000 in Original Principal Amount.

“Total Going Concern Write-Down Amount” means the amount determined by us in consultation with the FSA that would be sufficient in order to restore our Consolidated Common Equity Tier 1 Capital Ratio above 5.125% by the Going Concern Write-Down of the notes and the Write-Down or Conversion of any Going Concern Loss Absorbing Instruments.

The Going Concern Write-Down Amount of the notes and the Write-Down or Conversion amount of any Going Concern Loss Absorbing Instruments that are denominated in a currency other than Japanese yen shall be initially calculated in Japanese yen and converted into the currency in which the notes or the relevant Going Concern Loss Absorbing Instruments are denominated based on the relevant exchange rate(s) used by us in respect of the notes and the relevant Going Concern Loss Absorbing Instruments in calculating our Consolidated Common Equity Tier 1 Capital Ratio which resulted in the Capital Ratio Event.

A holder or beneficial owner of a note by its acceptance thereof shall thereby agree that if any payment on the notes is made to such holder or beneficial owner with respect to a payment obligation that was subject to a Going Concern Write-Down as described above, and which did not become due and payable prior to the occurrence of the relevant Capital Ratio Event, then the payment of such amount shall be deemed null and void and the holder or beneficial owner shall be obliged to return the amount of such payment within ten days after receiving notice of the payment.

Under the Indenture, none of the trustee and the agents shall be under any duty to determine, monitor or report whether a Capital Ratio Event has occurred or circumstances exist which may lead to the occurrence of a Capital Ratio Event and will not be responsible or liable to the holders of the notes or any other person for any loss arising from any failure by it to do so. Unless and until the trustee and the agents receive a Going Concern Write-Down Notice in accordance with the terms of the Indenture, the trustee and each agent shall be entitled to assume that no Capital Raito Event or other such event or circumstance has occurred or exists. The trustee and each agent shall be entitled, without further enquiry and without liability to any holder or any other person, to rely on any Going Concern Write-Down Notice and each such Going Concern Write-Down Notice shall be conclusive evidence of the occurrence of the Capital Ratio Event. Each of the trustee, the agents, DTC and any other relevant clearing system shall be entitled without further enquiry and without liability to any holder of the notes or any other person to rely conclusively on any Going Concern Write-Down Notice, and the same shall be conclusive and binding on holders of the notes. So long as the notes are held in global form, neither the trustee nor the agents nor any common depository nor any registered holder thereof shall, in any circumstances, be responsible or liable to the holders of the notes or any other person for any act, omission or default by DTC or any other relevant clearing system, or its respective participants, members, any broker-dealer or any other relevant third party with respect to the notification and/or implementation of any Going Concern Write-Down by any of them in respect of such notes.

Write-Up upon a Write-Up Event

Subject to compliance with the Applicable Capital Adequacy Regulations, upon the occurrence of a Write-Up Event (as defined below), we shall cause the Current Principal Amount of the outstanding notes that have been subject to one or more Going Concern Write-Downs to be increased by the relevant Write-Up Amount (as defined below) on a Write-Up Date. Each such reinstatement of principal is referred to as a “Write-Up.”

Upon a Write-Up, claims of holders of the notes with respect to payments of principal of the notes that were previously waived upon the occurrence of a Going Concern Write-Down, and our obligations to pay the principal of the notes that were previously discharged and released upon the occurrence of a Going Concern Write-Down, shall be deemed reinstated, and such waiver, discharge and release previously given or granted shall be of no further effect, to the extent of the relevant Write-Up Amount, without any retroactive effect, on the relevant Write-Up Date.

The notes may be subject to one or more Write-Ups, but in no event shall the Current Principal Amount of the notes, after giving effect to any Write-Up, exceed the Original Principal Amount of the notes.

A “Write-Up Event” shall be deemed to occur if we determine, in our sole discretion and in accordance with the Applicable Capital Adequacy Regulations, to reinstate an amount of principal of the notes that was previously subject to one or more Going Concern Write-Downs after we obtain prior confirmation from the FSA that our Consolidated Common Equity Tier 1 Capital Ratio will remain at a sufficiently high level after giving effect to the relevant Write-Up of the notes together with the write-up of any Write-Up Instruments (as defined below).

“Write-Up Amount” means the amount by which the Current Principal Amount of the notes per $1,000 in Original Principal Amount is to be increased on any Write-Up Date, such amount being the product of:

(i)	the total amount determined by us after consultation with the FSA by which the Current Principal Amount of the notes and any Write-Up Instruments is to be increased; and

(ii)

a ratio, the numerator of which is $1,000 in Original Principal Amount of the notes minus the Current Principal Amount of the notes per $1,000 in Original Principal Amount, and the denominator of which is the sum of (x) the Original Principal Amount of the notes minus the Current Principal Amount of the notes and (y) the Original Principal Amount of any Write-Up Instruments minus the Current Principal Amount of any Write-Up Instruments, each as of the date of the relevant Write-Up Event (rounding any amount less than a whole cent down to the nearest whole cent).

The Write-Up Amount of the notes and the amount written-up of any Write-Up Instruments that are denominated in a currency other than Japanese yen shall be initially calculated in Japanese yen and converted into the currency in which the notes or the Write-Up Instruments are denominated based on the exchange rate(s) used by us in respect of the notes and the Write-Up Instruments in calculating our most recent Consolidated Common Equity Tier 1 Capital Ratio published prior to the date of the relevant Write-Up Event.

“Write-Up Date” means the date on which a Write-Up shall become effective. Each Write-Up Date will be determined by us in our sole discretion after consultation with the FSA and shall be no less than one and no later than 30 days following the date of the relevant Write-Up Event.

Notwithstanding anything to the contrary contained in the terms of the notes, no Write-Up Event shall occur (i) after any date fixed for the redemption, (ii) after a Liquidation Claim becomes due and payable pursuant to the subordination provisions as described under “—Ranking” and “—Subordination,” or (iii) after an occurrence of a Non-Viability Event or a Bankruptcy Event.

If we determine to effect a Write-Up of the notes, as soon as practicable after such determination, we will deliver a written notice (a “Write-Up Notice”) to the holders of the notes through DTC and to the trustee and the agents, confirming, among other things, our determination to effect a Write-Up and with respect to the notes: the Write-Up Date, the Write-Up Amount and the Current Principal Amount of all of the notes on the Write-Up Date after giving effect to the Write-Up.

Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event

If a Non-Viability Event or Bankruptcy Event occurs, the notes will be subject to a Write-Down and Cancellation on the relevant Write-Down and Cancellation Date (as defined below) upon the occurrence of the Non-Viability Event, or immediately upon the occurrence of the Bankruptcy Event, automatically and without any additional action by us, the trustee, the agents or the holders or beneficial owners of the notes.

Upon the occurrence of a Non-Viability Event or a Bankruptcy Event, the following will occur, (a) in the case of a Non-Viability Event, on the relevant Write-Down and Cancellation Date, or (b) in the case of a Bankruptcy Event, immediately upon the occurrence of the Bankruptcy Event:

(i)	the Current Principal Amount of the notes will be permanently written down to zero and the notes will be deemed cancelled;

(ii)

we shall be discharged and released from any and all of our obligations to pay any amount of principal or interest (including additional amounts with respect thereto, if any) on the notes, except for payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event or Bankruptcy Event, as the case may be, and remain unpaid; and

(iii)

each of the holders and beneficial owners of the notes will be deemed to have irrevocably waived its right to claim or receive, and will not have any rights against us with respect to, and cannot instruct the trustee to enforce, the payment of principal of or interest on the notes (including additional amounts with respect thereto, if any), except for any payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event or Bankruptcy Event, as the case may be, and remain unpaid

(together, items (i)-(iii) describing a “Write-Down and Cancellation”).

In the case of a Non-Viability Event, our obligations with respect to, and any claims for, the payment of principal of or interest on the notes (including additional amounts with respect thereto, if any), except for payments of principal or interest (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event and remain unpaid, will be suspended from the occurrence of the Non-Viability Event until the Write-Down and Cancellation Date. Each holder and beneficial owner of the notes by its acceptance thereof, authorizes and directs the trustee and the agents on its behalf to take such action as may be necessary or appropriate to effectuate the Write-Down and Cancellation and appoints the trustee as its attorney-in-fact for any and all such purposes.

Except for claims with respect to payments of principal of or interest on the notes (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event or Bankruptcy Event, as the case may be, and remain unpaid, upon the occurrence of a Non-Viability Event or Bankruptcy Event, (a) no holder or beneficial owner of the notes shall have any rights whatsoever under the Indenture or the notes to take any action or enforce any rights or to instruct the trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity or security provided by any holder or beneficial owner in such instruction or related to such instruction, any instruction previously given to the trustee by any holders or beneficial owners of the notes shall cease automatically and shall be deemed null and void and of no further effect, (c) no holder or beneficial owner may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by us arising under, or in connection with, the notes and each holder and beneficial owner of notes shall, by virtue of its holding of any notes, be deemed to have irrevocably waived all such rights of set-off, compensation or retention and (d) no holder or beneficial owner will be entitled to make any claim in any bankruptcy, corporate reorganization or liquidation proceedings involving us or have any ability to initiate or participate in any such proceedings or do so through a representative.

“Write-Down and Cancellation Date” means the date on which the Write-Down and Cancellation shall become effective. In the case of a Bankruptcy Event, the Write-Down and Cancellation Date shall be the date on and the time at which the Bankruptcy Event occurs. In the case of a Non-Viability Event, the Write-Down and Cancellation Date shall be determined by us after consultation with the FSA and will be no less than one and no more than ten Business Days following the date of the Write-Down and Cancellation Notice.

We shall, on the date of or as soon as practicable after the occurrence of a Non-Viability Event or Bankruptcy Event, deliver a written notice (a “Write-Down and Cancellation Notice”) to the holders and beneficial owners of the notes through DTC and to the trustee and the agents, confirming the occurrence of such Non-Viability Event or Bankruptcy Event and specifying the Write-Down and Cancellation Date. Any failure or delay by us to provide a Write-Down and Cancellation Notice shall not change or delay the effect of the occurrence of such Non-Viability Event or Bankruptcy Event on our payment and other obligations under the notes, nor give holders or beneficial owners of the notes any rights as a result of such failure or delay.

Following the receipt of a Write-Down and Cancellation Notice by DTC and the commencement of the Suspension Period (as defined below), DTC will suspend all clearance and settlement of the notes through DTC for the duration of the Suspension Period. After such suspension has commenced, holders of beneficial interests in the notes will not be able to settle the transfer of any notes through DTC, and any sale or other transfer of the notes that a holder may have initiated prior to such suspension will be rejected by, and will not be settled within, DTC. See “Risk Factors—Risks Related to the Notes—Settlement activities of the notes through DTC will be suspended following DTC’s receipt of a Write-Down and Cancellation Notice.”

“Suspension Period” means the period commencing on the New York Banking Day immediately following the date on which a Write-Down and Cancellation Notice is received by DTC (except that such period may commence on the second New York Banking Day immediately following the day on which a Write-Down and Cancellation Notice is received by DTC, if DTC so determines in its discretion in accordance with its rules and procedures) and ending on (i) the Write-Down and Cancellation Date in the case of the occurrence of a Non-Viability Event, or (ii) the date on which DTC writes down the full principal amount of the notes pursuant to its rules and procedures in the case of the occurrence of a Bankruptcy Event, as applicable.

A holder or beneficial owner of a note by its acceptance thereof shall thereby agree that if any payment on the notes is made to such holder or beneficial owner with respect to a payment obligation that did not become due and payable prior to the occurrence of a Non-Viability Event or Bankruptcy Event, as the case may be, then the payment of such amount shall be deemed null and void and the holder or beneficial owner shall be obliged to return the amount of such payment within ten days after receiving notice of the payment.

Under the Indenture, none of the trustee and the agents shall be under any duty to determine, monitor or report whether a Non-Viability Event or Bankruptcy Event has occurred or circumstances exist which may lead to the occurrence of a Non-Viability Event or Bankruptcy Event and will not be responsible or liable to the holders of the notes or any other person for any loss arising from any failure by it to do so. Unless and until the trustee and the agents receive a Write-Down and Cancellation Notice in accordance with the terms of the Indenture, the trustee and each agent shall be entitled to assume that no Non-Viability Event or Bankruptcy Event or other such event or circumstance has occurred or exists. The trustee and each agent shall be entitled, without further enquiry and without liability to any holder or any other person, to rely on any Write-Down and Cancellation Notice and each such Write-Down and Cancellation Notice shall be conclusive evidence of the occurrence of the Non-Viability Event or Bankruptcy Event, as the case may be. Each of the trustee, the agents, DTC and any other relevant clearing system shall be entitled without further enquiry and without liability to any holder or any other person to rely conclusively on any Write-Down and Cancellation Notice, and the same shall be conclusive and binding on holders. So long as the notes are held in global form, neither the trustee nor the agents nor any common depository nor any registered holder thereof shall, in any circumstances, be responsible or liable to the holders or any other person for any act, omission or default by DTC or any other relevant clearing system, or its respective participants, members, any broker-dealer or any other relevant third party with respect to the notification and/or implementation of any Write-Down and Cancellation by any of them in respect of such notes.

Agreement to Going Concern Write-Down and Write-Down and Cancellation

Each holder and beneficial owner of the notes, by its acquisition of the notes, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that, to the extent and in the manner set forth in the Indenture or the notes,

(i)

the notes shall be subject to Going Concern Write-Down upon the occurrence of a Capital Ratio Event on the relevant Going Concern Write-Down Date and that we shall not be obliged to make any payment of Current Principal Amount of the notes to the extent of the relevant Going Concern Write-Down Amount or interest thereon (including additional amounts with respect thereto, if any) except for payments of principal or interest on the notes (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of such Capital Ratio Event; and

(ii)

we shall not be obliged to make any payment of principal or interest on the notes (including additional amounts with respect thereto, if any) except for payments of principal of or interest on the notes (including additional amounts with respect thereto, if any) that have become due and payable prior to the occurrence of a Non-Viability Event or a Bankruptcy Event and that the notes shall be subject to Write-Down and Cancellation on the relevant Write-Down and Cancellation Date upon the occurrence of a Non-Viability Event or immediately upon the occurrence of a Bankruptcy Event.

No Events of Default or Rights of Acceleration

Non-payment of principal of or interest on the notes (including additional amounts with respect thereto, if any) or breach of covenants in the Indenture or the notes shall not constitute an event of default or an event of acceleration under the Indenture or the notes or give rise to any right of the holders or the trustee to declare the principal of or interest on the notes to be due and payable or accelerate any payment of such principal or interest, and there are no events of default or circumstances in respect of the notes that entitle the holders or the trustee to require that the notes become immediately due and payable.

Upon the occurrence and continuation of a Liquidation Event, holders of the notes shall have a Liquidation Claim, payment of which is subject to the subordination provisions of the notes as described under “—Ranking” and “—Subordination.”

Under the Indenture, subject to the provisions as described in the immediately preceding paragraphs, a “breach” with respect to the notes means each one of the following events which shall have occurred and be continuing:

(i)

our failure to pay the principal, if, when and to the extent due, or, to pay the interest when due unless we determined to cancel such interest payment in respect of the notes, and the continuance of any such failure for a period of 30 days after the date when due, unless we shall have cured such failure by payment within such period; or

(ii)

our failure to duly perform or observe any other term, covenant or agreement contained in the Indenture in respect of the notes for a period of 90 days after the date on which written notice of such failure, requiring us to remedy the same, shall have been given first to us (and to the trustee in the case of notice by the holders referred to below) by the trustee or holders of at least 25% in Current Principal Amount of the then outstanding notes (such notification must specify the breach, demand that it be remedied and state that the notification is a “Notice of Breach” under the Indenture).

Limitations on a holder’s ability to institute proceedings against us under the Indenture, including with respect to a “breach,” are described under “Description of the Debt Securities—Limitation on Suits” in the accompanying prospectus.

Notwithstanding the above, the right of any holder of notes to receive payment of the principal of and interest on such notes on or after the date on which it has become due and payable, or to institute suit for the enforcement of any such payment on or after such date, shall not be impaired or affected without the consent of such holder. For the avoidance of doubt, the foregoing shall not be construed to impair the effectiveness of the Going Concern Write-Down, Write-Down and Cancellation, interest cancellation or subordination provisions set forth in the Indenture or the notes.

Definitions

Set forth below are definitions for certain terms used in this Description of the Notes for which no definition is otherwise provided.

“Additional Tier 1 Capital” means any and all items constituting Additional Tier 1 capital under the Applicable Capital Adequacy Regulations and shall also include any successor or substitute term applicable pursuant to the Applicable Capital Adequacy Regulations.

“Additional Tier 1 Instruments” means at any time (i) Additional Tier 1 Liabilities, (ii) any preferred stock issued directly by us and (iii) any instruments (including preferred shares) issued or created by us through one of our Special Purpose Corporations; provided that, in the cases of (ii) or (iii), such preferred stock or instrument constitutes our Additional Tier 1 Capital. For the avoidance of doubt, this term shall not include any instruments issued or created directly or indirectly by any of our banking subsidiaries, including SMBC.

“Additional Tier 1 Liabilities” means at any time instruments qualifying as our Additional Tier 1 Capital (other than the notes, but including any other series of perpetual subordinated debt securities issued or to be issued under the Indenture) that are issued directly by us and are treated as our liabilities under the Applicable Capital Adequacy Regulations.

“Applicable Capital Adequacy Regulations” means, at any time, any laws, cabinet orders, ministerial ordinances, public ministerial announcements, guidelines and policies and other published documents of the FSA or other governmental authority each relating to the capital adequacy regulations that are then in effect and applicable to us, including, without limitation, the Banking Act of Japan (Act No. 59 of 1981, as amended) and the Public Ministerial Announcement (kokuji (No. 20 of the FSA Public Ministerial Announcement of 2006, as amended)).

“Bankruptcy Act” means the Bankruptcy Act of Japan (Act No. 75 of 2004), as amended or replaced from time to time.

“Bankruptcy Event” means any of the following events:

(i)	a court of competent jurisdiction in Japan shall have commenced bankruptcy proceedings with respect to us pursuant to the provisions of the Bankruptcy Act;

(ii)	a court of competent jurisdiction in Japan shall have commenced reorganization proceedings with respect to us pursuant to the provisions of the Reorganization Act;

(iii)	a court of competent jurisdiction in Japan shall have commenced civil rehabilitation proceedings with respect to us pursuant to the provisions of the Civil Rehabilitation Act;

(iv)	a special liquidation proceeding (tokubetsu seisan) shall have been commenced by or with respect to us pursuant to the provisions of the Companies Act; or

(v)

we shall have become subject to bankruptcy, corporate reorganization, civil rehabilitation, special liquidation or other equivalent proceedings pursuant to any applicable law of any jurisdiction other than Japan, which proceedings have an equivalent effect to those set forth in clauses (i), (ii), (iii) or (iv) above.

A “Capital Ratio Event” will be deemed to have occurred if we publicly announce (including without limitation by way of a public announcement made in accordance with applicable law or the rules of a relevant securities exchange) that our Consolidated Common Equity Tier 1 Capital Ratio, calculated by us pursuant to the Applicable Capital Adequacy Regulations as of a Quarterly Financial Period End Date or any other date, has fallen below 5.125%; provided, however, that a Capital Ratio Event will be deemed not to have occurred if, prior to such public announcement, (a) we submit a plan to the FSA, under which plan our Consolidated Common Equity Tier 1 Capital Ratio is expected to increase above 5.125% in the absence of a Going Concern Write-Down of the notes and (b) the FSA approves such plan.

“Consolidated Common Equity Tier 1 Capital Ratio” means, as of any date, the Common Equity Tier 1 risk-weighted capital ratio on a consolidated basis, as calculated in accordance with the Applicable Capital Adequacy Regulations, and shall also include any successor or substitute term applicable pursuant to the Applicable Capital Adequacy Regulations.

“Civil Rehabilitation Act” means the Civil Rehabilitation Act of Japan (Act No. 225 of 1999), as amended or replaced from time to time.

“Companies Act” means the Companies Act of Japan (Act No. 86 of 2005), as amended or replaced from time to time.

“Current Principal Amount” means at any time:

(i)

with respect to the notes, the then outstanding principal amount of the notes, being the principal amount of the notes upon issuance, as such amount may be reduced on one or more occasions, including pursuant to a Going Concern Write-Down, and/or reinstated on one or more occasions following a Write-Up, as the case may be, in accordance with the terms of the notes and the Indenture; or

(ii)

with respect to any Going Concern Loss Absorbing Instruments, the then outstanding principal amount of such Going Concern Loss Absorbing Instruments, as calculated in accordance with its terms and conditions, including the application of loss absorption (including Write-Down or Conversion) or write-up provisions, if any.

For the avoidance of doubt, the Current Principal Amount shall be subject to adjustment due to partial redemptions or repurchases and cancellation, if any, conducted pursuant to the terms of the Indenture and the notes or such Going Concern Loss Absorbing Instruments.

“Deposit Insurance Act” means the Deposit Insurance Act of Japan (Act No. 34 of 1971), as amended or replaced from time to time.

“Distributable Amounts” means, in respect of any interest payment date of the notes, our distributable amounts (bunpai kano gaku) on such interest payment date calculated in accordance with the Companies Act.

“FSA” means the Financial Services Agency of Japan, or any successor or similar authority.

“Going Concern Loss Absorbing Instrument” means at any time any Additional Tier 1 Instrument that is subject to Write-Down or Conversion upon the occurrence of a Capital Ratio Event pursuant to such instrument’s terms or otherwise.

“New York Banking Day” means any day, other than a Saturday, Sunday, that is neither a legal holiday in The City of New York nor a day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in The City of New York.

A “Non-Viability Event” will be deemed to have occurred at the time that the Prime Minister of Japan, following deliberation by Japan’s Financial Crisis Response Council pursuant to the Deposit Insurance Act, confirms (nintei) that “Specified Item 2 measures (tokutei dai nigo sochi),” which are the measures set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (including any successor articles thereto), as then in effect, need to be applied to us under circumstances where our liabilities exceed or are likely to exceed our assets, or we have suspended or are likely to suspend payment of our obligations.

“Original Principal Amount” means with respect to the notes and any Going Concern Loss Absorbing Instruments, the principal amount of the notes or such Going Concern Loss Absorbing Instruments upon initial issuance or creation. For the avoidance of doubt, the Original Principal Amount is subject to adjustment due to partial redemptions or repurchases and cancellation, if any, conducted pursuant to the terms of the Indenture and the notes or such Going Concern Loss Absorbing Instruments.

“principal” means, when used with respect to the notes, and when the context so requires, the Current Principal Amount of the notes at any relevant time and, where such term is used in relation to any payment, the principal if, when and to the extent due and payable under the Indenture and the notes.

“Quarterly Financial Period End Date” means the last day of each quarterly financial period of us.

“Reorganization Act” means the Corporate Reorganization Act of Japan (Act No. 154 of 2002), as amended or replaced from time to time.

“Special Purpose Corporation” means any of our consolidated subsidiaries incorporated solely for the purposes of issuing instruments constituting our regulatory capital.

“Write-Down or Conversion” means, with respect to any Going Concern Loss Absorbing Instrument, the write-down or, if applicable, conversion of all or part of such instrument’s outstanding principal amount (including an acquisition by a holder of such Going Concern Loss Absorbing Instrument of shares of common stock in exchange for all or part of such Going Concern Loss Absorbing Instrument pursuant to the Companies Act).

“Write-Up Instrument” means any Going Concern Loss Absorbing Instrument that includes provisions requiring or permitting the reinstatement of previously written-down principal amounts equivalent, or substantially equivalent, to those applicable to the notes.

The Trustee

The Bank of New York Mellon, a banking corporation organized and existing under the laws of the State of New York with limited liability, will be the trustee for the notes. The trustee may, subject to certain conditions, act as trustee for other securities issued by us or by our affiliates.

Paying Agent, Calculation Agent, Transfer Agent and Registrar

The Bank of New York Mellon, a banking corporation organized and existing under the laws of the State of New York with limited liability, will initially act as paying agent, calculation agent, transfer agent and registrar for the notes. We may change the paying agent, calculation agent, transfer agent or registrar without prior notice to holders of the notes, and we or any of our subsidiaries may act as paying agent, calculation agent, transfer agent or registrar.

Modification and Waiver

No amendment or modification which is prejudicial to any present or future creditor in respect of any Senior Indebtedness shall be made to the subordination provision contained in the Indenture. In addition, any amendment or modification to the principal terms of the notes is subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Capital Adequacy Regulations.

We and the trustee may effect certain amendments or modifications to the Indenture or the notes with or without the consent of holders, as the case may be, as described under “Description of the Debt Securities—Modification and Waiver” in the accompanying prospectus.

Governing Law

The notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

TAXATION

Japanese Taxation

The following is a general description of certain aspects of Japanese taxation applicable to the notes. It does not purport to be a comprehensive description of the tax aspects of the notes. Prospective purchasers should note that, although the general tax information on Japanese taxation is described hereunder for convenience, the statements below are general in nature and not exhaustive.

Prospective purchasers are advised to consult their own legal, tax, accountancy or other professional advisers in order to ascertain their particular circumstances regarding taxation. The statements below are based on current tax laws and regulations in Japan and current income tax treaties executed by Japan all as in effect on the date of this prospectus supplement as well as current official interpretation of the Japanese tax authority thereof, and all of which are subject to change or differing interpretations (possibly with retroactive effect). Neither such statements nor any other statements in this document are to be regarded as advice on the tax position of any beneficial owner of the notes or any person purchasing, selling or otherwise dealing in the notes or any tax implication arising from the purchase, sale or other dealings in respect of the notes.

The Notes

The notes do not fall under the concept of so-called “taxable linked bonds” as described in Article 6, Paragraph (4) of the Special Taxation Measures Act, i.e., bonds of which the amount of interest is to be calculated by reference to certain indexes (as prescribed by the Cabinet Order No. 43 of 1957, as amended, or the Cabinet Order, under the Special Taxation Measures Act) relating to the issuer of the notes or a specially-related person of the issuer. The notes, according to a ruling issued by the Japanese tax authority, should not be determined to fall under the concept of “taxable linked bonds,” solely because of the feature of the notes that, under certain prescribed conditions, interest payments may be suspended and the principal may be written down with a potential of a future reinstatement.

Representation by Investor upon Distribution

By subscribing to the notes, an investor will be deemed to have represented that it is a beneficial owner that is, (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the issuer or (ii) a Designated Financial Institution, as defined below. The notes are not as part of the distribution by the underwriters under the applicable underwriting agreement at any time to be directly or indirectly offered or sold to, or for the benefit of, any person other than a beneficial owner that is described in (i) or (ii) above, except as specifically permitted under the Special Taxation Measures Act.

Interest Payments on Notes and Redemption Gain or Redemption Loss

The following description of Japanese taxation (limited to national taxes) applies exclusively to interest on the notes and the redemption gain or the redemption loss, meaning any positive or negative difference between the acquisition price of the interest-bearing notes of the holder and the amount which the holder receives upon redemption of such interest-bearing notes, or the Redemption Gain or the Redemption Loss, as the case may be, where such notes are issued outside Japan and payable outside Japan. In addition, the following description assumes that only global notes are issued for the notes, and no definitive notes and coupons that are independently traded are issued, in which case different tax consequences may apply. It is not intended to be exhaustive and prospective purchasers are recommended to consult their tax advisers as to their exact tax position.

1. Non-resident Investors

If the recipient of interest on the notes or of the Redemption Gain with respect to interest-bearing notes is an individual non-resident of Japan or a non-Japanese corporation for Japanese tax purposes, as described below, the

Japanese tax consequences on such individual non-resident of Japan or non-Japanese corporation are significantly different depending upon whether such individual non-resident of Japan or non-Japanese corporation is a specially-related person of the issuer. Most importantly, if such individual non-resident of Japan or non-Japanese corporation is a specially-related person of the issuer, income tax at the rate of 15.315% of the amount of such interest will be withheld by the issuer of the notes under Japanese tax law.

1.1. Interest

(1) If the recipient of interest on the notes is an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan or having a permanent establishment within Japan but where the receipt of the interest on the notes is not attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, no Japanese income tax or corporate tax is payable with respect to such interest whether by way of withholding or otherwise, if certain requirements are complied with, inter alia:

(i) if the relevant notes are held through certain participants in an international clearing organization such as DTC or certain financial intermediaries prescribed by the Special Taxation Measures Act and the Cabinet Order (each such participant or financial intermediary, a Participant), the requirement that such recipient provide, at the time of entrusting a Participant with the custody of the relevant notes, certain information prescribed by the Cabinet Order together with the Special Taxation Measures Act and the ministerial ordinance and other regulations thereunder, or the Act, to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted, or the Interest Recipient Information, and advise the Participant if such individual non-resident of Japan or non-Japanese corporation ceases to be so exempted (including the case where it became a specially-related person of the issuer), and that the issuer of the notes prepare and file a certain confirmation prescribed by the Act, or the Interest Recipient Confirmation, in a timely manner based upon the Interest Recipient Information communicated through the Participant and the relevant international clearing organization; and

(ii) if the relevant notes are not held by a Participant, the requirement that such recipient submit to the relevant paying agent a written application for tax exemption (hikazei tekiyo shinkokusho), or the Written Application for Tax Exemption, together with certain documentary evidence, and that the issuer of the notes file the Written Application for Tax Exemption so received with the competent local tax office in a timely manner.

Failure to comply with such requirements described above (including the case where the Interest Recipient Information is not duly communicated as required under the Act) will result in the withholding by the issuer of the notes of income tax at the rate of 15.315% of the amount of such interest.

(2) If the recipient of interest on the notes is an individual non-resident of Japan or a non-Japanese corporation having a permanent establishment within Japan and the receipt of interest is attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, such interest will not be subject to a 15.315% withholding tax by the issuer of the notes, if the requirements concerning the Interest Recipient Information and the Interest Recipient Confirmation or the Written Application for Tax Exemption as set out in paragraph 1.1(1) above are complied with. Failure to do so will result in the withholding by the issuer of the notes of income tax at the rate of 15.315% of the amount of such interest. The amount of such interest will be subject to regular income tax or corporate tax, as appropriate.

(3) Notwithstanding paragraphs 1.1(1) and (2), if an individual non-resident of Japan or a non-Japanese corporation mentioned above is a person who has a special relationship with the issuer of the notes (that is, in general terms, a person who directly or indirectly controls, or is directly or indirectly controlled by, or is under direct or indirect common control with, the issuer of the notes) within the meaning prescribed by the Cabinet Order under Article 6, Paragraph (4) of the Special Taxation Measures Act (such person is referred to as a specially-related person of the issuer) as of the beginning of the fiscal year of the issuer of the notes in which the relevant interest payment date falls, the exemption from Japanese withholding tax on interest mentioned above will not apply, and income tax at the rate of 15.315% of the amount of such interest will be withheld by the issuer of the notes. If such individual non-resident of Japan or non-Japanese corporation has a permanent establishment within Japan, regular income tax or corporate tax, as appropriate, collected otherwise than by way of withholding, could apply to such interest under Japanese tax law.

(4) If an individual non-resident of Japan or a non-Japanese corporation (regardless of whether it is a specially-related person of the issuer) is subject to Japanese withholding tax with respect to interest on the notes under Japanese tax law, a reduced rate of withholding tax or exemption from such withholding tax may be available under the relevant income tax treaty between Japan and the country of tax residence of such individual non-resident of Japan or non-Japanese corporation. As of the date of this prospectus supplement, Japan has income tax treaties, conventions or agreements whereby the above-mentioned withholding tax rate is reduced, generally to 10% with, inter alia, Australia, Canada, Finland, France, Hong Kong, Ireland, Italy, Luxembourg, the Netherlands, New Zealand, Norway, Portugal and Singapore. Under the tax treaties between Japan and the United States, the United Kingdom, Denmark, Germany, Austria, Belgium, Sweden, Spain or Switzerland, interest paid to qualified United States, United Kingdom, Danish, German, Austrian, Belgian, Swedish, Spanish or Swiss residents is generally exempt from Japanese withholding tax (for Belgium, only for a Belgian enterprise). Under the current income tax treaties between Japan and France, Australia, the Netherlands or New Zealand, certain limited categories of qualified French, Australian, Dutch or New Zealand residents receiving interest on the notes may, subject to compliance with certain procedural requirements under Japanese law, be fully exempt from Japanese withholding tax on payments of interest on the notes (provided that no exemption will apply to pension funds in the case of Australia and New Zealand). In order to avail themselves of such reduced rate of, or exemption from, Japanese withholding tax under any applicable income tax treaty, individual non-residents of Japan or non-Japanese corporations which are entitled, under any applicable income tax treaty, to a reduced rate of, or exemption from, Japanese withholding tax on payment of interest by the issuer of the relevant notes are required to submit an Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Interest (as well as any other required forms and documents) in advance through the issuer of the relevant notes to the relevant tax authority before payment of interest.

(5) Under the Act, if an individual non-resident of Japan or a non-Japanese corporation that is a beneficial owner of the notes becomes a specially-related person of the issuer, or an individual non-resident of Japan or a non-Japanese corporation that is a specially-related person of the issuer becomes a beneficial owner of the notes, and, if such notes are held through a Participant, then such individual non-resident of Japan or non-Japanese corporation should notify the Participant of such change in status by the immediately following interest payment date of the notes. As described in paragraph 1.1(3) above, as the status of such individual non-resident of Japan or non-Japanese corporation as a specially-related person of the issuer for Japanese withholding tax purposes is determined based on the status as of the beginning of the fiscal year of the issuer in which the relevant interest payment date falls, such individual non-resident of Japan or non-Japanese corporation should, by such notification, identify and advise the Participant of the specific interest payment date on which Japanese withholding tax starts to apply with respect to such individual non-resident of Japan or non-Japanese corporation as being a specially-related person of the issuer.

1.2. Redemption Gain or Redemption Loss

(1) If the recipient of the Redemption Gain is an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan or having a permanent establishment within Japan but where the receipt of such Redemption Gain is not attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, no income tax or corporate tax is payable by way of withholding or otherwise with respect to such Redemption Gain. If there is any Redemption Loss, such Redemption Loss will be disregarded for purposes of regular income tax or corporate tax, as appropriate, of the recipient.

(2) If the recipient of the Redemption Gain is an individual non-resident of Japan or a non-Japanese corporation having a permanent establishment within Japan and the receipt of such Redemption Gain is attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, such Redemption Gain will not be subject to any withholding tax but will be subject to regular income tax or corporate tax, as appropriate. If there is any Redemption Loss, such Redemption Loss may be taken into account in computing the net taxable income, if any, for purposes of regular income tax or corporate tax, as appropriate, of the recipient.

(3) Notwithstanding paragraphs 1.2(1) and (2), if an individual non-resident of Japan or a non-Japanese corporation mentioned above is a specially-related person of the issuer as of the beginning of the fiscal year of the issuer of the notes in which such individual non-resident of Japan or non-Japanese corporation acquired such notes, the Redemption Gain will not be subject to withholding tax but will be subject to regular income tax or corporate tax, as appropriate, under Japanese tax law, regardless of whether such individual non-resident of Japan or non-Japanese corporation has a permanent establishment within Japan; provided that an exemption may be available under the relevant income tax treaty. If there is any Redemption Loss, such Redemption Loss may be taken into account in computing the net taxable income, if any, for purposes of regular income tax or corporate tax, as appropriate, of the recipient.

(4) The Japanese tax treatment of the notes in respect of the write-down of the principal and the future reinstatement of the principal is not clear, due to lack of court or tribunal precedents or official interpretation of the relevant tax authority on this point. Accordingly, different considerations may apply with respect to the treatment of the Redemption Loss explained above in relation to the notes, including whether the Redemption Loss that would otherwise be recognized can be recognized at the time of the write-down of the principal or whether any income or gains, withholdable or otherwise, arise as a result of the future reinstatement of the principal. The holders of the notes should consult their own legal, tax, accountancy or other professional advisors in relation to the foregoing.

2. Resident Investors

If the recipient of interest on the notes is an individual resident of Japan or a Japanese corporation for Japanese tax purposes, as described below, regardless of whether such recipient is a specially-related person of the issuer, in addition to any applicable local tax, income tax will be withheld at the rate of 15.315% of the amount of such interest, if such interest is paid to an individual resident of Japan or a Japanese corporation (except for (i) a Designated Financial Institution which complies with the requirement for tax exemption under Article 6, Paragraph (11) of the Special Taxation Measures Act, or (ii) a Public Corporation, etc., as defined below, or a Specified Financial Institution, as defined below, to which such interest is paid through the Japanese Custodian, as defined below, in compliance with the requirement for tax exemption under Article 3-3, Paragraph (6) of the Special Taxation Measures Act.) In addition to the withholding tax consequences upon resident investors as explained in this section 2, resident investors should consult their own tax advisors regarding income tax or corporate tax consequences otherwise than by way of withholding, including the treatment of the Redemption Loss, bearing in mind, especially for individual residents of Japan, the change to the taxation regime of bonds which took effect on January 1, 2016.

2.1. Interest

(1) If an individual resident of Japan or a Japanese corporation (other than a Specified Financial Institution or a Public Corporation etc. who complies with the requirement as referred to in paragraph 2.1(2)) receives payments of interest on the notes through certain Japanese payment handling agents, each a Japanese Payment Handling Agent, income tax at the rate of 15.315% of the amount of such interest will be withheld by the Japanese Payment Handling Agent rather than by the issuer of the notes. As the issuer of the notes is not in a position to know in advance the recipient’s status, the recipient of interest falling within this category should inform the issuer of the notes through a paying agent of its status in a timely manner. Failure to so inform may result in double withholding.

(2) If the recipient of interest on the notes is a Japanese public corporation or a Japanese public-interest corporation designated by the relevant law, or a Public Corporation etc., or a Japanese bank, a Japanese insurance company, a Japanese financial instruments business operator or other Japanese financial institution falling under certain categories prescribed by the relevant Cabinet Order under Article 3-3, Paragraph (6) of the Special Taxation Measures Act, each, a Specified Financial Institution, that keeps its notes deposited with, and receives the interest through, a Japanese Payment Handling Agent with custody of the notes, or the Japanese Custodian, and such recipient submits through such Japanese Custodian to the competent tax authority the report prescribed by the Act, no withholding tax is levied on such interest. However, since the issuer of the notes is not in a position to know in advance the recipient’s such tax exemption status, the recipient of interest falling within this category should inform the issuer of the notes through a paying agent of its status in a timely manner. Failure to so notify the issuer of the notes may result in the withholding by the issuer of the notes of a 15.315% income tax.

(3) If an individual resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described in paragraph 2.1(4)) receives interest on the notes not through a Japanese Payment Handling Agent, income tax at the rate of 15.315% of the amount of such interest will be withheld by the issuer of the notes.

(4) If a Japanese bank, a Japanese insurance company, a Japanese financial instruments business operator or other Japanese financial institution falling under certain categories prescribed by the Cabinet Order under Article 6, Paragraph (11) of the Special Taxation Measures Act, each, a Designated Financial Institution, receives interest on the notes not through a Japanese Payment Handling Agent and the requirements concerning the Interest Recipient Information and the Interest Recipient Confirmation or the Written Application for Tax Exemption as referred to in paragraph 1.1(1) above are complied with, no withholding tax will be imposed.

2.2. Redemption Gain

If the recipient of the Redemption Gain is an individual resident of Japan or a Japanese corporation, such Redemption Gain will not be subject to any withholding tax. With respect to the notes, for the same reason as explained in section 1.2 (4) above, it is not clear whether any withholdable income or gains arise as a result of the future reinstatement of the principal following the write-down thereof. The holders of the notes should consult their own legal, tax, accountancy or other professional advisors on this point.

3. Special Additional Tax for Reconstruction from the Earthquake

Due to the imposition of a special additional withholding tax of 0.315% (or 2.1% of 15%) to secure funds for reconstruction from the earthquake of March 11, 2011, the withholding tax rate has been effectively increased to 15.315% during the period beginning on January 1, 2013 and ending on December 31, 2037. On or after January 1, 2038, all references to the tax rate of 15.315% in the foregoing descriptions will read 15%. There is also certain special additional tax imposed upon regular income tax due otherwise than by way of withholding for individual non-residents of Japan, as referred to in the foregoing descriptions, for the period mentioned above.

Capital Gains, Stamp Tax and Other Similar Taxes, Inheritance and Gift Taxes

Gains derived from the sale of notes outside Japan by an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan are, in general, not subject to Japanese income tax or corporate tax.

No stamp, issue, registration or similar taxes or duties will, under current Japanese law, be payable in Japan by noteholders in connection with the issue of the notes, nor will such taxes be payable by noteholders in connection with their transfer if such transfer takes place outside Japan.

Japanese inheritance tax or gift tax at progressive rates may be payable by an individual, wherever resident, who has acquired notes from another individual as legatee, heir or donee.

Material U.S. Federal Income Tax Considerations

This disclosure is limited to the U.S. federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal tax treatment of the notes. Prospective investors should seek their own advice based on their particular circumstances from independent tax advisers.

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below (and to non-U.S. investors, but only to the extent of the discussion under “—FATCA” below) of owning and disposing of notes purchased in this offering and held as capital assets for U.S. federal income tax purposes. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances. For example, this discussion does not address any special tax accounting rules under Section 451 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, nor does it address any minimum tax and Medicare contribution tax consequences, or differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	an insurance company;

•	a regulated investment company;

•	a dealer or electing trader in securities that uses a mark-to-market method of tax accounting;

•	holding notes as part of a “straddle,” integrated or similar transaction;

•	a person whose functional currency is not the U.S. dollar;

•	a person that directly, indirectly or constructively owns 10% or more of our shares by vote or value;

•	holding notes in connection with a trade or business conducted outside the United States;

•	a tax-exempt entity, “individual retirement account,” or “Roth IRA”; or

•	a partnership (or any other entity treated as a partnership) for U.S. federal income tax purposes.

If you are a partnership (or any other entity treated as a partnership) for U.S. federal income tax purposes, the U.S. federal income tax treatment of you and your partners generally will depend on the status of the partners and your activities. If you are a partnership or a partner in a partnership, you should consult your tax adviser as to your particular U.S. federal income tax consequences of owning and disposing of the notes.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations and the income tax treaty between the United States and Japan, or the Treaty, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, potentially with retroactive effect. This discussion does not address any aspect of state, local or non-U.S. taxation, or any taxes other than U.S. federal income taxes.

You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

You are a U.S. Holder for purposes of this discussion if, for U.S. federal income tax purposes, you are a beneficial owner of a note and:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Notes

The determination of whether an obligation represents a debt or equity interest is based on all the relevant facts and circumstances at the time the obligation is issued. Although the notes are denominated as debt, because of the significant equity features of the notes (including their perpetual term), we believe the notes should be treated as equity for U.S. federal income tax purposes. However, there is no direct legal authority as to the proper U.S. federal income tax treatment of instruments such as the notes, and we have not sought a ruling from the U.S. Internal Revenue Service, or the IRS, regarding this treatment. U.S. Holders should consult with their tax advisers regarding the U.S. federal income tax treatment of the notes.

The following discussion assumes that the notes will be treated as equity for U.S. federal income tax purposes. This discussion further assumes that we are not, and will not become, a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes for any taxable year, except as described below.

Payments of Interest

Payments of interest on the notes will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that payments of interest on the notes generally will be treated by market participants as dividends.

Subject to applicable limitations (including a minimum holding period requirement), dividends paid to certain non-corporate U.S. Holders may be treated as qualified dividend income, or QDI, eligible for taxation at a reduced rate. If you are a non-corporate U.S. Holder, you should consult your tax adviser regarding the availability of this reduced tax rate in general, and whether there are any limitations that may preclude you from claiming the reduced rate in your particular circumstances. In addition, if we are (or are treated with respect to you as) a PFIC (as described below) for a taxable year in which a dividend payment is made on the notes or the prior year, the dividend will not be eligible for the reduced QDI rate.

The amount of dividends includible by you will include any amounts withheld in respect of Japanese taxes and any additional amounts paid with respect thereto. No amount will be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.

Dividends on the notes will constitute foreign-source income for U.S. federal income tax purposes, which may be relevant in calculating your foreign tax credit limitation. Any Japanese withholding tax on dividends will not be creditable against your U.S. federal income tax liability if the withholding tax results from your failure to provide the Interest Recipient Information or the Written Application for Tax Exemption described in “—Japanese Taxation” above, or to the extent the tax can be reduced or eliminated under the Treaty. The Treaty generally provides for an exemption from Japanese income tax on interest income (and for purposes of the application of the Treaty, the characterization for Japanese tax purposes of the payments as interest, rather than dividends, generally controls). Additional limitations may apply with respect to your ability to claim a foreign tax credit with respect to any Japanese withholding taxes. The rules governing foreign tax credits are complex. You should consult your tax adviser regarding the availability of foreign tax credits and any limitation on the claiming thereof in your particular circumstances. Instead of claiming a credit, subject to applicable limitations, you may elect to deduct Japanese taxes (if any) that cannot be eliminated under Japanese law or the Treaty in computing your taxable income. An election to deduct non-U.S. taxes instead of claiming foreign tax credits applies to all otherwise creditable non-U.S. taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of a Note

Upon the sale or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or taxable disposition and your tax basis in the note. Your tax basis in a note generally will equal the cost of your note. Gain or loss, if any, generally will be U.S.-source for purposes of computing your foreign tax credit limitation. Gain or loss realized on the sale or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the note has been held for more than one year, provided, in the case of a redemption of the notes, that you do not own, and are not deemed to own, any of our stock, or the redemption is not otherwise treated as “essentially equivalent to a dividend” under the Code. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

If you are a non-corporate U.S. Holder and you receive a dividend that is taxable as QDI (as described above), any loss that would otherwise be treated as short-term may be treated as long-term capital loss to the extent that the dividend is characterized as an “extraordinary dividend” within the meaning of the Code.

No statutory, judicial or administrative authority directly addresses the U.S. federal income tax treatment of a write-down of the notes that could be followed by a write-up of the notes. Among other matters, it is not clear whether you would be entitled to a deduction for loss at the time of such write-down or may be required to wait to take a deduction until it is certain that no write-up can occur (or until the notes are disposed of in a taxable disposition). If you are permitted to take a deduction at the time of a write-down, you may recognize gain at the time of a subsequent write-up. You should consult your tax adviser to determine the U.S. federal income tax consequences of a write-down or reinstatement of principal of the notes.

PFIC Rules

In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is “passive income” under the PFIC rules or (2) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, “passive income.” For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains. Exclusions are provided for certain income earned in the active conduct of a banking business. For purposes of determining if a non-U.S. corporation is a PFIC, if the non-U.S. corporation directly or indirectly owns at least 25% by value of the shares of another corporation, it will be treated as if it holds directly its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation. If a corporation is treated as a PFIC with respect to you for any taxable year, it generally will continue to be treated as a PFIC with respect to you in all succeeding taxable years, regardless of whether the corporation continues to meet the PFIC requirements in such years, unless certain elections are made.

Based on proposed Treasury regulations regarding the characterization of certain banking income as nonpassive (that are proposed to be effective for taxable years beginning after December 31, 1994, and can be relied upon prior to their finalization under current guidance from Treasury), we do not expect to be a PFIC for the current taxable year. However, because the proposed Treasury regulations may not be finalized in their current form and because the composition of our income and assets and the market value of our assets will vary over time, there can be no assurance that we will not be a PFIC for any taxable year.

If we are a PFIC for any taxable year during which you own the notes, gain recognized by you on a sale or other disposition (including certain pledges) of the notes will be allocated ratably over your holding period for the notes. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on the resulting tax liability. Furthermore, to the extent that distributions on the notes received by you in any taxable year exceed 125% of the average of the annual distributions on the notes received by you during the preceding three taxable years or your holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. In the event there is a cancellation of interest on the notes, subsequent payments of interest may be treated as excess distributions for these purposes. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the notes. You should consult your tax adviser to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in your particular circumstances.

If we are a PFIC for any taxable year during which you own the notes, you generally will be required to file annual returns with the IRS.

Backup Withholding and Information Reporting

Information returns may be required to be filed with the IRS in connection with payments on the notes and proceeds received from a sale or other disposition of the notes unless you are an exempt recipient (and establish that fact if required to do so). You may also be subject to backup withholding on these payments and proceeds unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or, if required, you provide proof of an applicable exemption. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

You may be required to report information relating to the notes or any non-U.S. account through which you hold the notes, subject to certain exceptions. You should consult your tax adviser regarding information reporting requirements relating to your ownership of the notes.

FATCA

Provisions of U.S. tax law commonly referred to as “FATCA” impose a 30% withholding tax on certain U.S.-source payments made to a foreign financial institution (such as ourselves, certain of our subsidiaries or a financial intermediary through which an investor may hold notes) that is not a PFFI, or otherwise exempt from FATCA. A PFFI is a foreign financial institution that has entered into an agreement with the U.S. Treasury Department, or a PFFI agreement, pursuant to which it agrees to perform specified due diligence, reporting and withholding functions. Specifically, under its PFFI agreement, a PFFI will be required to obtain and report to the IRS certain information with respect to financial accounts held by U.S. persons or U.S.-owned foreign entities and may be required to withhold 30% from “foreign passthru payments” (which term is not yet defined) that it makes to foreign financial institutions that are not PFFIs or otherwise exempt from FATCA and certain other persons who fail to provide requested information. However, under proposed Treasury regulations (the preamble to which specifies that taxpayers can rely on them prior to their finalization), no such withholding will be required before the date that is two years after the date of publication of final Treasury regulations defining the term “foreign passthru payments.” The United States and Japan have entered into an intergovernmental agreement to facilitate the implementation of FATCA pursuant to which Japanese financial institutions (such as ourselves and certain of our subsidiaries) are directed by Japanese authorities to register with the IRS and fulfill obligations consistent with those required under a PFFI agreement. We have registered with the IRS as a PFFI. The United States has also entered into intergovernmental agreements with other jurisdictions. These intergovernmental agreements (including the intergovernmental agreement with Japan) do not address how the United States and the relevant jurisdictions (including Japan) will address “foreign passthru payments” or whether withholding on such payments will be required by financial institutions that are subject to an intergovernmental agreement.

In the event that any amount of withholding is required from a payment on a note under FATCA or any intergovernmental agreement entered into with respect thereto, or any law, regulation or guidance implementing FATCA or such intergovernmental agreement, no additional amounts will be payable by us and withheld amounts will be treated as paid for all purposes under the notes.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of the ERISA or the Code (collectively, Similar Laws), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each as described in the foregoing clauses (i), (ii) or (iii) referred to herein as a Plan).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or a Covered Plan, and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of Covered Plan or the management or disposition of the assets of such Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

Before authorizing an investment in the notes of a portion of the assets of any Plan, a fiduciary should consider the fiduciary standards of ERISA, the Code or any Similar Law in the context of the Plan’s particular circumstances. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, the Code or any Similar Law and would be consistent with the documents and instruments governing the Plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in certain transactions involving the “plan assets” with persons or entities who are “parties in interest” under ERISA, or “disqualified persons” under Section 4975 of the Code (in either case, Parties in Interest) with respect to such Covered Plans, unless an exemption is available. A Party in Interest that engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

As a result of our business, we, the underwriters, the trustee or our or their respective affiliates (collectively, the Sellers) may be Parties in Interest with respect to many Covered Plans. Where any of the Sellers is a Party in Interest with respect to a Covered Plan (either directly or by reason of such Seller’s ownership interests in its directly or indirectly owned subsidiaries), the purchase and holding of the notes (including any interest in a note) by or on behalf of the Covered Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions, or PTCEs, issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving life insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither we, the underwriters nor any of our or their affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Covered Plan involved in the transaction and provided further that the Covered Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). Each of the above noted exemptions contains conditions and limitations on its application. These exemptions do not, for example, provide relief from the self-dealing prohibitions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might constitute prohibited transactions. Therefore, fiduciaries of Covered Plans considering acquiring and/or holding the notes in reliance on these or any other exemption should carefully review the exemption and consult with their counsel to confirm that it is applicable. There can be no assurance that any of these or any other statutory or class exemptions will be available with respect to any particular transaction involving the notes.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), or Non-ERISA Arrangements, are not subject to the fiduciary responsibility or prohibited transaction rules of ERISA or Section 4975 of the Code, but may be subject to Similar Laws. Therefore, fiduciaries of Non-ERISA Arrangements should consult with their counsel regarding the potential consequences of an investment in the notes under any applicable Similar Laws before acquiring the notes.

Representation

Each purchaser and subsequent transferee of a note (including any interest in a note) pursuant to this prospectus supplement, including any fiduciary purchasing a note (or interest therein) on behalf of a Plan or a Non-ERISA Arrangement, will be deemed to have represented, in its corporate and its fiduciary capacity, that either (i) it is not acquiring or holding the notes with the assets of a Plan or Non-ERISA Arrangement or (ii) its acquisition, holding and subsequent disposition of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Law.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan or Non-ERISA Arrangement is in no respect a representation by us, the underwriters or any of our or their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Neither this discussion nor anything in this prospectus supplement is or is intended to be investment advice directed at any potential purchaser that is a Plan or Non-ERISA Arrangement, or at such purchasers and holders generally, and such purchasers and holders should consult and rely on their own counsel and advisors as to whether an investment in the notes is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions set forth in an underwriting agreement dated February 18, 2025, between us and the underwriters named below, for whom SMBC Nikko Securities America, Inc., Goldman Sachs & Co. LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as the representatives, the underwriters have severally, and not jointly, agreed to purchase, and we have agreed to sell to the underwriters, the respective principal amount of the notes listed opposite their names below.

Underwriter	Principal amount of notes
SMBC Nikko Securities America, Inc.	$625,000,000
Goldman Sachs & Co. LLC	250,000,000
BofA Securities, Inc	100,000,000
Citigroup Global Markets Inc.	100,000,000
J.P. Morgan Securities LLC	37,500,000
Nomura Securities International, Inc.	37,500,000
BNP PARIBAS	25,000,000
Daiwa Capital Markets America Inc.	25,000,000
HSBC Securities (USA) Inc.	25,000,000
Barclays Capital Inc.	12,500,000
UBS Securities LLC	12,500,000

Total	$1,250,000,000

The underwriters are entitled to be released and discharged from their obligations under, and to terminate, the underwriting agreement in certain circumstances prior to paying us for the notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased. The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to approval of certain legal matters by their counsel and to certain other conditions.

The underwriting agreement provides that we will indemnify the underwriters and their affiliates against specified liabilities, including liabilities under the Securities Act, in connection with the offer and sale of the notes, and will contribute to payments the underwriters and their affiliates may be required to make in respect of those liabilities.

One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

Commissions

The underwriters have advised us that they propose initially to offer the notes at the public offering price listed on the cover page of this prospectus supplement. After the initial offering, the public offering price, concessions or any other term of the offering may be changed. The underwriters have agreed to purchase the notes from us at the public offering price, and we have agreed to pay the underwriters a fee of 1.00% of the principal amount of the notes.

The estimated expenses of the offering, not including the underwriting commissions, to be incurred in connection with the offer and sale of the notes, are payable by us and include the following:

Securities and Exchange Commission registration fee	$191,375
Printing expenses	32,850
Legal fees and expenses	517,665
Accounting fees and expenses	81,069
Trustee fees and expenses	7,000
Miscellaneous	21,617

Total	$851,575

We have agreed to reimburse the underwriters for certain expenses in connection with this offering.

Price Stabilization and Short Positions

In connection with the offering, SMBC Nikko Securities America, Inc., or the Stabilization Manager, and/or any person acting on behalf thereof, may purchase and sell the notes in the open market and engage in other transactions, subject to applicable laws and regulations. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Stabilization Manager and/or any person acting on behalf thereof of a greater principal amount of the notes than they are required to purchase from us in the offering. Stabilizing transactions consist of bids or purchases by the Stabilization Manager and/or any person acting on behalf thereof for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. These transactions may also include stabilizing transactions by the Stabilization Manager and/or any person acting on behalf thereof for the accounts of the underwriters.

In addition, the Stabilization Manager and/or any person acting on behalf thereof may impose a penalty bid. A penalty bid is an arrangement that permits the Stabilization Manager and/or any person acting on behalf thereof to reclaim a selling concession from a syndicate member in connection with the offering when the notes originally sold by the syndicate member are purchased in syndicate covering transactions.

These activities may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

No Sale of Similar Securities

We have agreed, during the period from the date of this document through and continuing until the closing of the offering, without the prior written consent of the underwriters, not to, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, in any market outside Japan, any U.S. dollar-denominated perpetual subordinated debt securities of ours or our subsidiaries and, in the case of the perpetual subordinated debt securities of our subsidiaries, that are supported or guaranteed by us on a basis similar to the subordination provision of the notes upon the occurrence of an event similar to a Liquidation Event.

Market Making Activity

The notes are new issues of securities with no established trading market. We have made an application to the Luxembourg Stock Exchange to list the notes on the official list of the Luxembourg Stock Exchange and for such notes to be admitted to trading on the Luxembourg Stock Exchange’s Euro MTF Market. The underwriters have advised us that they presently intend to make a market in the notes after completion of this offering. SMBC

Nikko Securities America, Inc. and our other broker-dealer affiliates may use this prospectus supplement and the accompanying prospectus in connection with these activities. Such market making activity will be subject to the limits imposed by applicable laws. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Broker-dealers subject to prospectus delivery requirements may be unable to engage in market-making transactions during certain periods of the year. A liquid or active public trading market for the notes may not develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on the market for similar securities, our performance and other factors. See “Risk Factors—Risks Related to the Notes—There is no prior market for the notes and, if a market develops, it may not be liquid.”

Selling Restrictions

General

No action has been or will be taken by us that would permit a public offering of the notes, or possession or distribution of this prospectus supplement, the accompanying prospectus, any amendment or supplement hereto or thereto, or any other offering or publicity material relating to the notes in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus, any amendment or supplement hereto or thereto, and any other offering or publicity material relating to the notes may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

Japan

The notes have not been and will not be registered under the FIEA, and are subject to the Special Taxation Measures Act. Each underwriter has represented, warranted, and agreed that (i) it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any of the notes in Japan or to any person resident in Japan for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any person resident in Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines of Japan; and (ii) it has not, directly or indirectly, offered or sold and will not, as part of its distribution under the underwriting agreement at any time, directly or indirectly, offer or sell any of the notes to, or for the benefit of, any person other than a beneficial owner that is, (a) for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with the issuer of the notes as described in Article 6, Paragraph (4) of the Special Taxation Measures Act or (b) a Japanese financial institution, designated in Article 6, Paragraph (11) of the Special Taxation Measures Act. Notwithstanding the aforementioned restriction, pursuant to the Special Taxation Measures Act, SMBC Nikko Securities America, Inc., acting in its capacity as an underwriter, will be permitted to acquire or purchase, as part of the distribution under the underwriting agreement of the notes, the remainder of the notes from any of the other underwriters, where such other underwriter has failed to sell to subsequent purchasers all of the notes that it acquired or purchased from us in its capacity as an underwriter.

Canada

The notes may be sold only in any province of Canada to purchasers purchasing, or deemed to be purchasing, as principal that are both accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Under Canadian securities law, National Instrument 33-105 Underwriting Conflicts (NI 33-105) provides disclosure requirements with respect to potential conflicts of interest between an issuer and underwriters, dealers or placement agents, as the case may be. To the extent any conflict of interest between us and any of the underwriters (or any other placement agent acting in connection with this offering) may exist in respect of this offering, the applicable parties to this offering are relying on the exemption from these disclosure requirements provided to them by section 3A.3 of NI 33-105 (Exemption based on U.S. disclosure).

Upon receipt of this document, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Prohibition of Sales to EEA Retail Investors

The notes which are the subject of the offering contemplated by this document, as supplemented by any applicable supplement or pricing term sheet in relation thereto, may not be offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(b)	a customer within the meaning of the Insurance Distribution Directive where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Prohibition of Sales to U.K. Retail Investors

The notes which are the subject of the offering contemplated by this document, as supplemented by any applicable supplement or pricing term sheet in relation thereto, may not be offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the U.K. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(b)

a customer within the meaning of the provisions of the FSMA and any rules and regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

Notice to Prospective Investors in the U.K.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any notes has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in circumstances in which

Section 21(1) of the FSMA does not apply to us, and all applicable provisions of the FSMA have been complied with and will be complied with in respect to anything done in relation to the notes in, from or otherwise involving the U.K.

Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:

(i)	to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA; or

(ii)

to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking and commercial banking services for us or our subsidiaries and affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), financial instruments (including bank loans), currencies and commodities for their own account and for the accounts of their customers, and such investment and securities activities may involve securities, instruments or assets of ours or related to our business. If any of the underwriters and their respective affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and may publish or express independent research views in respect of such securities or instruments or in respect of assets, currencies or commodities that may be related to our business, and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities, instruments, currencies or commodities.

We have certain longstanding business arrangements with Goldman Sachs, including an arrangement for us to provide credit loss protection.

We have a strategic business alliance with Citigroup Inc., including an arrangement for Citigroup Inc. to provide us with global corporate and investment banking network access.

Conflicts of Interest

SMBC Nikko Securities America, Inc. is an affiliate of ours and, as a result, has a “conflict of interest” under Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Because this offering is of notes that are rated investment grade, pursuant to Rule 5121, the appointment of a “qualified independent underwriter” is not necessary. SMBC Nikko Securities America, Inc. will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Settlement

We expect delivery of the notes will be made against payment therefor on or about February 25, 2025, which is the fifth New York business day following the date of pricing of the notes. Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle five New York business days after pricing of the notes, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

LISTING AND GENERAL INFORMATION

Clearing Systems

The notes have been accepted for clearance and settlement through the clearing systems DTC, Euroclear and Clearstream. The CUSIP number of the notes is 86562MDW7, the ISIN is US86562MDW73 and the Common Code is 300515410.

Listing

We have made an application to the Luxembourg Stock Exchange to list the notes on the official list of the Luxembourg Stock Exchange and for such notes to be admitted to trading on the Luxembourg Stock Exchange’s Euro MTF Market.

Copies of the following documents will, so long as any of the notes are listed on the Luxembourg Stock Exchange, be available, with English translations where appropriate, during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the office of the listing agent, SMBC Nikko Bank (Luxembourg) S.A., located at 2, rue Hildegard von Bingen, L-1282 Luxembourg, Luxembourg: (a) the Indenture, (b) our Articles of Incorporation and Regulations of the Board of Directors and (c) our audited annual consolidated financial statements and unaudited interim consolidated financial statements.

Authorization

We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. The issue of the notes was duly authorized by the resolution of our Board of Directors dated June 29, 2017 and a decision by an authorized Corporate Executive Officer dated March 27, 2024.

Responsibility for Statements

We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. To the best of our knowledge, the information contained in this prospectus supplement and in the accompanying prospectus is in accordance with the facts and contains no omission likely to affect its import.

Share Information

The number of authorized and outstanding shares of our capital stock as of September 30, 2024 was 3,913,859,208 common shares, all of which have been fully paid and have no par value.

No Material Adverse Change

Except as disclosed in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein, there has been no material adverse change in the financial position or prospects of us and our subsidiaries taken as a whole since September 30, 2024.

Other Information

There are no provisions in the Indenture limiting the time of validity of claims to payment of interest and repayment of principal.

Notices

So long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notices to holders of the notes will also be published either on the website of the Luxembourg Stock Exchange (www.luxse.com) or in a leading newspaper having general circulation in Luxembourg (which is expected to be Luxemburger Wort).

EXPERTS

The consolidated financial statements of Sumitomo Mitsui Financial Group, Inc. as of March 31, 2023 and 2024 and for each of the years in the three-year period ended March 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2024 have been incorporated herein by reference to our annual report on Form 20-F for the fiscal year ended March 31, 2024 in reliance upon the reports of KPMG AZSA LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG AZSA LLC’s address is 1-2 Tsukudo-cho, Shinjuku-ku, Tokyo 162-8551, Japan.

LEGAL MATTERS

The validity of the notes and certain U.S. legal matters will be passed upon for us by Davis Polk & Wardwell LLP, our U.S. counsel. Certain Japanese legal matters will be passed upon for us by Nagashima Ohno & Tsunematsu, our Japanese counsel. Simpson Thacher & Bartlett LLP, U.S. counsel to the underwriters, will pass upon certain matters of U.S. federal law and New York law for them.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. The documents incorporated by reference in this prospectus supplement include:

•	our annual report on Form 20-F for the fiscal year ended March 31, 2024, filed on June 27, 2024 (File Number 001-34919);

•	our report on Form 6-K furnished to the SEC on June 27, 2024, which includes our audited annual Japanese GAAP consolidated financial statements for the fiscal years ended March 31, 2023 and 2024;

•

our report on Form 6-K furnished to the SEC on August 2, 2024, except for any materials themselves incorporated by reference into information furnished therein and the statements regarding our earnings forecast under the caption “3. Earnings forecast on a consolidated basis (for the fiscal year ending March 31, 2025),” which includes an English translation of our quarterly Japanese GAAP consolidated financial results for the three months ended June 30, 2024;

•	our report on Form 6-K furnished to the SEC on August 14, 2024, which includes our and SMBC’s capital ratios and the related information as of June 30, 2024;

•

our report on Form 6-K furnished to the SEC on November 14, 2024, except for the statements regarding our earnings forecast under the caption “3. Earnings forecast on a consolidated basis (for the fiscal year ending March 31, 2025),” which includes an English translation of our unaudited interim Japanese GAAP consolidated financial results for the six months ended September 30, 2024;

•

our report on Form 6-K furnished to the SEC on December 5, 2024, which includes an English translation of our unaudited interim Japanese GAAP consolidated financial statements and the notes thereto included as part of our semiannual securities report (hanki hokokusho) for the six months ended September 30, 2024;

•	our report on Form 6-K furnished to the SEC on December 26, 2024, which includes our unaudited interim IFRS consolidated financial results for the six months ended September 30, 2024;

•

our report on Form 6-K furnished to the SEC on January 29, 2025, which includes an English translation of our quarterly Japanese GAAP consolidated financial results for the nine months ended December 31, 2024, except for (i) any materials themselves incorporated by reference into information furnished therein, (ii) the statements regarding our earnings forecast under the caption “3. Earnings forecast on a consolidated basis (for the fiscal year ending March 31, 2025)” and (iii) the information under the caption “II. Quarterly consolidated financial statements and main notes,” which is superseded and replaced by the information in the Annex included in this prospectus supplement; and

•	our report on Form 6-K furnished to the SEC on February 14, 2025, which includes our and SMBC’s capital ratios and related information as of December 31, 2024.

All subsequent reports filed by us pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus supplement. In addition, any Form 6-K subsequently furnished to the SEC specifying that it is being incorporated by reference into this prospectus supplement shall be deemed to be incorporated by reference. Documents incorporated by reference shall become a part of this prospectus supplement on the respective dates the documents are filed or furnished with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, a copy of any document that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may request a copy of these documents by writing or telephoning us at:

Sumitomo Mitsui Financial Group, Inc.

1-2, Marunouchi 1-chome, Chiyoda-ku

Tokyo 100-0005 Japan

Attention: Investor Relations Department

Fax: +81-3-4333-9861

Tel: +81-3-3282-8111

You may obtain a copy of any audited annual consolidated financial statements and any unaudited interim consolidated financial statements published by us subsequently to the date of this prospectus supplement on our internet site at https://www.smfg.co.jp.

Except as described above, no other information is incorporated by reference in this prospectus supplement, including, without limitation, information on our internet site at https://www.smfg.co.jp.

ANNEX

UNAUDITED QUARTERLY CONSOLIDATED JAPANESE GAAP FINANCIAL STATEMENTS

AS OF AND FOR THE NINE MONTHS ENDED DECEMBER 2024

Our quarterly consolidated financial statements, which are comprised of our quarterly consolidated balance sheets, our quarterly consolidated statements of income and comprehensive income and notes to our quarterly consolidated financial statements, have been prepared in accordance with Article 4(1) of Standard for Preparation of Quarterly Financial Statements of Tokyo Stock Exchange, Inc., or the Standard, applying the omissions prescribed in Article 4(2) of the Standard, and Japanese GAAP. Accordingly, our quarterly consolidated financial statements are not a complete set of financial statements in accordance with Japanese GAAP. Japanese GAAP differs in certain respects from IFRS and U.S. GAAP. For a description of certain differences between IFRS and Japanese GAAP, see “Item 5.A Operating Results—Reconciliation with Japanese GAAP” in our most recent annual report on Form 20-F filed with the SEC.

Quarterly consolidated financial statements and main notes

1. Quarterly consolidated balance sheets

	Millions of yen
	March 31, 2024	December 31, 2024

Assets:
Cash and due from banks	¥78,143,100	¥74,543,668
Call loans and bills bought	5,333,883	5,264,436
Receivables under resale agreements	8,525,688	15,744,838
Receivables under securities borrowing transactions	6,799,541	5,694,072
Monetary claims bought	6,103,091	5,649,617
Trading assets	11,540,063	12,217,634
Money held in trust	23,751	32,865
Securities	37,142,808	41,247,025
Loans and bills discounted	107,013,907	113,370,344
Foreign exchanges	2,068,885	2,916,116
Lease receivables and investment assets	207,645	233,513
Other assets	15,313,546	16,069,184
Tangible fixed assets	1,006,883	1,003,124
Intangible fixed assets	976,706	1,022,307
Net defined benefit asset	913,791	944,266
Deferred tax assets	71,427	61,066
Customers’ liabilities for acceptances and guarantees	14,869,558	15,636,337
Reserve for possible loan losses	(817,578)	(797,560)

Total assets	¥295,236,701	¥310,852,859

Liabilities:
Deposits	¥164,839,357	¥172,060,977
Negotiable certificates of deposit	14,672,275	16,193,155
Call money and bills sold	3,138,049	3,490,727
Payables under repurchase agreements	19,625,877	22,265,443
Payables under securities lending transactions	1,736,935	1,781,884
Commercial paper	2,429,179	2,359,513
Trading liabilities	9,689,434	10,208,688
Borrowed money	14,705,266	15,111,386
Foreign exchanges	2,872,560	2,041,823
Short-term bonds	863,000	762,200
Bonds	13,120,274	13,410,059
Due to trust account	1,246,198	1,192,505
Other liabilities	15,573,044	18,017,647
Reserve for employee bonuses	115,488	86,743
Reserve for executive bonuses	4,411	—
Net defined benefit liability	37,263	36,886
Reserve for executive retirement benefits	1,179	952
Reserve for point service program	35,622	30,787
Reserve for reimbursement of deposits	9,228	6,240
Reserve for losses on interest repayment	121,947	204,102
Reserves under the special laws	4,631	5,444
Deferred tax liabilities	698,632	640,679
Deferred tax liabilities for land revaluation	27,316	26,896
Acceptances and guarantees	14,869,558	15,636,337

Total liabilities	280,436,734	295,571,084

	Millions of yen
	March 31, 2024	December 31, 2024

Net assets:
Capital stock	2,344,038	2,345,960
Capital surplus	610,143	611,610
Retained earnings	7,843,470	8,392,749
Treasury stock	(167,671)	(131,151)

Total stockholders’ equity	10,629,980	11,219,168

Net unrealized gains (losses) on other securities	2,406,883	2,212,106
Net deferred gains (losses) on hedges	(65,073)	(151,625)
Land revaluation excess	34,936	33,820
Foreign currency translation adjustments	1,362,647	1,552,659
Accumulated remeasurements of defined benefit plans	290,735	268,702

Total accumulated other comprehensive income	4,030,129	3,915,663

Stock acquisition rights	931	787
Non-controlling interests	138,925	146,155

Total net assets	14,799,967	15,281,775

Total liabilities and net assets	¥295,236,701	¥310,852,859

2. Quarterly consolidated statements of income and quarterly consolidated statements of comprehensive income

(Quarterly consolidated statements of income)

	Millions of yen

Nine months ended December 31	2023	2024
Ordinary income	¥6,691,218	¥7,652,260
Interest income	4,495,152	5,214,666
Interest on loans and discounts	2,670,810	3,023,432
Interest and dividends on securities	478,712	683,234
Trust fees	5,769	7,010
Fees and commissions	1,245,819	1,401,779
Trading income	228,187	222,109
Other operating income	384,107	254,406
Other income	332,182	552,290
Ordinary expenses	5,494,539	6,033,174
Interest expenses	3,152,563	3,535,091
Interest on deposits	1,215,438	1,288,630
Fees and commissions payments	190,271	231,110
Trading losses	111,518	—
Other operating expenses	178,358	171,482
General and administrative expenses	1,631,048	1,772,978
Other expenses	230,778	322,512

Ordinary profit	1,196,679	1,619,085

Extraordinary gains	365	2,423
Extraordinary losses	112,503	9,061

Income before income taxes	1,084,541	1,612,448

Income taxes	288,076	470,023

Profit	796,465	1,142,424

Profit attributable to non-controlling interests	3,628	6,452

Profit attributable to owners of parent	¥792,837	¥1,135,971

(Quarterly consolidated statements of comprehensive income)
	Millions of yen

Nine months ended December 31	2023	2024
Profit	¥796,465	¥1,142,424
Other comprehensive income (losses)	798,512	(48,021)
Net unrealized gains (losses) on other securities	480,717	(136,601)
Net deferred gains (losses) on hedges	(17,353)	(83,990)
Foreign currency translation adjustments	293,064	180,852
Remeasurements of defined benefit plans	(14,439)	(21,238)
Share of other comprehensive income of affiliates	56,523	12,955

Total comprehensive income	1,594,978	1,094,402

Comprehensive income attributable to owners of parent	1,588,857	1,081,953
Comprehensive income attributable to non-controlling interests	6,121	12,449

3. Notes to quarterly consolidated financial statements

(Changes in accounting policies)

Application of Accounting Standard for Current Income Taxes, etc.

The Company applied the “Accounting Standard for Current Income Taxes” (ASBJ Statement No.27, October 28, 2022), the “Accounting Standard for Presentation of Comprehensive Income” (ASBJ Statement No.25, October 28, 2022) and the “Implementation Guidance on Tax Effect Accounting” (ASBJ Guidance No.28, October 28, 2022) from the beginning of the three months ended June 30, 2024.

As for the revision of accounting classification of current income taxes (imposed on Other comprehensive income) in accordance with the transitional treatment stipulated in the proviso of Paragraph 20-3 of the Accounting Standard for Current Income Taxes and Paragraph 65-2, Item 2 of the Implementation Guidance on Tax Effect Accounting, the cumulative effects by the retroactive application of the new accounting policies prior to the beginning of the three months ended June 30, 2024, were adjusted to “Retained earnings” at the beginning of the nine months ended December 31, 2024. Furthermore, the corresponding amounts were appropriately allocated among “Capital surplus”, “Valuation and translation adjustments” and “Total accumulated other comprehensive income,” and new accounting standards were applied from the beginning balance of the three months ended June 30, 2024. As a result, “Retained earnings” increased by ¥59,330 million and “Net unrealized gains on other securities” decreased by ¥59,330 million at the beginning of the nine months ended December 31, 2024.

As for the revision to review the treatment of gains or losses on sales arising from the sale of subsidiaries’ stocks and others between consolidated companies in the consolidated financial statements, in cases where the gains or losses on sales are deferred for tax purposes, the Company applied the Implementation Guidance on Tax Effect Accounting from the beginning of the three months ended June 30, 2024. There were no significant effects on the consolidated financial statements due to the application of the Implementation Guidance.

(Application of special accounting methods used for preparing quarterly consolidated financial statements)

The Company and certain domestic consolidated subsidiaries calculated tax expenses by multiplying Income before income taxes by an effective tax rate that was reasonably estimated by applying tax effect accounting to estimated Income before income taxes for the fiscal year ending March 31, 2025 including the period for the nine months ended December 31, 2024. Amounts of Income taxes include Income taxes-deferred.

(Notes to segment and other related information)

1. Information on profit and loss amount by reportable segment

	$		$		$		$		$		$
	Millions of yen
Nine months ended December 31, 2023	Wholesale Business Unit		Retail Business Unit		Global Business Unit		Global Markets Business Unit		Head office account and others		Total
Consolidated gross profit		¥590,600		¥944,800		¥952,700		¥399,100		¥(160,877)		¥2,726,323
General and administrative expenses		(233,500)		(798,900)		(569,400)		(119,700)		90,452		(1,631,048)
Others		80,100		4,300		94,000		21,700		(93,279)		106,821

Consolidated net business profit		¥437,200		¥150,200		¥477,300		¥301,100		¥(163,704)		¥1,202,096

Notes:	1. Figures shown in parentheses represent a loss.
2. “Others” includes equity in the profit and loss of affiliates and cooperated profit and loss based on internal managerial accounting.
3. “Head office account and others” includes profit or loss to be eliminated as inter-segment transactions.

	$		$		$		$		$		$
	Millions of yen
Nine months ended December 31, 2024	Wholesale Business Unit		Retail Business Unit		Global Business Unit		Global Markets Business Unit		Head office account and others		Total
Consolidated gross profit		¥671,700		¥1,012,900		¥1,075,700		¥535,800		¥(133,814)		¥3,162,286
General and administrative expenses		(244,000)		(810,700)		(690,600)		(148,400)		120,722		(1,772,978)
Others		92,300		3,300		83,500		25,900		(134,485)		70,515

Consolidated net business profit		¥520,000		¥205,500		¥468,600		¥413,300		¥(147,577)		¥1,459,823

Notes:	1. Figures shown in parentheses represent a loss.
2. “Others” includes equity in the profit and loss of affiliates and cooperated profit and loss based on internal managerial accounting.
3. “Head office account and others” includes profit or loss to be eliminated as inter-segment transactions.

2. Difference between total amount of consolidated net business profit by reportable segment and ordinary profit on quarterly consolidated statements of income (adjustment of difference)

Nine months ended December 31, 2023	Millions of yen
Consolidated net business profit	¥1,202,096
Other ordinary income (excluding equity in gains of affiliates)	225,361
Other ordinary expenses	(230,778)

Ordinary profit on quarterly consolidated statements of income	¥1,196,679

Note: Figures shown in parentheses represent a loss.

Nine months ended December 31, 2024	Millions of yen
Consolidated net business profit	¥1,459,823
Other ordinary income (excluding equity in gains of affiliates)	481,774
Other ordinary expenses	(322,512)

Ordinary profit on quarterly consolidated statements of income	¥1,619,085

Note: Figures shown in parentheses represent a loss.

(Material changes in stockholders’ equity)

Not applicable.

(Note on going concern)

Not applicable.

(Notes to quarterly consolidated statements of cash flows)

Quarterly consolidated statements of cash flows were not prepared for the nine months ended December 31, 2024. “Depreciation” (including amortization of intangible fixed assets other than goodwill) and “Amortization of goodwill” for the nine months ended December 31, 2023 and 2024 were as follows:

	Millions of yen
Nine months ended December 31	2023	2024
Depreciation	¥188,801	¥187,859
Amortization of goodwill	22,404	21,175

PROSPECTUS

Sumitomo Mitsui Financial Group, Inc.

(incorporated in Japan)

$55,000,000,000

Debt Securities

We may offer, from time to time, in one or more offerings, up to $55,000,000,000, or the equivalent thereof in any other currency, of senior debt securities, dated subordinated debt securities or perpetual subordinated debt securities, which we collectively refer to as the “debt securities.”

We may offer and sell any combination of the debt securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these debt securities and the general manner in which these debt securities will be offered. We will provide the specific terms of these debt securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these debt securities will be offered and may also supplement, update or amend information contained in this prospectus. Before you invest in any of these debt securities, you should read this prospectus and any applicable prospectus supplement, including documents incorporated by reference herein or therein.

The debt securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The supplements to this prospectus will provide the specific terms of the plan of distribution.

The applicable prospectus supplement will contain information, where applicable, as to any listing on any securities exchange of the debt securities covered by the prospectus supplement.

Investing in our securities involves risks. See “Item 3. Key Information—Risk Factors” in our most recent annual report on Form 20-F filed with the U.S. Securities and Exchange Commission and any additional risk factors included in the applicable prospectus supplement under the heading “Risk Factors.”

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

One or more of our broker-dealer affiliates, or Broker-Dealer Affiliates, including SMBC Nikko Securities America, Inc., expect to offer and sell the debt securities as part of its business, and may act as principal or agent in such transactions. The Broker-Dealer Affiliates may use this prospectus and any applicable prospectus supplement in connection with these activities.

The date of this prospectus is January 11, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of the debt securities and the offering. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or conflicts with, the information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus that we authorize to be delivered to you together with additional information described under the heading “Where You Can Find More Information” beginning on page 29 of this prospectus before purchasing any of our securities.

We have not authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We are not responsible for, and can provide no assurance as to the accuracy of, any other information that any other person may give you. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus or in any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you, including any information incorporated by reference herein or therein, is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

In this prospectus and any prospectus supplement, where information is presented in millions of yen or thousands or millions of dollars, amounts of less than one thousand or one million, as the case may be, have been truncated. Where information is presented in billions or trillions of yen or billions of dollars, amounts of less than one billion or one trillion, as the case may be, have been rounded. Accordingly, the total of each column of figures may not be equal to the total of the individual items. All percentages have been rounded to the nearest percent, one-tenth of one percent or one-hundredth of one percent, as the case may be.

Unless otherwise specified or required by the context: references to “days” are to calendar days; references to “years” are to calendar years and to “fiscal years” are to our fiscal years ending on March 31; references to “$,” “dollars” and “U.S. dollars” are to United States dollars and references to “yen” and “¥” are to Japanese yen. Unless otherwise specified, when converting currencies into yen we use the Sumitomo Mitsui Banking Corporation’s median exchange rates for buying and selling spot dollars, or other currencies, by telegraphic transfer against yen as determined at the end of the relevant fiscal period. Unless the context otherwise requires, “SMFG,” the “issuer,” “we,” “us,” “our,” and similar terms refer to Sumitomo Mitsui Financial Group, Inc. as well as to its subsidiaries. “SMBC” refers to Sumitomo Mitsui Banking Corporation, which is one of our commercial banking subsidiaries, or to Sumitomo Mitsui Banking Corporation and its subsidiaries, taken as a whole, as the context requires. References to “non-consolidated” information are to the financial information solely of SMBC.

Our primary financial statements for SEC reporting purposes are prepared on an annual and semi-annual basis in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS, while our financial statements for reporting in our jurisdiction of incorporation and Japanese bank regulatory purposes are prepared in accordance with accounting principles generally accepted in Japan, or Japanese GAAP.

IFRS and Japanese GAAP differ in certain respects from each other and from generally accepted accounting principles in the United States, or U.S. GAAP, and in other countries. For a description of certain differences between IFRS and Japanese GAAP, see “Item 5.A Operating Results—Reconciliation with Japanese GAAP” in our most recent annual report on Form 20-F filed with the SEC. You should consult your own professional advisers for a more complete understanding of the differences between IFRS, Japanese GAAP, U.S. GAAP and the generally accepted accounting principles of other countries and how those differences might affect the financial information contained or incorporated by reference in this prospectus or the accompanying prospectus.

Financial information for us contained or incorporated by reference herein is presented in accordance with IFRS or Japanese GAAP, as specified herein or in the relevant document being incorporated by reference. Financial information for SMBC contained or incorporated by reference herein is presented in accordance with Japanese GAAP. See “Where You Can Find More Information—Incorporation by Reference” for a list of documents being incorporated by reference herein.

In this prospectus all of our financial information is presented on a consolidated basis, unless we state otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the financial statements and other documents incorporated by reference in this prospectus contain forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or Exchange Act. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “probability,” “risk,” “project,” “should,” “seek,” “target,” “will” and similar expressions, among others, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ from those in the forward-looking statements as a result of various factors, and the differences may be material. Potential risks and uncertainties include, without limitation, the following:

•	the effects of Russia’s aggression against Ukraine and collateral events;

•	deterioration of Japanese and global economic conditions and financial markets;

•	declines in the value of our securities portfolio;

•	changes in the level or volatility of market rates or prices;

•	constraints on our operations due to capital adequacy requirements;

•	problems of other financial institutions;

•	adverse regulatory developments or changes in government policies;

•	incurrence of significant credit-related costs;

•	a significant downgrade of our credit ratings;

•	exposure to new risks as we expand the scope of our business;

•	our ability to successfully implement our business strategy through our subsidiaries, affiliates and alliance partners;

•	the industry specific risks of the consumer finance industry;

•	the recoverability of deferred tax assets;

•	insufficient liquidity;

•	the effects of climate change and various other environmental issues, and efforts to respond thereto;

•	litigation and regulatory proceedings; and

•	other risk factors set forth in our most recent annual report on Form 20-F or in an applicable prospectus supplement.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

RISK FACTORS

Before making a decision to invest in our debt securities, you should carefully consider the risks described under “Risk Factors” in our then most recent annual report on Form 20-F, in any updates to those risk factors in our reports on Form 6-K incorporated herein and in any applicable prospectus supplement, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

SUMITOMO MITSUI FINANCIAL GROUP, INC.

We are a joint stock company incorporated with limited liability under the laws of Japan. We are a holding company that directly owns 100% of the issued and outstanding shares of SMBC, which is one of the largest commercial banks in Japan and can trace the origin of its banking business back to the seventeenth century. We are one of the three largest banking groups in Japan, with an established presence across all of the consumer and corporate banking sectors. In addition to SMBC, we are a holding company for SMBC Trust Bank Ltd., Sumitomo Mitsui Finance and Leasing Company, Limited, SMBC Nikko Securities Inc., Sumitomo Mitsui Card Company, Limited, SMBC Finance Service Co., Ltd., SMBC Consumer Finance Co., Ltd., The Japan Research Institute, Limited, Sumitomo Mitsui DS Asset Management Company, Limited and other subsidiaries and affiliates. Through our subsidiaries and affiliates, we offer a diverse range of financial services, including commercial banking, leasing, securities, consumer finance and other services.

For further information, see “Item 4. Information on the Company” in our most recent annual report on Form 20-F filed with the SEC.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness as of September 30, 2023 presented in accordance with IFRS. You should read this table in conjunction with the consolidated financial statements and notes prepared in accordance with IFRS incorporated by reference in this prospectus.

As of September 30, 2023
(Millions of yen)
Indebtedness:(1)
Borrowings
Unsubordinated borrowings	¥14,247,306
Subordinated borrowings	177,412
Liabilities associated with securitization transactions	1,210,393
Lease liabilities	425,079

Total borrowings	16,060,190

Debt securities in issue
Commercial paper	2,874,209
Unsubordinated bonds	9,572,275
Subordinated bonds	1,279,332

Total debt securities in issue	13,725,816

Financial liabilities designated at fair value through profit or loss	421,392

Total indebtedness(2)	30,207,398

Equity:
Capital stock	2,344,038
Capital surplus	635,915
Retained earnings	7,563,151
Treasury stock	(17,722)

Equity excluding other reserves	10,525,382
Other reserves	3,288,687

Equity attributable to shareholders of Sumitomo Mitsui Financial Group, Inc.	13,814,069
Non-controlling interests	123,871
Equity attributable to other equity instruments holders	1,126,695

Total equity	15,064,635

Total capitalization and indebtedness	¥45,272,033

(1)	Figures for indebtedness do not include contingent liabilities.
(2)	38.5% of our total indebtedness was secured as of September 30, 2023.

USE OF PROCEEDS

The net proceeds from our sale of the debt securities will be described in an applicable prospectus supplement or free writing prospectus.

DESCRIPTION OF THE DEBT SECURITIES

The following is a summary of certain general terms and provisions of the senior debt securities, dated subordinated debt securities and perpetual subordinated debt securities, collectively the “debt securities,” that we may offer under this prospectus. The specific terms and provisions of a particular series of debt securities to be offered, and the extent, if any, to which the general terms and provisions summarized below apply to such securities, will be described in an applicable prospectus supplement or free writing prospectus that we authorize to be delivered in connection with such offering. If there is any inconsistency between the general terms and provisions presented here and those in the applicable prospectus supplement or free writing prospectus, those in the applicable prospectus supplement or free writing prospectus will apply.

Because this section is a summary, it does not describe every aspect of the debt securities. It is qualified in its entirety by the provisions of the senior indenture, the dated subordinated indenture and the perpetual subordinated indenture (as described below) and the applicable debt securities issued pursuant thereto. The senior and dated subordinated indentures and a form of the perpetual subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is part. You should refer to those documents for additional information.

When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean Sumitomo Mitsui Financial Group, Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, any existing or future subsidiaries.

General

We may issue senior debt securities from time to time, in one or more series under a senior indenture between us and The Bank of New York Mellon, which we refer to as the “senior trustee,” dated as of March 9, 2016, as amended or supplemented from time to time. We may issue dated subordinated debt securities from time to time, in one or more series under a subordinated indenture between us and The Bank of New York Mellon, which we refer to as the “dated subordinated trustee,” dated as of September 17, 2019, as amended or supplemented from time to time. We may issue perpetual subordinated debt securities from time to time, in one or more series under a perpetual subordinated indenture to be entered into upon the initial issuance of perpetual subordinated debt securities, between us and The Bank of New York Mellon, which we refer to as the “perpetual subordinated trustee.” The senior indenture, the dated subordinated indenture and the perpetual subordinated indenture are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture,” and the senior trustee, the dated subordinated trustee and the perpetual subordinated trustee are sometimes referred to in this prospectus as the “trustee.” The terms “senior indenture,” “dated subordinated indenture,” “perpetual subordinated indenture” and “indenture” as used herein may, depending on the context, refer to such indenture, as amended or supplemented.

The indentures provide or will provide that we may issue debt securities up to an aggregate principal amount as we may authorize from time to time. None of the indentures limits or will limit the amount of debt securities that we may issue thereunder, nor contains or will contain any limitations on the amount of other indebtedness or other liabilities that we or any of our subsidiaries may incur.

The senior debt securities of each series will constitute our direct, unconditional, unsecured and unsubordinated general obligations and will at all times rank pari passu without any preference among themselves and with all our other unsecured obligations, other than our subordinated obligations and except for statutorily preferred obligations.

The dated subordinated debt securities of each series will constitute our direct and unsecured obligations and will at all times rank pari passu and without any preference among themselves and at least equally and ratably with all of our indebtedness that is subordinated to “Senior Indebtedness” (as defined in the dated subordinated indenture) and is in priority to all of our perpetual subordinated indebtedness, including the perpetual subordinated debt securities, and indebtedness in respect of preference or other shares or any other indebtedness which ranks, or is expressed to rank, pari passu with, or junior to, indebtedness in respect of perpetual subordinated indebtedness. The nature and extent of the subordinated ranking of, and the other subordination provisions applicable to, a series of dated subordinated debt securities will be further described in the applicable prospectus supplement relating to such series of dated subordinated debt securities.

The perpetual subordinated debt securities of each series will constitute our direct and unsecured obligations and will at all times rank pari passu and without any preference among themselves and at least equally and ratably with all of our indebtedness that is subordinated to “Senior Indebtedness” (as defined in the perpetual subordinated indenture), which term, for the avoidance of doubt, shall include the dated subordinated debt securities. The nature and extent of the subordinated ranking of, and the other subordination provisions applicable to, a series of perpetual subordinated debt securities will be further described in the applicable prospectus supplement relating to such series of perpetual subordinated debt securities.

The perpetual subordinated debt securities will be our perpetual obligations in respect of which there is no fixed maturity or mandatory redemption date.

Terms Specified in the Applicable Prospectus Supplement or Free Writing Prospectus

The applicable prospectus supplement or free writing prospectus will specify, if applicable, the following terms of and other information relating to a particular series of debt securities being offered. Such information may include:

•	The issue date of the debt securities;

•	The title and type of the debt securities;

•	The ranking of the debt securities, including subordination terms for the dated subordinated debt securities and perpetual subordinated debt securities;

•	The initial aggregate principal amount of the debt securities being issued and any limits on the total aggregate principal amount of such debt securities;

•	The issue price of the debt securities;

•	The denominations in which the debt securities will be issuable;

•	The currency in which the debt securities are denominated or in which principal, premium, if any, and interest, if any, is payable;

•	The date or dates on which the principal and premium of the debt securities, if any and to the extent applicable, is payable;

•	The rate or rates (which may be fixed or variable) at which the debt securities will bear interest, or the manner of calculating such rate or rates, if applicable;

•

The date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates, and the basis upon which interest will be calculated;

•	If the amount of principal or any premium or interest on the debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	The manner in which and the place or places where, if applicable, principal, premium, if any, and interest will be payable;

•	The right or requirement, if any, to extend the interest payment periods or defer or cancel the payment of interest and the duration and effect of that extension, deferral or cancellation;

•

If applicable, any other or different events of default or subordination or liquidation events, modification or elimination of any acceleration rights or covenants with respect to the debt securities of the series and any terms required by or advisable under applicable laws or regulations or rating agency criteria, including laws and regulations relating to attributes required for the debt securities to qualify as capital for regulatory, rating or other purposes;

•	Any conversion or exchange features of the debt securities;

•

The circumstances under which we will pay additional amounts on the debt securities for any tax, assessment or governmental charge withheld or deducted, if different from the provisions set forth in this prospectus;

•

The period or periods within which, the price or prices at which and the terms and conditions upon which debt securities may be repurchased, redeemed, repaid or prepaid in whole or in part, at our option;

•	The circumstances under which the holders of the debt securities may demand repayment of the debt securities prior to the stated maturity date and the terms and conditions thereof;

•	The identity of any agents for the debt securities, including trustees, depositaries, authenticating, calculating or paying agents, transfer agents or registrars of any series;

•	Any restrictions applicable to the offer, sale or delivery of the debt securities;

•	Any provisions for the discharge of our obligations relating to the debt securities, if different from the provisions set forth in this prospectus;

•	Material U.S. federal or Japanese tax considerations;

•	If the debt securities will be issued in other than book-entry form;

•	Any listing of the debt securities on a securities exchange;

•	The terms and conditions under which we will be able to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series;

•

The terms of the contractual subordination or loss absorption provisions of the dated subordinated debt securities and perpetual subordinated debt securities, including, if applicable, write-down and cancellation provisions, going-concern write-down provisions and write-up provisions, and any other provisions relevant thereto;

•

Any other or different write-down, write-up, bail-in or other provisions applicable to a particular series of debt securities required by, relating to or in connection with, applicable regulatory capital or other requirements of the Financial Services Agency of Japan, or the FSA, or other applicable regulatory authority; and

•	Any other specific terms or conditions applicable to a particular series of debt securities being offered, which shall not be inconsistent with the provisions of the relevant indenture.

The senior and dated subordinated debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to any material income tax, accounting, and other special considerations applicable to such securities.

Events of Default and Rights of Acceleration

Senior Debt Securities

The senior indenture provides holders of our senior debt securities with certain remedies if we fail to perform specific obligations, such as making payments on the senior debt securities, or if we become subject to certain bankruptcy or insolvency events. Holders of our senior debt securities should review the senior indenture and understand what constitutes an event of default and what does not.

An event of default with respect to a series of senior debt securities is defined under the senior indenture as any one or more of the following events having occurred and continuing to exist:

•	Default shall be made for more than 30 days in the payment of principal and premium, if any, or interest in respect of any of the senior debt securities of such series;

•

We shall have defaulted in the performance or observance of any covenant, condition or provision contained in the senior debt securities of such series or in the senior indenture in respect of the senior debt securities of such series for a period of 90 days after written notification requesting such default to be remedied by us shall first have been given to us by the trustee or holders of at least 25% in principal amount of the then outstanding senior debt securities of such series;

•

Except for the purposes of or pursuant to a consolidation, amalgamation, merger or reconstruction under which the continuing corporation or other person, or the corporation or other person formed as a result thereof, effectively assumes our entire obligations under the indenture in relation to the senior debt securities of such series: (a) a decree or order by any court having jurisdiction shall have been issued adjudging us bankrupt or insolvent, or approving a petition seeking our reorganization or liquidation under bankruptcy, civil rehabilitation, reorganization or insolvency law of Japan, and such decree or order shall have continued undischarged and unstayed for a period of 90 days, or a final and non-appealable order of a court of competent jurisdiction shall have been made for our winding up or dissolution or (b) we shall have initiated or consented to proceedings relating to ourselves under bankruptcy, civil rehabilitation, reorganization or insolvency law of Japan, or an effective resolution shall have been passed by us for our winding up or dissolution; or

•	Any other event of default provided for in a supplemental indenture to the senior indenture or in the applicable senior debt securities, as may be specified in the applicable prospectus supplement.

Under the senior indenture, the senior trustee shall be required to give notice by mail to the holders of the relevant series of the senior debt securities of all defaults known to the senior trustee that have occurred with respect to such series. The senior trustee shall be required to transmit the notice within 90 days of such occurrence of an event of default, or, if later, within 15 days after such event of default is notified in writing to a responsible officer of the senior trustee, unless the defaults have been cured before transmission of such notice.

The senior indenture provides that if any event of default shall occur and be continuing with respect to a series of senior debt securities, unless the principal of all the senior debt securities of such series has already become due and payable, either the senior trustee or the holders of not less than 25% in aggregate principal amount of the senior debt securities of such series then outstanding, by notice in writing to us (and to the senior trustee if given by the holders), may, and the senior trustee at the request of such holders shall (subject to the senior trustee being indemnified and/or secured to its reasonable satisfaction), declare the entire principal of all such outstanding senior debt securities of such series, together with all accrued and unpaid interest, to be due and payable immediately.

Unless stated otherwise in the applicable prospectus supplement, each holder of our senior debt securities and the senior trustee acknowledge, consent and agree (a) for a period of 30 days from and including the date upon which the Prime Minister of Japan, or the Prime Minister, confirms that any of the measures set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act of Japan, or the Deposit Insurance Act (or any successor provision thereto), or Specified Item 2 Measures (tokutei dai nigo sochi), should be applied to us, not to initiate any action to attach any assets, the attachment of which has been prohibited by designation of the Prime Minister pursuant to Article 126-16 of the Deposit Insurance Act (or any successor provision thereto) and (b) to any transfer of our assets (including shares of our subsidiaries) or liabilities, or any portions thereof, with permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), including any such transfer made pursuant to the authority of the Deposit Insurance Corporation of Japan, or the DIC, to represent and manage and dispose of our assets under Article 126-5 of the Deposit Insurance Act (or any successor provision thereto), and that any such transfer shall not constitute a sale or disposal of our properties or assets for the purpose of the restrictions described in “—Consolidation, Merger, Sale or Conveyance.” See “Item 4. Information on the Company—4.B. Business Overview—Regulations in Japan—Regulations Regarding Capital Adequacy and Liquidity—Capital Adequacy Requirement” in our annual report on Form 20-F for the fiscal year ended March 31, 2023 and the risk factors in the applicable prospectus supplement for information relating to orderly resolution procedures in Japan under the Deposit Insurance Act.

We shall, as soon as practicable after the Prime Minister has confirmed that Specified Item 2 Measures (tokutei dai nigo sochi) should be applied to us or a Japanese court has publicly announced that it has granted permission to a transfer of our assets (including shares of our subsidiaries) or liabilities, or any portions thereof, in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), deliver a written notice of such event to the senior trustee and to the holders of the senior debt securities through DTC. Any failure or delay by us to provide such written notice shall not change or delay the effect of the acknowledgement, consent and agreement described in the preceding paragraph.

Dated Subordinated Debt Securities

Unless otherwise provided for in a supplemental indenture to the dated subordinated indenture or in the applicable dated subordinated debt securities, payment of the principal of the dated subordinated debt securities may be accelerated only in the case of the occurrence and continuation of certain “Subordination Events” (as defined in the dated subordinated indenture), which are specified events relating to certain bankruptcy, reorganization, civil rehabilitation or other equivalent proceedings in respect of us. The right to accelerate a series of dated subordinated debt securities may be subject to further conditions or limitations, including the operation of any non-viability loss absorption provisions applicable to the series of dated subordinated debt securities, which shall be set forth in the applicable prospectus supplement.

The dated subordinated indenture provides that an event of acceleration will not arise upon a default by us in the payment of principal of or interest on the dated subordinated debt securities of any series or upon the default by us in the performance or observance of any covenant, condition or provision contained in the dated subordinated indenture or the dated subordinated debt securities of any series or upon the occurrence of any other event in relation to the dated subordinated debt securities of any series other than a Subordination Event.

Under the dated subordinated indenture, the dated subordinated trustee shall be required to give notice by mail to the holders of the relevant series of dated subordinated debt securities of all defaults known to the dated subordinated trustee that have occurred with respect to such series, provided that the dated subordinated trustee may, in certain limited circumstances, withhold such notice. The dated subordinated trustee shall transmit the notice within 90 days of such occurrence, unless the defaults have been cured before transmission of such notice.

Perpetual Subordinated Debt Securities

The perpetual subordinated indenture will provide that non-payment of principal of or interest on the perpetual subordinated debt securities or breach of covenants will not constitute an event of default or an event of acceleration under the perpetual subordinated indenture or the applicable perpetual subordinated debt securities or give rise to any right of the holders or the perpetual subordinated trustee to declare the principal or interest on the perpetual subordinated debt securities to be due and payable or accelerate any payment of such principal or interest, and there are no events of default or circumstances in respect of the perpetual subordinated debt securities that entitle holders or the perpetual subordinated trustee to require that the perpetual subordinated debt securities become immediately due and payable.

The perpetual subordinated indenture will provide the conditions under which holders of the perpetual subordinated debt securities will have a “Liquidation Claim” (as defined in the perpetual subordinated indenture), payment of which is subject to the subordination provisions set forth therein.

Under the perpetual subordinated indenture, the perpetual subordinated trustee shall be required to give notice by mail to holders of the relevant series of perpetual subordinated debt securities of all breaches (as defined in the perpetual subordinated indenture) known to the perpetual subordinated trustee that have occurred with respect to such series, provided that the perpetual subordinated trustee may, in certain limited circumstances, withhold such notice. The perpetual subordinated trustee shall transmit the notice within 90 days of such occurrence, unless the breaches have been cured before transmission of such notice.

Waiver of Default, Acceleration or Breach

Prior to the acceleration of the maturity of any of the debt securities, if applicable, the holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series then outstanding under the indenture relating to such debt securities (voting together as a single class) also have the right to waive any past default, event of default or event of acceleration, or “breach” (as that term is defined in the perpetual subordinated indenture), as the case may be, and its consequences, except a default or “breach” in respect of a covenant or a provision of such indenture that cannot be modified or amended without the consent of the holder of each debt security affected thereby.

Further Issuances

The indentures permit or will permit us from time to time and without the consent of the holders of the debt securities of a particular series, to create and issue additional debt securities on the same terms and conditions as the original debt securities of such series, except as to denomination, issue date, issue price and, if applicable, the date from which interest shall accrue and the date on which interest shall be first paid. Any additional debt securities issued in this manner may be consolidated and treated as a single series with the relevant series of debt securities and originally constituting such series for all purposes under the relevant indenture, provided that, in the case of senior debt securities or dated subordinated debt securities, such additional debt securities that are so consolidated must be fungible for U.S. federal income tax purposes with the outstanding debt securities of the relevant series.

We also may, without the consent of the holders of the outstanding debt securities, issue other series of debt securities in the future under the indentures on terms and conditions different from the debt securities offered hereby.

Taxation and Additional Amounts

We will make all payments of principal and interest in respect of the debt securities without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In such event, we shall pay to a holder such additional amounts as will result in the receipt by the holder of such amounts as would have been received by it had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any of the debt securities under any of the following circumstances:

•

the holder or beneficial owner of the debt securities is an individual non-resident of Japan or a non-Japanese corporation and is liable for such taxes in respect of such debt securities by reason of its having some connection with Japan other than the mere holding of such debt securities or being a person having a special relationship with us as described in Article 6, Paragraph (4) of the Special Taxation Measures Act;

•

the holder or beneficial owner of the debt securities would otherwise be exempt from any such withholding or deduction but fails to comply with any applicable requirement to provide interest recipient information or to submit a written application for tax exemption to the relevant paying agent to whom the relevant debt securities are presented (where presentation is required), or whose interest recipient information is not duly communicated through the relevant Participant (as defined below) and the relevant international clearing organization to such paying agent;

•

the holder or beneficial owner of the debt securities is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for a designated financial institution (as defined below) that complies with the requirement to provide interest recipient information or to submit a written application for tax exemption and an individual resident of Japan or a Japanese corporation that duly notifies (directly or through the relevant Participant or otherwise) the relevant paying agent of its status as not being subject to withholding or deduction by us by reason of receipt by such individual resident of Japan or Japanese corporation of interest on the relevant debt securities through a payment handling agent in Japan appointed by it);

•

the debt securities are presented for payment (where presentation is required) more than 30 days after the day on which such payment on the debt securities became due or after the full payment was provided for, whichever occurs later, except to the extent the holder thereof would have been entitled to additional amounts on presenting the same for payment on the last day of such period of 30 days;

•

the withholding or deduction is imposed on a payment pursuant to European Council Directive 2003/48/EC or any other directive amending, supplementing or implementing such Directive, or any law implementing such directives;

•

the withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities (where presentation is required) to another paying agent maintained by us;

•

the holder is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, a debt security, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, that would not have been entitled to such additional amounts had it been the holder of such debt security; or

•	any combination of the above.

No additional amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code and the U.S. Treasury regulations thereunder, or FATCA, any intergovernmental agreement entered into with respect to FATCA, or any law, regulation or other official guidance enacted or published in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement.

Where the debt securities are held through a participant of an international clearing organization or a financial intermediary, or a Participant, in order to receive payments free of withholding or deduction by us for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, if the relevant beneficial owner is an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of ours) or a Japanese financial institution falling under certain categories prescribed by the Special Taxation Measures Act, or a designated financial institution, each such beneficial owner shall, at the time of entrusting a Participant with the custody of the relevant debt securities, provide certain information prescribed by the Special Taxation Measures Act to enable the Participant to establish that such beneficial owner is exempted from the requirement for withholding or deduction of such taxes, and advise the Participant if the beneficial owner ceases to be so exempted (including the case in which a beneficial owner who is an individual non-resident of Japan or a non-Japanese corporation becomes a specially-related person of ours).

Where the debt securities are not held through a Participant, in order to receive payments free of withholding or deduction by us for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, if the relevant beneficial owner is an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of ours) or a designated financial institution falling under certain categories prescribed by the Special Taxation Measures Act, each such beneficial owner shall, prior to each time at which it receives interest, submit to the relevant paying agent a written application for tax exemption (hikazei tekiyo shinkokusho), in a form obtainable from the paying agent stating, among other things, the name and address (and, if applicable, the Japanese individual or corporation ID number) of the beneficial owner, the title of the debt securities, the relevant interest payment date, the amount of interest and the fact that the beneficial owner is qualified to submit the written application for tax exemption, together with documentary evidence regarding its identity and residence.

By subscribing to any debt securities, an investor will be deemed to have represented that it is a beneficial owner who is, (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with the issuer of the debt securities as described in Article 6, Paragraph (4) of the Special Taxation Measures Act or (ii) a Japanese financial institution, designated in Article 6, Paragraph (11) of the Special Taxation Measures Act.

We will make any required withholding or deduction and remit the full amount withheld or deducted to the Japanese taxing authority in accordance with applicable law. We will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any tax, duty, assessment, fee or other governmental charge so withheld or deducted from the Japanese taxing authority imposing such tax, duty, assessment or other governmental charge and if certified copies are not available we will use reasonable efforts to obtain other evidence, and the trustee will make such certified copies or other evidence available to the holders or beneficial owners upon reasonable request to the trustee.

If (i) subsequent to making a payment on the debt securities without withholding or deduction of Japanese taxes we are required to remit to the Japanese taxing authority any amount in respect of Japanese taxes that should have been withheld or deducted from such payment (together with any interest and penalties) due to the failure of the beneficial owner to provide accurate interest recipient information or to otherwise properly claim an exemption from Japanese taxes imposed with respect to such payment, and (ii) such beneficial owner would not have been entitled to receive additional amounts with respect to such payment had Japanese taxes been withheld from the payment when it was made, such beneficial owner (but not any subsequent beneficial owner of the debt securities) shall be required to reimburse us, in Japanese yen, for the amount remitted by us to the Japanese taxing authority.

The obligation to pay additional amounts with respect to any taxes, duties, assessments or other governmental charges shall not apply to any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment, fee or other governmental charge or any tax, duty, assessment, fee or other governmental charge which is payable otherwise than by withholding or deduction from payments of principal of or interest on the debt securities; provided that, except as otherwise set forth in the debt securities or in the relevant indenture, we will pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and other duties, if any, which may be imposed by Japan, the United States or any political subdivision or any taxing authority thereof or therein, with respect to the execution and enforcement of the relevant indenture or as a consequence of the initial issuance, execution, delivery or registration of the debt securities.

References to principal or interest in respect of the debt securities shall be deemed to include any additional amounts due which may be payable as set forth in the debt securities and the relevant indenture.

Repurchases

We, or any subsidiary of ours, may at any time but subject to prior confirmation or approval of the FSA (if such confirmation or approval is required under applicable Japanese laws or regulations then in effect) purchase any or all of the debt securities in the open market or otherwise at any price. Subject to applicable law, neither we nor any subsidiary of ours shall have any obligation to offer to purchase any debt securities held by any holder as result of our or its purchase or offer to purchase debt securities held by any other holder in the open market or otherwise. Any debt securities so repurchased by us or any subsidiary of ours and surrendered to the paying agent shall be cancelled.

Consolidation, Merger, Sale or Conveyance

The indentures provide or will provide that we may consolidate with or merge into any other person or sell or dispose of our properties and assets substantially as an entirety, whether as a single transaction or a number of transactions, related or not, to any person; provided that, among other things, such person formed by such consolidation or into which we are merged or such person who acquires our properties and assets substantially as an entirety is a joint stock company (kabushiki kaisha) incorporated and validly existing under the laws of Japan, and expressly assumes our obligations under all series of debt securities issued under the relevant indenture, and further provided that, immediately after giving effect to such transaction, no event of default, in the case of the senior debt securities, no event of acceleration, in the case of the dated subordinated debt securities, and no Bankruptcy Event (as defined in the perpetual subordinated indenture), in the case of the perpetual subordinated debt securities, shall have occurred and be continuing.

Paying Agents

Whenever we appoint a paying agent to make payments required under an indenture and the relevant series of debt securities, such paying agent will hold all sums received by it for the payment of the principal and interest on the securities in trust for the benefit of the holders of the debt securities and will make payments to such holders as provided for in the relevant indenture and the debt securities.

Indemnification of Judgment Currency

We will indemnify each holder of a debt security (other than the perpetual subordinated debt securities) and the trustee to the full extent permitted by applicable law against any loss incurred by such holder or, as the case may be, the trustee, as a result of any judgment or order being given or made for any amount due under such debt security and such judgment or order being expressed and paid in a judgment currency other than U.S. dollars and as a result of any variation as between the rate of exchange at which the U.S. dollar is converted into the judgment currency for the purpose of such judgment or order and the spot rate of exchange in The City of New York at which the trustee on the day on which final non-appealable judgment is entered is able to purchase U.S. dollars with the amount of the judgment currency actually received by the holder or, as the case may be, the trustee. This indemnification will constitute our separate and independent obligation and will continue notwithstanding any such judgment.

Satisfaction and Discharge

We may discharge all of our obligations with respect to any or all series of debt securities, other than as to transfers and exchanges, under each indenture if we shall have:

•

paid or caused to be paid, if and to the extent required, the principal of and interest on all of the debt securities of such series outstanding (other than debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture) as and when the same shall have become due and payable; or

•

delivered to the paying agent for cancellation all of the debt securities of such series theretofore authenticated (other than debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture).

Modification and Waiver

Any amendment or modification to the principal terms of the debt securities is subject to the terms of the indenture and to prior confirmation or approval of the FSA, if such confirmation or approval is required under applicable Japanese laws or regulations then in effect.

In addition, in the case of dated subordinated debt securities or perpetual subordinated debt securities, no amendment or modification which is prejudicial to any present or future creditor in respect of any Senior Indebtedness (as such term is defined with respect to the relevant series of dated subordinated debt securities or perpetual subordinated debt securities) shall be made to the subordination provision contained in the dated subordinated debt securities or perpetual subordinated indenture.

Without Consent of Holders

We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

•	cure ambiguities, defects or inconsistencies, or make or amend other provisions which shall not adversely affect the interests of the holders of the debt securities in any material respect;

•	add covenants for the protection of the holders of the debt securities;

•	establish the forms or terms of the debt securities of any series;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	evidence the assumption by a successor of the obligations of us under the debt securities and the indenture; or

•

in the case of the perpetual subordinated debt securities, remove, amend or modify the going-concern, non-viability or bankruptcy write-down provisions or the cancellation of interest payment provisions with respect to any outstanding perpetual subordinated debt securities, provided that such removal, amendment or modification does not adversely affect the interests of holders of the perpetual subordinated debt securities in any material respect or the regulatory capital treatment of the relevant series of perpetual subordinated debt securities.

With Consent of Holders

Each of us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities (voting together as a single class), may add any provisions to, or change in any manner or eliminate any of the provisions of, each indenture or modify in any manner the rights of the holders of the debt securities issued pursuant to such indenture. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of any senior debt securities or dated subordinated debt securities of any series or of any installment of principal of any such debt security;

•	reduce the principal amount thereof;

•	reduce the rate or extend the time of payment of interest thereon;

•	reduce any amount payable on redemption thereof;

•

make the principal thereof (including any amount in respect of original issue discount), or interest thereon, payable in any coin or currency other than that provided in the debt securities or in accordance with the terms thereof;

•	modify or amend any provisions for converting any currency into any other currency as provided in the debt securities or in accordance with the terms of such debt securities;

•

change our obligations, if any, to pay additional amounts established for any tax, assessment or governmental charge withheld or deducted, including any option to redeem the debt securities rather than to pay the additional amounts;

•

reduce the amount of the principal of an original issue discount security that would be due and payable upon an acceleration of the maturity of such debt security (if applicable) or the amount provable in bankruptcy, or impair or affect the right of any holders of the debt securities to institute suit for the payment thereof or, if the debt securities provide therefor, impair or affect any right of repayment at the option of the holders of the debt securities;

•

modify or amend any provisions relating to the conversion or exchange of any of the debt securities for other of our securities or for securities of other entities or for other property (or the cash value thereof), including the determination of the amount of securities or other property (or cash) into which such debt securities shall be converted or exchanged, other than as provided in the anti-dilution provisions or other similar adjustment provisions of such debt securities or otherwise in accordance with the terms of such debt securities;

•

in the case of dated subordinated debt securities or perpetual subordinated debt securities, modify or amend any provisions relating to the agreement to subordinate and the terms of subordination of the dated subordinated debt securities or perpetual subordinated debt securities of any particular series pursuant to the dated subordinated debt securities or perpetual subordinated indenture; or

•	reduce the aforesaid percentage of any of the debt securities of any particular series, the consent of the holders of such series being required for any such supplemental indenture.

Rights to Set Off by Holders

Subject to applicable law and, in the case of the dated subordinated debt securities or perpetual subordinated debt securities, in such circumstances as described in the applicable prospectus supplement, or as set forth in the applicable indenture or debt securities, each holder of our debt securities, by acceptance of any interest in the debt securities, agrees that it will not, and waives its right to, exercise, claim or plead any right of set off, compensation or retention in respect of any amount owed to it by us arising under, or in connection with, such debt securities or the applicable indenture.

Concerning the Trustee

Unless otherwise specified in connection with a particular offering of debt securities, The Bank of New York Mellon will serve as the senior trustee, the dated subordinated trustee and the perpetual subordinated trustee.

Any trustee appointed pursuant to the indentures will have and will be subject to all of the duties and responsibilities under the relevant indenture and those with respect to an indenture trustee under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The indentures provide or will provide that upon the occurrence of an event of default with respect to a series of senior debt securities (in the case of senior debt securities), an event of acceleration or a default in the payment of interest or principal with respect to a series of dated subordinated debt securities (in the case of the dated subordinated debt securities) or a breach with respect to a series of perpetual subordinated debt securities

(in the case of the perpetual subordinated debt securities), the trustee with respect to the relevant debt securities will exercise the rights and powers vested in it by the relevant indenture, using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. In the absence of such event of default, event of acceleration or default in the payment of interest or principal, or breach, the trustee need only perform those duties that are specifically set forth in the relevant indenture or are applicable pursuant to the Trust Indenture Act.

Subject to the relevant indenture and the provisions of the Trust Indenture Act, the trustee will be under no obligation to exercise any rights, trusts or powers conferred under the relevant indenture or the debt securities for the benefit of the holders of the debt securities, unless the holders have offered to the trustee indemnity and/or security reasonably satisfactory to the trustee against any loss, cost, liability or expense which might be incurred by it in exercising any such rights, trusts or powers.

The indentures contain or will contain, and the Trust Indenture Act contains, limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to serve as trustee concurrently under the senior indenture, the dated subordinated indenture and the perpetual subordinated indenture, and to engage in other transactions, provided that if it acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act), it must eliminate such conflict or resign.

The indentures provide or will provide that we will indemnify the trustee and each predecessor trustee for, and to hold it harmless against, any loss, liability or expenses arising out of or in connection with the acceptance or administration of the relevant indenture or the trusts thereunder and the performance of such party’s duties thereunder, including properly incurred costs and expenses of defending itself against or investigating any claim of liability, except to the extent such loss, liability or expense is due to the negligence or bad faith of the trustee or such predecessor trustee.

We and our subsidiaries and affiliates may maintain ordinary banking relationships and custodial facilities with any trustee or its affiliates.

Successor Trustee

The indentures provide or will provide that the trustee may resign or be removed by us, effective upon acceptance by a successor trustee of its appointment. The indentures require or will require, and the Trust Indenture Act requires, that any successor trustee shall be a corporation with a combined capital and surplus of not less than $50,000,000 and shall be a corporation, association, company or business trust organized and doing business under the laws of the United States or any jurisdiction thereof or any state or territory or of the District of Columbia. No person may accept its appointment as a successor trustee with respect to the debt securities of a series unless at the time of such acceptable such successor trustee is qualified and eligible under the relevant indenture and the applicable provisions of the Trust Indenture Act.

Repayment of Funds

The indentures provide or will provide that all monies paid by us to a trustee or paying agent for a particular series of debt securities for payment of principal of or interest on any debt security which remains unclaimed at the end of two years after such payment shall be become due and payable will be repaid to us and all liability of the trustee or paying agent with respect thereto will cease, and to the extent permitted by law, the holder of such debt security shall thereafter only look to us for any payment which such holder may be entitled to collect.

Governing Law

The indentures and the debt securities are, or will be, governed by and construed in accordance with the laws of the State of New York.

Consent to Jurisdiction and Service of Process

Under the indentures, we have irrevocably designated or will designate Sumitomo Mitsui Banking Corporation, New York Branch as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indentures or any debt securities brought in any federal or state court in The City of New York, New York, and we have irrevocably submitted or will submit to the non-exclusive jurisdiction of those courts.

Limitation on Suits

Except for the right to institute a suit for the enforcement of the payment of principal of or interest that has become due and payable on a debt security, under the indentures and the debt securities, no holder of a debt security shall have any right by virtue or availing of any provision of the relevant indenture to institute any proceeding against us with respect to the indenture or the debt security or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy thereunder, unless:

•	such holder has previously given written notice to the trustee of a continuing default (or breach in the case of perpetual subordinated debt securities) with respect to the debt security;

•

the holders of not less than 25% in principal amount of the outstanding debt securities of each affected series issued under the relevant indenture (treated as a single class) shall have made written request to the trustee to institute proceedings and such holders have offered the trustee indemnity or security reasonably satisfactory to the trustee against the costs, expenses and liabilities to be suffered or incurred;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity or security has failed to institute any such proceeding; and

•

no written direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding debt securities of each affected series under the relevant indenture (voting together as a single class).

Undertaking for Costs

The indentures provide or will provide that we and the trustee agree, and each holder of a debt security by his or her acceptance thereof shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under the relevant indenture or against the trustee for action taken, suffered or omitted by it as trustee (other than a suit instituted by the trustee, a holder or group of holders holding more than 10% in aggregate principal amount of the debt securities, or any holder for the enforcement of the payment of the principal of or interest on any debt security on or after the due date thereof), a court may in its discretion require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant.

Form, Book-entry and Transfer

Each series of debt securities will be issued in fully registered form without coupons. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or government charge payable in connection therewith.

We will cause to be maintained offices or agencies where the debt securities may be presented for registration of transfer or for exchange, each, a transfer agent.

We will cause to be kept for the debt securities a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of such debt securities and registration of transfers of such securities. We, the trustee and any agent of ours or the trustee may treat the person in whose name any debt security is registered as the absolute owner of such debt security for all purposes and none of them shall be affected by any notice to the contrary. At the option of the registered holder of a debt security, subject to the restrictions contained in the debt securities and in the relevant indenture, such debt security may be transferred or exchanged for a like aggregate principal amount of debt security of the same series of different authorized denominations, upon surrender for exchange or registration of transfer, at the trustee’s office. Any debt security surrendered for exchange or presented for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to us and the trustee, duly executed by the holder thereof or its attorney duly authorized in writing. Debt securities issued upon any such transfer will be executed by us and authenticated by or on behalf of the trustee, registered in the name of the designated transferee or transferees and delivered at the trustee’s office or mailed, at the request, risk and expense of, and to the address requested by, the designated transferee or transferees.

We may vary or terminate the appointment of any transfer agent, or appoint additional or other transfer agents or approve any change in the office through which any transfer agent acts. We will cause notice of any resignation, termination or appointment of the trustee or any transfer agent, and of any change in the office through which any transfer agent will act, to be provided to holders of the debt securities.

Global Securities

The debt securities will be initially represented by one or more global certificates in fully registered form without interest coupons, or the global securities. The global securities will be deposited upon issuance with a custodian for DTC and registered in the name of DTC or its nominee. Beneficial interests in the global securities may be held only through DTC (or any successor clearing system that holds global securities) and its participants, including Euroclear and Clearstream. Each of DTC, Euroclear and Clearstream is referred to as a depositary.

Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by the depositaries and their participants. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Accordingly, the sole holder of the debt securities represented by the global securities will at all times be DTC or its nominee (or a successor of DTC or its nominee), and voting and other consensual rights of holders of the debt securities will be exercisable by beneficial owners of the debt securities only indirectly through the rules and procedures of the depositaries from time to time in effect. Beneficial interests in the global securities may not be exchanged for definitive debt securities except in the limited circumstances described below under “—Exchanges of Global Securities for Definitive Debt Securities.”

Exchanges of Global Securities for Definitive Debt Securities

A beneficial interest in a global security may not be exchanged for a definitive debt security unless DTC notifies us that it is unwilling or unable to continue as depository for such global security or has ceased to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed within 90 days. Upon the occurrence of such event, DTC shall instruct us to transfer the debt securities to such persons as notified to it by the applicable depositary or any successor clearance and settlement system as the holders of beneficial interests therein. In all cases, definitive debt securities delivered in exchange for any global security or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of the applicable depositary (in accordance with its customary procedures). Any definitive debt security issued in exchange for an interest in a global security will bear a legend restricting transfers to those made in accordance with the restrictions set forth in the indenture.

Depositary Procedures

As long as DTC or its nominee is the registered holder of global securities, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt security represented by such global securities for all purposes under the relevant indenture and the debt security, and, accordingly, our obligations under the debt securities represented by such global securities are to DTC or its nominee, as the case may be, as the registered holder of such debt securities, and not to the holders of beneficial interests in such debt securities.

Transfer of beneficial interests in the global securities will be subject to the applicable rules and procedures of the depositaries and their respective direct or indirect participants, which may change from time to time.

DTC

DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of those participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect DTC participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of DTC participants and indirect DTC participants. DTC has also advised that, pursuant to its established procedures, upon deposit of the global securities, DTC will credit the accounts of DTC participants designated by the initial purchasers with portions of the principal amount of such global securities and ownership of such interests in the global securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to DTC participants) or by DTC participants and indirect DTC participants (with respect to other owners of beneficial interests in the global securities).

Investors in the debt securities may hold their interests therein directly through DTC if they are participants in such system, or indirectly through DTC participants. All interests in a global security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to such persons will be limited to that extent. Because DTC can act only on behalf of DTC participants, which in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having beneficial interests in global securities to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. See “—Global Securities—Exchanges of Global Securities for Definitive Debt Securities.”

Except as described above under “—Global Securities—Exchanges of Global Securities for Definitive Debt Securities,” owners of interests in global securities will not have debt securities registered in their name, will not receive physical delivery of debt securities and will not be considered the registered owners or holders thereof for any purpose.

Payments in respect of global securities registered in the name of DTC or its nominee will be payable by the paying agent for the relevant debt securities to DTC or to the order of its nominee as the registered owner of the global securities. The paying agent will treat the persons in whose names the global securities are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor any agent of ours has or will have any responsibility or liability for any aspect of DTC’s records or any DTC participant’s or indirect DTC participant’s records relating to or payments made on account of beneficial ownership interests in the global securities, or for maintaining, supervising or reviewing any of DTC’s records or any DTC participant’s or indirect DTC participant’s records relating to the beneficial ownership interests in global securities or any other matter relating to the actions and practices of DTC or any of DTC participants or indirect DTC participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the debt securities, is to credit the accounts of the relevant DTC participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the DTC participants and the indirect DTC participants to the beneficial owners of debt securities will be governed by standing instructions and customary practices, will be the responsibility of the DTC participants or the indirect DTC participants and will not be the responsibility of DTC or us. We and the relevant paying agent may conclusively rely upon and will be protected in relying upon instructions from DTC or its nominee for all purposes.

Interests in the global securities will trade in DTC’s Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and DTC participants. Transfers between DTC participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more DTC participants to whose account with DTC interests in the debt securities are credited. However, DTC reserves the right to exchange the global securities for legended definitive debt securities and to distribute such legended debt securities to DTC participants.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global securities among DTC participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC, DTC participants or indirect DTC participants of their respective obligations under the rules and procedures governing their operations.

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation. All operations are conducted by Euroclear Bank, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not with Euroclear Clearance Systems. Euroclear Clearance Systems establishes policies for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is licensed, regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with Euroclear are governed by the terms and conditions governing use of, and the related operating procedures of, Euroclear and applicable Belgian law, which are referred to collectively as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, and withdrawals of securities and cash from Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under the terms and conditions only on behalf of Euroclear participants and has no record of, or relationship with, persons holding through Euroclear participants.

Clearstream

Clearstream is incorporated as a bank under Luxembourg law. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thus eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. In the United States, Clearstream participants are limited to securities brokers and dealers. Clearstream participants may include the initial purchasers. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream.

Transfers among DTC, Clearstream and Euroclear

Transfers between DTC participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between persons holding, directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the relevant European depositary; however, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the relevant European depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the European depositaries.

Because of time zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a person that does not hold the debt securities through Euroclear or Clearstream will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Limitation on Responsibilities

Although the foregoing sets out the procedures of the depositaries established in order to facilitate the transfer of interests in the global securities among their participants, none of the depositaries is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

DTC, Euroclear and Clearstream have no knowledge of the actual beneficial owners of interests in a global security. DTC’s records reflect only the identity of the DTC participants to whose accounts those global securities are credited, which may or may not be the beneficial owners of interests in a global security. Similarly, the records of Euroclear and Clearstream reflect only the identity of the Euroclear or Clearstream participants to whose accounts global securities are credited, which also may or may not be the beneficial owners of interests in a global security. DTC, Euroclear and Clearstream participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Neither we nor any underwriters of our debt securities, nor any of our or their respective agents will have any responsibility for the performance by any depositary or their respective participants of their respective obligations under the rules and procedures governing their operations.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

TAXATION

The material Japanese tax and U.S. federal income tax consequences relating to the purchase and ownership of the securities offered by this prospectus will be set forth in the applicable prospectus supplement.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the debt securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and/or Section 4975 of the Code prohibit ERISA Plans, as well as plans and other arrangements (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” of such Plans with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, any underwriters, the trustee or our or their affiliates (collectively, the “Sellers”) may be Parties in Interest with respect to many Plans. Where any of the Sellers is a Party in Interest with respect to a Plan, the purchase and holding of debt securities (including any interest in a debt security) by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of debt securities. Those class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of debt securities and related lending transactions, provided that neither we, any underwriters nor any of our or their affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). Each of the above noted exemptions contains conditions and limitations on its application. Fiduciaries of Plans considering acquiring and/or holding debt securities in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that any of these or any other statutory or class exemptions will be available with respect to any particular transaction involving debt securities.

Governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (collectively, “Non-ERISA Arrangements”), are not subject to the fiduciary or prohibited transaction rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Therefore, fiduciaries of Non-ERISA Arrangements should consult with their counsel regarding the potential consequences of an investment in debt securities under any applicable Similar Laws before acquiring any debt securities.

Each purchaser and subsequent transferee of a debt security (including any interest in a debt security) pursuant to an applicable prospectus supplement, including any fiduciary purchasing a debt security (or interest therein) on behalf of a Plan or a Non-ERISA Arrangement, will be deemed to have represented, in its corporate and its fiduciary capacity, that either (i) it is not acquiring or holding debt securities with the assets of a Plan or Non-ERISA Arrangement or (ii) its acquisition, holding and subsequent disposition of debt securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Law.

Each purchaser and holder of debt securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of debt securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any debt securities to any Plan or Non-ERISA Arrangement is in no respect a representation by the Sellers or their representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Neither this discussion nor anything in this prospectus or any applicable prospectus supplement is or is intended to be investment advice directed at any potential purchaser that is a Plan or Non-ERISA Arrangement, or at such purchasers and holders generally, and such purchasers and holders should consult and rely on their counsel and advisors as to whether an investment in debt securities is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We may offer the debt securities described in this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by ourselves directly;

•	through agents;

•	through one or more special purpose entities;

•	through an exchange distribution in accordance with the rules of the applicable exchange;

•	through a combination of any of these methods of sale.

The prospectus supplement relating to an offering of debt securities will set forth the terms of the offering, including:

•	a description of the transaction and the debt securities to be offered;

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the debt securities and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the debt securities may be listed.

Any public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in an offering of the debt securities, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase debt securities that are offered unless specified conditions are satisfied, and, unless otherwise set forth in the prospectus supplement, if the underwriters do purchase any debt securities, they will purchase all securities that are offered.

If SMBC Nikko Securities America, Inc. or any other broker-dealer affiliate of ours participates in the distribution of our securities, the offering will be conducted in accordance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority’s rules or any successor provisions.

In connection with underwritten offerings of the debt securities offered by this prospectus and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities offered by this prospectus at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the debt securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities or to continue these activities if commenced.

If dealers are utilized in the sale of debt securities offered by this prospectus, we will sell the debt securities to the dealers as principals. The dealers may then resell the debt securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Debt securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements or omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or affiliates in the ordinary course of business.

Each series of debt securities offered by this prospectus will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in the offered debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities offered by this prospectus may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for any debt securities offered by this prospectus.

MARKET-MAKING ACTIVITIES

This prospectus and any of our prospectus supplements may be used by the Broker-Dealer Affiliates, including SMBC Nikko Securities America, Inc., in connection with offers and sales of the debt securities in market-making transactions. In market-making transactions, a Broker-Dealer Affiliate may resell debt securities it acquires from other holders, after the initial offering and sale of the debt securities. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, a Broker-Dealer Affiliate may act as principal or agent and may receive compensation in the form of discounts and commissions from both the purchaser and seller. We do not expect to receive any proceeds from market-making transactions. We do not expect that any Broker-Dealer Affiliate, including SMBC Nikko Securities America, Inc., will pay any proceeds from market-making resales to us.

The Broker-Dealer Affiliates, including SMBC Nikko Securities America, Inc., are under no obligation to engage in market-making transactions and may discontinue any market-making activities at any time without any notice.

SMBC Nikko Securities America, Inc. is a member of the Financial Industry Regulatory Authority, Inc., or FINRA, and may participate in distributions of the debt securities referenced on the cover page of this prospectus. Accordingly, the participation of SMBC Nikko Securities America, Inc. in the offerings of such debt securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or an agent informs you in your confirmation of sale that your debt security is being purchased in its original offering and sale, you may assume that you are purchasing your debt security in a market-making transaction.

EXPERTS

The consolidated financial statements of Sumitomo Mitsui Financial Group, Inc. as of March 31, 2022 and 2023 and for each of the years in the three-year period ended March 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2023 have been incorporated herein by reference to our annual report on Form 20-F for the fiscal year ended March 31, 2023 in reliance upon the reports of KPMG AZSA LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG AZSA LLC’s address is 1-2 Tsukudo-cho, Shinjuku-ku, Tokyo 162-8551, Japan.

LEGAL MATTERS

The validity of the offered securities with respect to United States federal law and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, our United States counsel. Nagashima Ohno & Tsunematsu, our Japanese counsel, will pass upon certain legal matters as to Japanese law for us. Simpson Thacher & Bartlett LLP, United States counsel to any underwriters, dealers or agents, will pass upon certain legal matters as to United States federal law and New York State law for them.

ENFORCEMENT OF CIVIL LIABILITIES

We are a joint stock company with limited liability (kabushiki kaisha) incorporated under the laws of Japan. Most or all of our directors and corporate executive officers are non-residents of the United States and all or a substantial portion of our assets and the assets of these non-resident persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon us or such non-resident persons, or to enforce against any of us judgments obtained in U.S. courts predicated upon the civil liability provisions of the U.S. federal or state securities laws. We have been advised by Nagashima Ohno & Tsunematsu, our Japanese counsel, that there is doubt as to the enforceability in Japan, in original actions or in actions brought before Japanese courts for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the U.S. federal or state securities laws.

Our agent for service of process is Sumitomo Mitsui Banking Corporation, New York Branch.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. We are subject to the information requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual reports, special reports and other information with the SEC.

The SEC maintains an internet site at https://www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC.

We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the

Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue interim press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by us or as may be otherwise required.

Our American Depositary Shares are listed on the New York Stock Exchange under the trading symbol “SMFG.”

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference:

•	our annual report on Form 20-F for the fiscal year ended March 31, 2023, filed on June 29, 2023 (File Number 001-34919); and

•	our report on Form 6-K furnished to the SEC on December 22, 2023, which includes our unaudited interim IFRS consolidated financial results for the six-month period ended September 30, 2023.

All subsequent reports filed by us pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus. In addition, any Form 6-K subsequently submitted to the SEC specifying that it is being incorporated by reference into this prospectus shall be deemed to be incorporated by reference. Documents incorporated by reference shall become a part of this prospectus on the respective dates the documents are filed or furnished with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any document that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. You may request a copy of these documents by writing or telephoning us at:

Sumitomo Mitsui Financial Group, Inc.

1-2, Marunouchi 1-chome, Chiyoda-ku

Tokyo 100-0005 Japan

Attention: Investor Relations Department

Fax: +81-3-4333-9861

Except as described above, no other information is incorporated by reference in this prospectus, including, without limitation, information on our internet site at https://www.smfg.co.jp.

OUR PRINCIPAL EXECUTIVE OFFICE

Sumitomo Mitsui Financial Group, Inc.

1-2, Marunouchi 1-chome

Chiyoda-ku, Tokyo 100-0005, Japan

TRUSTEE, PAYING AGENT,

TRANSFER AGENT,

REGISTRAR AND CALCULATION AGENT FOR THE NOTES

The Bank of New York Mellon

240 Greenwich Street, New York, NY 10286

United States of America

OUR LEGAL ADVISORS

as to U.S. law	as to Japanese law
Davis Polk & Wardwell LLP Izumi Garden Tower, 33rd Floor 6-1, Roppongi 1-chome Minato-ku, Tokyo 106-6033, Japan	Nagashima Ohno & Tsunematsu JP Tower 7-2, Marunouchi 2-chome Chiyoda-ku, Tokyo 100-7036, Japan

LEGAL ADVISORS TO THE UNDERWRITERS

as to U.S. law

Simpson Thacher & Bartlett LLP

Ark Hills Sengokuyama Mori Tower

9-10, Roppongi 1-chome

Minato-ku, Tokyo 106-0032, Japan

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG AZSA LLC

1-2, Tsukudo-cho

Shinjuku-ku, Tokyo 162-8551, Japan

Sumitomo Mitsui Financial Group, Inc.

U.S.$1,250,000,000 6.450% Perpetual Subordinated Notes

PROSPECTUS SUPPLEMENT

SMBC NIKKO

Goldman Sachs & Co. LLC

BofA Securities

Citigroup

J.P. Morgan

Nomura

BNP PARIBAS

Daiwa Capital Markets

HSBC

Barclays

UBS Investment Bank